As filed with the Securities and Exchange Commission on July 2, 2018

Registration No. 333-225521

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO THE

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST INTERSTATE BANCSYSTEM, INC.

(Exact name of registrant as specified in its charter)

Montana	6022	81-0331430
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

401 North 31st Street

Billings, Montana 59116

(406) 255-5390

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kevin P. Riley

President and Chief Executive Officer

401 North 31st Street

Billings, Montana 59116

(406) 255-5390

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Lawrence M.F. Spaccasi, Esq. Scott A. Brown, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 Phone: (202) 274-2000	Kirk D. Jensen, Esq. Executive Vice President, General Counsel and Corporate Secretary First Interstate BancSystem, Inc. 401 North 31st Street Billings, Montana 59116 Phone: (406) 255-5390	Michael D. Currin, Esq. Richard A. Repp, Esq. Witherspoon Kelley 422 W. Riverside Avenue, Suite 1100 Spokane, Washington 99201 Phone: (509) 624-5265

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, no par value per share	3,982,842 shares(1)	N/A	$168,576,102(2)	$20,988(3)

(1)	Represents the estimated maximum number of shares of First Interstate BancSystem, Inc. (“First Interstate”) Class A common stock estimated to be issuable upon the completion of the merger of described herein. This number is based on the product of (a) the number of shares of Northwest Bancorporation, Inc. (“Northwest”) common stock outstanding (including shares reserved for issuance under existing warrants), and (b) 0.516, which represents the amount of First Interstate Class A common stock that Northwest stockholders will be entitled to receive in exchange for each such share of Northwest common stock, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 25, 2018, by and between First Interstate and Northwest, which is attached to the proxy statement/prospectus as Annex A.
(2)	The proposed maximum aggregate offering price of First Interstate’s Class A common stock was calculated based upon the market value of shares of Northwest common stock in accordance with Rules 457(c) and 457(f) under the Securities Act as follows: (i) the product of (A) $21.84, the average of the high and low sales prices of the common stock of Northwest on June 4, 2018 and (B) 7,718,686, the estimated maximum number of shares of Northwest common stock that may be exchanged for the merger consideration (including shares reserved for issuance under existing warrants).
(3)	Registration fee was previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to the shares of First Interstate BancSystem, Inc. Class A common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted before the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful before registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS,

SUBJECT TO COMPLETION, DATED JULY 2, 2018

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Northwest Bancorporation, Inc. Shareholder:

On April 25, 2018, First Interstate BancSystem, Inc. (which we refer to as “First Interstate”) and Northwest Bancorporation, Inc. (which we refer to as “Northwest”) entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) under which Northwest will merge with and into First Interstate, with First Interstate remaining as the surviving entity. This transaction is referred to in this document as the “merger.” Following the merger, Inland Northwest Bank, the wholly-owned subsidiary of Northwest, will merge with and into First Interstate Bank, the wholly-owned subsidiary of First Interstate, with First Interstate Bank as the surviving entity. This transaction is referred to in this document as the “bank merger.” Before we complete the merger, the shareholders of Northwest must approve the merger agreement.

If the merger is completed, Northwest shareholders will be entitled to receive, for each share of Northwest common stock they own, 0.516 shares of First Interstate Class A common stock. The maximum number of shares of First Interstate Class A common stock estimated to be issuable upon completion of the merger is 3,982,842. Based on First Interstate’s closing price of $40.10 on April 25, 2018, which was the last trading date preceding the public announcement of the proposed merger, each share of Northwest common stock exchanged for 0.516 shares of First Interstate Class A common stock would have a value of $20.69, or approximately $159.7 million in the aggregate. Based on First Interstate’s closing price of $42.40 on June 27, 2018, which is the most recent practicable trading day before the printing of this document, each share of Northwest common stock exchanged for 0.516 shares of First Interstate Class A common stock would have a value of $21.88. The common stock of First Interstate trades on the Nasdaq Global Select Market under the symbol “FIBK.” The common stock of Northwest is quoted on the OTC Market’s Pink Marketplace under the symbol “NBCT.” The market price of both First Interstate Class A common stock and Northwest common stock will fluctuate before the completion of the merger; therefore, you are urged to obtain current market quotations for First Interstate Class A common stock and Northwest common stock.

Although the number of shares of First Interstate Class A common stock that holders of Northwest common stock will be entitled to receive is fixed, the market value of the stock consideration will fluctuate with the market price of First Interstate Class A common stock and will not be known at the time Northwest shareholders vote on the merger. However, Northwest has the right to terminate the merger agreement if, at any time during a five-day period commencing on the fifth day before closing, the average closing price of First Interstate Class A common stock over the 20 consecutive trading days ending on and including the fifth day before closing (1) is less than $32.00 and (2) underperforms the KBW Regional Banking Index by more than 20% during the same time period. If Northwest elects to exercise this termination right, then First Interstate has the option to increase the exchange ratio to a level that would eliminate the effects of the two requirements of this termination right.

The affirmative vote of two-thirds of the outstanding shares of Northwest common stock is required to approve the merger agreement. Northwest shareholders will vote to adopt the merger agreement at a special meeting of shareholders to be held at 5:00 p.m., local time, on August 14, 2018 at the Airway Heights branch of Inland Northwest Bank located at 11917 West Sunset Highway, Airway Heights, Washington.

Northwest’s board of directors unanimously recommends that Northwest shareholders vote “FOR” the adoption of the merger agreement.

This document contains information that you should consider in evaluating the proposed merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 14 for a discussion of certain risk factors relating to the merger. You can also obtain information about First Interstate from documents filed with the Securities and Exchange Commission.

We look forward to seeing you at the shareholders meeting and we appreciate your continued support.

Russell A. Lee
President and Chief Executive Officer
Northwest Bancorporation, Inc.

The shares of First Interstate Class A common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association and are not insured by the FDIC or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this document or the First Interstate Class A common stock to be issued in the merger, or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is [●], 2018, and it is first being mailed or otherwise delivered to shareholders of Northwest on or about [●], 2018.

ABOUT THIS DOCUMENT

This proxy statement/prospectus, which we refer to as “this document,” which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (which we refer to as the “SEC”) by First Interstate, constitutes a prospectus of First Interstate with respect to the shares of First Interstate Class A common stock to be issued to Northwest shareholders, as required by the merger agreement. This document also constitutes a proxy statement and a notice of meeting with respect to the special meeting of shareholders of Northwest.

You should rely only on the information contained in this document. No one has been authorized to provide you with information that is different from the information contained in this document. This document is dated [●], 2018. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to Northwest shareholders nor the issuance by First Interstate of its common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding First Interstate has been provided by First Interstate and information contained in this document regarding Northwest has been provided by Northwest.

NORTHWEST BANCORPORATION, INC.

421 West Riverside Avenue, Suite 113

Spokane, Washington 99201

Notice of Special Meeting of Shareholders to be held August 14, 2018

To the Shareholders of Northwest:

Northwest will hold a special meeting of shareholders (which we refer to as the “Northwest special meeting”) at 5:00 p.m., local time, on August 14, 2018, at the Airway Heights Branch of Inland Northwest Bank located at 11917 West Sunset Highway, Airway Heights, Washington, to consider and vote on the following matters:

1.	a proposal to approve the merger agreement, dated as of April 25, 2018, by and between First Interstate BancSystem, Inc. and Northwest Bancorporation, Inc. and the merger, pursuant to which Northwest will merge with and into First Interstate. A copy of the merger agreement is included as Annex A to the accompanying proxy statement/prospectus; and

2.	a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement (which we refer to as the “Northwest adjournment proposal”).

Both of these items are described in more detail in the accompanying proxy statement/prospectus and its annexes. We urge you to read these materials carefully and in their entirety. The enclosed document forms a part of this notice.

Northwest’s board of directors unanimously recommends that Northwest shareholders vote “FOR” both of the proposals.

Northwest shareholders of record as of the close of business on June 27, 2018 are entitled to notice of, and to vote at, the Northwest special meeting and any adjournments or postponements of the Northwest special meeting.

Northwest shareholders have the right to dissent from the merger and obtain payment of the cash appraisal fair value of their Northwest shares under applicable provisions of Washington law. A copy of the provisions regarding dissenters’ rights is attached as Annex B to the accompanying proxy statement/prospectus. For details of your dissenter’s rights and how to exercise them, please see the discussion under “Description of the Merger—Dissenters’ Rights of Appraisal.”

Your vote is very important. Your proxy is being solicited by Northwest’s board of directors. For the proposed merger to be completed, the proposal to approve the merger agreement must be approved by the affirmative vote of two-thirds of the outstanding shares of Northwest common stock. The Northwest adjournment proposal will be approved if a majority of the votes cast on such proposal at the Northwest special meeting are voted in favor of such proposal.

Whether or not you plan to attend the Northwest special meeting, we urge you to vote. Shareholders of record may vote:

•	By internet – access www.investorvote.com/nbct and follow the on-screen instructions;

•	By telephone – call 1-800-652-VOTE (8683) and follow the instructions;

•	By mail – complete, sign, date and mail your proxy card in the envelope provided as soon as possible; or

•	In person – vote your shares in person by attending the Northwest special meeting.

If you hold your stock in “street name” through a banker or broker, please follow the instructions on the voting instruction card furnished by the record holder.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor, Laurel Hill Advisory Group, toll free at (888) 742-1305.

By Order of the Board of Directors,

Leilani T. McKernan
Corporate Secretary

Spokane, Washington

[●], 2018

REFERENCES TO AVAILABLE INFORMATION

This document incorporates important business and financial information about First Interstate from documents filed with the SEC that have not been included in or delivered with this document. You may read and copy these documents at the SEC’s public reference room located at 100 F Street, NE, Washington, DC 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, NE, Washington, DC 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. See “Where You Can Find More Information” on page 93.

You also may request orally or in writing copies of these documents at no cost by contacting First Interstate at the following address:

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, Montana 59101

Attention: Kirk D. Jensen, General Counsel

Telephone: (406) 255-5304

If you are a Northwest shareholder and would like to request documents from First Interstate, please do so by August 7, 2018 to receive them before the Northwest special meeting.

STOCK OWNERSHIP OF NORTHWEST	91
LEGAL MATTERS	93
EXPERTS	93
WHERE YOU CAN FIND MORE INFORMATION	93

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE NORTHWEST SPECIAL MEETING

The following are answers to certain questions that you may have regarding the merger and the Northwest special meeting. We urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in this document.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A.	You are receiving this document because you are a shareholder of Northwest as of June 27, 2018, the record date for the Northwest special meeting. This document is being used by the board of directors of Northwest to solicit proxies of the Northwest shareholders about the approval of the merger agreement and related matters. This document also serves as the prospectus for shares of First Interstate Class A common stock to be issued in exchange for shares of Northwest common stock in the merger.

To approve the merger agreement, Northwest has called a special meeting of its shareholders (which we refer to as the “Northwest special meeting”). This document also serves as a notice of the Northwest special meeting, and describes the proposals to be presented at the Northwest special meeting.

You should read this document carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	WHAT AM I BEING ASKED TO VOTE ON?

A:	You are being asked to vote on the approval of a merger agreement that provides for the merger of Northwest with and into First Interstate. You are also being asked to vote on a proposal to adjourn the shareholder meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the meeting to approve the merger agreement (which we refer to as the “Northwest adjournment proposal”).

Q:	WHAT VOTE DOES NORTHWEST’S BOARD OF DIRECTORS RECOMMEND?

A:	Northwest’s board of directors has determined that the proposed merger is in the best interests of Northwest shareholders, has unanimously approved the merger agreement and unanimously recommends that Northwest shareholders vote “FOR” the approval of the merger agreement and “FOR” the Northwest adjournment proposal. See the section entitled “Description of the Merger—Northwest’s Reasons for the Merger and Recommendation of the Board of Directors” beginning on page 33 of this document.

Q:	WHAT WILL NORTHWEST SHAREHOLDERS RECEIVE IN THE MERGER?

A:	If the merger is completed, Northwest shareholders will receive 0.516 shares of First Interstate Class A common stock (which we refer to as the “merger consideration”) for each share of Northwest common stock held immediately before the merger. First Interstate will not issue any fractional shares of First Interstate Class A common stock in the merger. First Interstate will pay to each former Northwest shareholder who holds fractional shares an amount in cash determined by multiplying the average of the closing sale prices of First Interstate Class A common stock for the 20 consecutive trading days ending on and including the fifth day preceding the closing date of the merger, which we refer to as the “average closing price,” by the fraction of a share (rounded to the nearest cent) of First Interstate Class A common stock that such shareholder would otherwise be entitled to receive.

Q:	HOW WILL THE MERGER AFFECT NORTHWEST EQUITY AWARDS?

A:	Northwest equity awards will be affected as follows:

Stock Purchase Warrants: At the effective time of the merger, each warrant to purchase shares of Northwest common stock outstanding immediately before the effective time of the merger, whether or not vested, will be canceled and, upon First Interstate’s receipt of a warrant termination agreement from the holder, exchanged for a cash payment equal to the product of (1) the number of shares of Northwest common stock subject to the warrant multiplied by (2) the amount by which the product of the average closing price and the exchange ratio exceeds the exercise price of such warrant, less applicable withholding taxes.

Restricted Stock Awards: At the effective time of the merger, each outstanding share of restricted stock will vest and be converted into the right to receive 0.516 shares of First Interstate Class A common stock.

Q:	WHAT EQUITY STAKE WILL NORTHWEST SHAREHOLDERS HOLD IN FIRST INTERSTATE IMMEDIATELY FOLLOWING THE MERGER?

A:	Immediately following completion of the merger, Northwest shareholders will own approximately 10.2% of the outstanding shares of First Interstate Class A common stock and 6.4% of the aggregate outstanding shares of First Interstate Class A common stock and First Interstate Class B common stock, which we refer to collectively in this document as “First Interstate common stock,” which equates to 2.6% of the voting power of First Interstate common stock.

Q:	WHAT HAPPENS IF I AM ELIGIBLE TO RECEIVE A FRACTION OF A SHARE OF FIRST INTERSTATE CLASS A COMMON STOCK AS PART OF THE MERGER CONSIDERATION?

A:	If the aggregate number of shares of First Interstate Class A common stock that you are entitled to receive as part of the merger consideration includes a fraction of a share of First Interstate Class A common stock, you will receive cash instead of that fractional share. See the section entitled “Description of the Merger—Consideration to be Received in the Merger” beginning on page 30 of this document.

Q:	HOW DO NORTHWEST SHAREHOLDERS EXCHANGE THEIR STOCK CERTIFICATES?

A:	Shortly after the merger, First Interstate’s exchange agent will send instructions to you on how and where to surrender your Northwest stock certificates after the merger is completed. Please do not send your Northwest stock certificates with your proxy card.

Q:	ARE NORTHWEST’S SHAREHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:	Yes. If you vote against the merger, and take certain other actions required by Washington law, you will have dissenter’s rights under RCW 23B.13.010 - 23B.13.310. Exercise of these rights will result in the purchase of your shares at “fair value,” as determined in accordance with Washington law. Please read the section entitled “Description of the Merger—Dissenters’ Rights of Appraisal” on page 74 of this document for additional information.

Q:	IS COMPLETION OF THE MERGER SUBJECT TO ANY CONDITIONS BESIDES SHAREHOLDER APPROVAL?

A:	Yes. The merger must receive the required regulatory approvals, and there are other customary closing conditions that must be satisfied. For more information about the conditions to the completion of the merger, see “Description of the Merger—Conditions to Completing the Merger” on page 63 of this document.

Q:	WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A:	We will complete the merger as soon as possible. Before that happens, the merger agreement must be approved by Northwest’s shareholders and we must obtain the necessary regulatory approvals, among other conditions. Assuming timely receipt of regulatory and shareholder approvals, we expect to complete the merger late in the third quarter or early in the fourth quarter of 2018.

Q:	ARE THERE RISKS THAT I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE TO APPROVE THE MERGER AGREEMENT?

A:	Yes. You should consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 14 of this document.

Q:	WHAT VOTE IS REQUIRED TO APPROVE THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING?

A:	The proposal to approve the merger agreement must be approved by the affirmative vote of two-thirds of the outstanding shares of Northwest common stock. Consequently, abstentions and broker non-votes with respect to the merger agreement will effectively act as votes “AGAINST” such proposal.

Approval of the Northwest adjournment proposal requires that the votes cast in favor of the proposal exceed the votes cast against. Abstentions and broker non-votes will not affect the outcome of the Northwest adjournment proposal.

Q:	WHAT IS THE QUORUM REQUIREMENT FOR THE SPECIAL MEETING?

A:	The presence at the Northwest special meeting, in person or by proxy, of shareholders representing a majority of the outstanding shares of Northwest common stock will constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for purposes of determining the presence of a quorum.

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:	The Northwest special meeting is scheduled to take place at the Airway Heights Branch of Inland Northwest Bank located at 11917 West Sunset Highway, Airway Heights, Washington, at 5:00 p.m., local time, on August 14, 2018.

Q:	WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A:	Holders of shares of Northwest common stock at the close of business on June 27, 2018 are entitled to vote at the Northwest special meeting. As of the record date, 7,267,205 shares of Northwest common stock were outstanding and entitled to vote.

Q:	IF I PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, SHOULD I STILL RETURN MY PROXY?

A:	Yes. Whether or not you plan to attend the special meeting, you should promptly submit your proxy so that your shares will be voted at the special meeting. The failure of a shareholder to vote in person or by proxy will have the same effect as a vote “AGAINST” the merger agreement.

Q:	WHAT DO I NEED TO DO NOW TO VOTE MY SHARES OF COMMON STOCK?

A:	If you are a “shareholder of record,” you can vote your shares as follows:

•	via internet at www.investorvote.com/nbct;

•	via telephone by calling 1-800-652-VOTE (8683);

•	by completing and returning the proxy card that is enclosed; or

•	by voting in person at the special meeting.

Please refer to the specific instructions set forth on the proxy card. We encourage you to vote via the internet or by telephone.

Q:	HOW CAN I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY?

A:	You may change your vote at any time before your proxy is voted at the special meeting by: (1) filing with the Corporate Secretary a duly executed revocation of proxy; (2) submitting a new proxy card with a later date; (3) voting again via the internet or by telephone; or (4) voting in person at the meeting (your attendance at the meeting will not by itself revoke your proxy). The Northwest Corporate Secretary’s mailing address is 421 West Riverside Avenue, Suite 113, Spokane, Washington 99201.

If you hold your shares of Northwest common stock in “street name” through a bank or broker, you should contact your bank or broker to change your vote or revoke your proxy.

Your last vote will be the vote that is counted.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE AUTOMATICALLY VOTE MY SHARES FOR ME?

A:	No. Your broker, bank or other nominee will not be able to vote your shares of common stock on the proposal to approve the merger agreement or on the other proposals unless you provide instructions on how to vote. Please instruct your broker, bank or other nominee how to vote your shares, following the directions that your broker, bank or other nominee provides. If you do not provide instructions to your broker, bank or other nominee, your shares will not be voted, and this will have the effect of voting “AGAINST” the merger agreement. Please review the instructions from your broker, bank or other nominee to see if your broker, bank or other nominee offers telephone or internet voting.

Q:	WHAT ARE THE DEADLINES FOR VOTING?

A:	You may: (1) vote by mail at any time before the meeting as long as your proxy is received before the time of the special meeting; or (2) vote by internet or telephone by 1:00 a.m., Pacific Time, on August 14, 2018.

If your shares are held in “street name,” you must vote your shares according to the voting instructions form by the deadline set by your broker, bank or other nominee.

Q:	WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO NORTHWEST SHAREHOLDERS?

A:	It is a condition to the completion of the merger that First Interstate and Northwest receive written opinions from their respective counsel to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to in this document as the “Internal Revenue Code.” Subject to the limitations and qualifications described in the section entitled “Description of the Merger—Material U.S. Federal Income Tax Consequences of the Merger,” if you are a United States holder of Northwest common stock, generally you will not recognize any gain or loss with respect to the exchange of shares of Northwest common stock for shares of First Interstate Class A common stock in the merger. However, Northwest shareholders generally will recognize gain or loss with respect to cash received instead of fractional shares of First Interstate Class A common stock that the Northwest shareholders would otherwise be entitled to receive.

You should read “Description of the Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 56 of this document for more information about the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	IF I AM A NORTHWEST SHAREHOLDER, SHOULD I SEND IN MY NORTHWEST STOCK CERTIFICATES NOW?

A:	No. Please do not send in your Northwest stock certificates with your proxy. Promptly following the completion of the merger, an exchange agent will send you instructions for exchanging Northwest stock certificates for the merger consideration. See “Description of the Merger—Surrender of Stock Certificates” beginning on page 55.

Q:	WHAT SHOULD I DO IF I HOLD MY SHARES OF NORTHWEST COMMON STOCK IN BOOK-ENTRY FORM?

A:	You are not required to take any additional actions if your shares of Northwest common stock are held in book-entry form. Promptly following the completion of the merger, shares of Northwest common stock held in book-entry form automatically will be exchanged for shares of First Interstate Class A common stock in book-entry form and cash to be paid in exchange for fractional shares, if any.

Q:	WHOM MAY I CONTACT IF I CANNOT LOCATE MY NORTHWEST STOCK CERTIFICATE(S)?

A:	If you are unable to locate your original Northwest stock certificate(s), you should contact Computershare Trust Company, N.A., Northwest’s transfer agent, at (800) 368-5948.

Q:	WHO CAN ANSWER MY OTHER QUESTIONS?

A:	If you have more questions about the merger, the shareholder meeting or how to submit your proxy, or if you need additional copies of this document or a proxy card you should contact:

Laurel Hill Advisory Group

2 Robbins Lane, Suite 201

Jericho, New York 11753

Banks and Brokers: call (516) 933-3100

All Others: call toll free (888) 742-1305

SUMMARY

This summary highlights selected information in this document and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the annexes and the documents attached to or incorporated by reference into this document.

The Companies

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, Montana 59101

(406) 255-5304

First Interstate, a Montana corporation, is a bank holding company headquartered in Billings, Montana. It is the parent company of First Interstate Bank, a Montana-chartered bank. First Interstate Bank is a community bank operating over 120 banking offices, including online and mobile banking services, throughout Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. First Interstate Class A common stock is listed on The Nasdaq Global Select Market under the symbol “FIBK.” At March 31, 2018, First Interstate had total assets of $12.27 billion, total deposits of $10.0 billion and shareholders’ equity of $1.43 billion.

Northwest Bancorporation, Inc.

421 West Riverside Avenue, Suite 113

Spokane, Washington 99201

(509) 456-8888

Northwest, a Washington corporation, is a bank holding company headquartered in Spokane, Washington. It is the parent company of Inland Northwest Bank, a Washington-chartered community bank that currently operates 20 offices across Washington, Idaho, and Oregon. Northwest’s stock is quoted on the OTC Market’s Pink Marketplace under the symbol “NBCT.” At March 31, 2018, Northwest had total assets of $826.8 million, total deposits of $721.0 million and shareholders’ equity of $81.7 million.

Background of the Merger (page 30)

Increased legislative and regulatory scrutiny of the financial services industry in recent years, as well as the ongoing consolidation in the financial services industry, have affected financial institutions generally and Northwest, in particular. As part of its ongoing consideration and evaluation of Northwest’s long-term prospects and strategies, Northwest’s board of directors and management have been carefully considering all options to grow Northwest in an effort to remain competitive.

After considering Northwest’s options and a number of factors including the competitive and economic environment, the board of directors determined that an acquisition by First Interstate was Northwest’s best option to realize reasonable value for Northwest’s shareholders in the current challenging banking market.

For more information about the background of the merger we recommend you read the section of this document entitled “Description of the Merger—Background of the Merger.”

Northwest’s Reasons for the Merger and Recommendation of the Board of Directors (page 33)

In evaluating whether to adopt the merger agreement, the Northwest board of directors determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Northwest’s shareholders. In making this determination, Northwest’s directors consulted with Northwest’s management and its financial and legal advisors, and considered a number of factors.

These factors are discussed under the heading “Description of the Merger—Northwest’s Reasons for the Merger and Recommendation of the Board of Directors.” After reviewing such factors, the Northwest board of directors unanimously determined that the merger and the transactions contemplated thereby are fair to, and in the best interests of, Northwest’s shareholders and unanimously recommended and continues to recommend that Northwest’s shareholders vote “FOR” the merger agreement at the Northwest special meeting.

In addition, the Northwest board of directors unanimously recommends that Northwest shareholders vote “FOR” the Northwest adjournment proposal.

Special Meeting of Northwest Shareholders; Required Vote (page 25)

The Northwest special meeting is scheduled to be held at the Airway Heights Branch of Inland Northwest Bank located at 11917 West Sunset Highway, Airway Heights, Washington, at 5:00 p.m., local time, on August 14, 2018. At the Northwest special meeting, Northwest shareholders will be asked to vote on a proposal to approve the merger agreement by and between Northwest and First Interstate. Northwest shareholders may also be asked to approve the Northwest adjournment proposal if there are not sufficient votes at the Northwest special meeting to approve the merger agreement.

Only Northwest shareholders of record as of the close of business on June 27, 2018 are entitled to notice of, and to vote at, the Northwest special meeting and any adjournments or postponements of the meeting.

Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Northwest common stock entitled to vote. Approval of the Northwest adjournment proposal requires the affirmative vote of a majority of the votes cast by the Northwest shareholders at the Northwest special meeting. As of June 27, 2018, the record date for the Northwest special meeting, there were 7,267,205 shares of Northwest common stock outstanding and entitled to vote. The directors and executive officers of Northwest, as a group, beneficially owned 1,959,387 shares of Northwest common stock, not including shares that may be acquired upon the exercise of stock purchase warrants, representing approximately 27.0% of the outstanding shares of Northwest common stock as of the record date.

Each of the directors and certain executive officers of Northwest, solely in their individual capacity as a Northwest shareholder, have entered into a separate voting agreement with First Interstate, pursuant to which each such Northwest director or executive officer has agreed to vote in favor of the merger agreement.

The Merger and the Merger Agreement (page 30)

The merger of Northwest with and into First Interstate is governed by the merger agreement. The merger agreement provides that if all of the conditions are satisfied or waived, Northwest will be merged with and into First Interstate, with First Interstate as the surviving entity. We encourage you to read the merger agreement, which is included as Annex A to this document.

What Northwest Shareholders Will Receive in the Merger (page 30)

If the merger is completed, Northwest shareholders will receive 0.516 shares (such number being referred to as the “exchange ratio”) of First Interstate Class A common stock for each share of Northwest common stock held immediately before the merger. First Interstate will not issue any fractional shares of First Interstate Class A common stock in the merger. First Interstate will pay to each former Northwest shareholder who holds fractional shares an amount in cash determined by multiplying the average of the closing sale prices of First Interstate Class A common stock for the 20 consecutive trading days ending on and including the fifth day preceding the closing date of the merger by the fraction of a share (rounded to the nearest cent) of First Interstate Class A common stock that such shareholder would otherwise be entitled to receive.

Based on First Interstate’s closing price of $40.10 on April 25, 2018, which was the last trading date preceding the public announcement of the proposed merger, each share of Northwest common stock exchanged for 0.516 shares of First Interstate Class A common stock would have a value of $20.69. Based on the deemed value per share to Northwest shareholders and assuming an aggregate of 7,518,686 shares of Northwest common stock outstanding and 200,000 warrants outstanding with a weighted average exercise price of $7.25 per shares, the aggregate merger consideration to holders of Northwest common stock and warrants was approximately $158.2 million on April 25, 2018. Based on First Interstate’s closing price of $42.40 on June 27, 2018, which is the most recent practicable trading day before the printing of this document, each share of Northwest common stock exchanged for 0.516 shares of First Interstate Class A common stock would have a value of $21.88. The common stock of First Interstate trades on the Nasdaq Global Select Market under the symbol “FIBK.” The common stock of Northwest is quoted on the OTC Market’s Pink Marketplace under the symbol “NBCT.” The market price of both First Interstate Class A common stock and Northwest common stock will fluctuate before the completion of the merger; therefore, you are urged to obtain current market quotations for First Interstate Class A common stock and Northwest common stock.

Market Price and Share Information (page 90)

The following table shows the closing price per share of First Interstate Class A common stock, the closing price per share of Northwest common stock and the equivalent price per share of Northwest common stock, giving effect to the merger, on April 25, 2018, which is the last day on which shares of each of First Interstate Class A common stock and Northwest common stock traded preceding the public announcement of the proposed merger, and on June 27, 2018, the most recent practicable date before the mailing of this document. The implied value of one share of Northwest common stock is computed by multiplying the price of a share of First Interstate Class A common stock by the 0.516 exchange ratio. See “Description of the Merger—Consideration to be Received in the Merger.”

	First Interstate Common Stock	Northwest Common Stock	Implied Value of One Share of Northwest Common Stock
April 25, 2018	$40.10	$14.00	$20.69
June 27, 2018	$42.40	$21.30	$21.88

Treatment of Northwest Equity Awards (page 55)

At the effective time of the merger, each warrant to purchase shares of Northwest common stock outstanding immediately before the effective time of the merger, whether or not vested, will be canceled and, upon First Interstate’s receipt of a warrant termination agreement from the holder, exchanged for a cash payment equal to the product of (1) the number of shares of Northwest common stock subject to the warrant multiplied by (2) the amount by which the product of the average closing price and the exchange ratio exceeds the exercise price of such option, less applicable withholding taxes.

At the effective time of the merger, each outstanding share of restricted stock will vest and be converted into the right to receive 0.516 shares of First Interstate Class A common stock.

D.A. Davidson’s Opinion to Northwest Bancorporation, Inc.’s Board of Directors (page 35)

On April 25, 2018, the Northwest board of directors received an opinion from its financial advisor, D.A. Davidson & Co. (which we refer to as “D.A. Davidson”), to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by D.A. Davidson as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Northwest common stock. Subsequent changes in the operations and prospects of Northwest or First Interstate, general market and economic conditions and other factors that may be beyond the control of Northwest or First Interstate may significantly alter the value of Northwest or First Interstate or the prices of Northwest common stock or First Interstate Class A common stock by the time the merger is completed. Because Northwest does not anticipate asking D.A. Davidson to update its opinion, the opinion will not address the fairness of the exchange ratio from a financial point of view at the time the merger is completed or as of any other date other than the date of such opinion.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by D.A. Davidson in preparing the opinion.

D.A. Davidson’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Northwest board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to the holders of Northwest common stock. It did not address, among other things as set forth in D.A. Davidson’s opinion, the underlying business decision of the Northwest board of directors to engage in the merger or enter into the merger agreement or constitute a recommendation to the Northwest board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Northwest common stock as to how to vote in connection with the merger or any other matter.

For a description of the opinion that the Northwest board of directors received from D.A. Davidson, please refer to the section entitled “Description of the Merger—D.A. Davidson’s Opinion to Northwest’s Board of Directors.”

Interests of Certain Persons in the Merger that are Different from Yours (page 59)

In considering the information contained in this document, you should be aware that Northwest’s executive officers have employment and other compensation agreements or plans that give them financial interests in the merger that are different from, or in addition to, the interests of Northwest shareholders generally. The Northwest board of directors was aware of these interests at the time it approved the merger agreement. These interests include, among other things:

•	employment agreements between Inland Northwest Bank and each of Russell A. Lee, President and Chief Executive Officer of Northwest, Holly A. Poquette, Executive Vice President and Chief Financial Officer of Northwest, Chad R. Burchard, Executive Vice President and Chief Banking Officer of Northwest and two other officers of Northwest that provide for cash severance payments if the executive’s employment is voluntarily terminated or involuntarily terminated without cause within two years following a change in control and during the term of the employment agreement;

•	change in control agreements between Inland Northwest Bank and three officers that each provide for cash severance payments if the officer’s employment is voluntarily terminated for good reason or involuntarily terminated without cause within one year following a change in control and during the term of the change in control agreement;

•	the acceleration of vesting of all outstanding Northwest restricted stock awards, which will be exchanged for the merger consideration;

•	settlement agreements that First Interstate, First Interstate Bank, Northwest and Inland Northwest Bank entered into with each of Mr. Lee and Ms. Poquette, concurrent with the execution of the merger agreement, in full satisfaction of their rights under their employment agreements;

•	a non-competition agreement and a consulting and release agreement that First Interstate Bank entered into with Russell A. Lee concurrent with the execution of the merger agreement;

•	the continued employment of Russell A. Lee, President and Chief Executive Officer of Northwest, as First Interstate Bank’s Executive Vice President of Special Projects;

•	the continued employment of Holly A. Poquette, Executive Vice President and Chief Financial Officer, for up to six months to facilitate the integration of Inland Northwest Bank with First Interstate Bank; and

•	the rights of Northwest officers and directors under the merger agreement to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies.

Northwest Shareholders Dissenters’ Rights (page 74)

Under Washington law, Northwest shareholders have the right to dissent from the merger and receive cash for the fair value of their shares of Northwest common stock. A shareholder electing to dissent must strictly comply with all the procedures required by Washington law. These procedures are described later in this document, and a copy of the relevant statutory provisions is attached as Annex B. For more information on dissenters’ rights, see “Description of the Merger—Dissenters’ Rights of Appraisal.”

Regulatory Matters Relating to the Merger (page 58)

Under the terms of the merger agreement, the bank merger cannot be completed unless it is first approved by the Board of Governors of the Federal Reserve System, which we refer to in this document as the “Federal Reserve Board,” the Montana Division of Banking and Financial Institutions, which we refer to in this document as the “Montana Division,” and the Washington State Department of Financial Institutions, which we refer to in this document as the “Washington Department.” First Interstate has filed the required applications. While First Interstate does not know of any reason why it would not obtain the approvals in a timely manner, First Interstate cannot be certain when or if it will receive the regulatory approvals.

Conditions to Completing the Merger (page 63)

The completion of the merger is subject to the fulfillment of a number of customary closing conditions, including:

•	approval of the merger agreement by Northwest shareholders;

•	receipt of all required regulatory approvals, consents or waivers and the expiration of all statutory waiting periods;

•	the absence of any order, decree, injunction, statute, rule or regulation that prevents the consummation of the merger or the bank merger or that makes completion of the merger or the bank merger illegal;

•	receipt of consent of all third parties whose consent is required to consummate the merger, except where failure to obtain such consent would not have a material adverse effect on First Interstate;

•	effectiveness of the registration statement of which this document is a part;

•	authorization for listing on the Nasdaq Stock Market of the shares of First Interstate Class A common stock to be issued in the merger;

•	receipt by each of First Interstate and Northwest of an opinion from their respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	subject to the materiality standards provided in the merger agreement, the continued accuracy of the representations and warranties of First Interstate and Northwest in the merger agreement;

•	performance in all material respects by each of First Interstate and Northwest of its respective obligations under the merger agreement, unless waived by the other party;

•	the absence of any material adverse effect with respect to First Interstate or Northwest since the date of the merger agreement;

•	none of the regulatory approvals containing any materially burdensome conditions; and

•	not more than 10% of the outstanding shares of Northwest common stock have exercised dissenters’ rights.

Terminating the Merger Agreement (page 72)

The merger agreement may be terminated by mutual written consent of First Interstate and Northwest at any time before the completion of the merger. Additionally, subject to conditions and circumstances described in the merger agreement, either First Interstate or Northwest may terminate the merger agreement if, among other things, any of the following occur:

•	Northwest shareholders do not approve the merger agreement at the Northwest special meeting (in the case of Northwest terminating, only if Northwest has complied with certain obligations, including calling the Northwest special meeting and recommending that the Northwest shareholders approve the merger);

•	any required regulatory approval has been denied and such denial has become final and non-appealable, or a governmental authority or court has issued a final, unappealable order prohibiting consummation of the transactions contemplated by the merger agreement;

•	the merger has not been consummated by January 31, 2019, unless the failure to complete the merger by that time was due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements provided in the merger agreement; or

•	there is a breach by the other party of any covenant or agreement contained in the merger agreement, or any representation or warranty of the other party becomes untrue, in each case such that the conditions to closing would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within 30 days after the giving of written notice to such party of such breach.

First Interstate may also terminate the merger agreement if Northwest breaches its obligations in any material respect regarding the solicitation of other acquisition proposals or submission of the merger agreement to Northwest’s shareholders or if the Northwest board of directors does not publicly recommend in this document that Northwest shareholders approve the merger agreement or withdraws or revises its recommendation in a manner adverse to First Interstate.

Northwest may also terminate the merger agreement:

•	before adoption and approval of the merger agreement by its shareholders, to enter into an agreement with respect to a superior proposal to be acquired by a third party, but only if Northwest’s board of directors has determined in good faith based on the advice of legal counsel that failure to take such action would cause the Northwest board of directors to violate its fiduciary duties and Northwest has not breached its obligations regarding the solicitation of other acquisition proposals; and

•	within the five-day period commencing with the fifth day before the closing date of the merger (which we refer to as the “determination date”), if both of the following conditions have been satisfied:

•	the average daily closing sale prices of a share of First Interstate Class A common stock as reported on the Nasdaq Global Select Market for the 20 consecutive trading days ending on and including the determination date is less than $32.00 (80% of the closing sale price of First Interstate Class A common stock on the last trading date before the date of the first public announcement of the merger agreement); and

•	First Interstate Class A common stock underperforms the KBW Regional Banking Index by more than 20% during the same period.

However, if Northwest chooses to exercise this termination right, First Interstate has the option, within five days of receipt of notice from Northwest, to adjust the merger consideration and prevent termination under this provision.

Termination Fee (page 73)

Under certain circumstances described in the merger agreement in connection with the termination of the merger agreement, including circumstances involving alternative acquisition proposals with respect to Northwest and changes in the recommendation of the Northwest board of directors to its shareholders, Northwest will owe First Interstate a $5.1 million termination fee. See “Description of the Merger—Termination Fee” for a description of the circumstances under which the termination fee is payable. The termination fee could discourage other companies from seeking to acquire Northwest.

Accounting Treatment of the Merger (page 56)

The merger will be accounted for using the acquisition method in accordance with U.S. generally accepted accounting principles.

Comparison of Rights of Shareholders (page 81)

When the merger is completed, Northwest shareholders will receive shares of First Interstate Class A common stock and become First Interstate shareholders with their rights governed by Montana law and by First Interstate’s amended and restated articles of incorporation and bylaws. The rights of Northwest shareholders will change as a result of the merger due to differences in First Interstate’s and Northwest’s governing documents. See “Comparison of Rights of Shareholders” for a summary of the material differences between the respective rights of Northwest shareholders and First Interstate shareholders.

Material U.S. Federal Income Tax Consequences of the Merger (page 56)

The merger is intended to qualify for U.S federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, U.S. holders of Northwest common stock generally will not recognize any gain or loss on the exchange of shares of Northwest common stock for shares of First Interstate Class A common stock. However, a U.S. holder of Northwest common stock generally will recognize gain or loss with respect to cash received instead of a fractional share of First Interstate Class A common stock that a U.S. holder would otherwise be entitled to receive.

This tax treatment may not apply to all Northwest shareholders. Determining the actual tax consequences of the merger to you can be complicated and will depend on your particular circumstances. Northwest shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each shareholder.

To review the tax consequences of the merger to Northwest shareholders in greater detail, please see the section “Description of the Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Risk Factors (page 14)

You should consider all the information contained in or incorporated by reference into this document in deciding how to vote for the proposals presented in the document. In particular, you should consider the factors described under “Risk Factors.”

RISK FACTORS

In deciding how to vote, you should consider carefully all of the information included in this document and its annexes, all of the information incorporated by reference into the document and the risk factors identified by First Interstate with respect to First Interstate’s operations included in its filings with the SEC, including First Interstate’s Annual Report on Form 10-K for the year ended December 31, 2017. See “Where You Can Find More Information.” In addition, you should consider the following risk factors.

Risks Related to the Merger

Because the price of First Interstate Class A common stock will fluctuate, Northwest shareholders cannot be certain of the market value of the merger consideration.

Upon the completion of the merger, each share of Northwest common stock outstanding immediately before the completion of the merger will be converted into the right to receive 0.516 shares of First Interstate Class A common stock. The market value of the merger consideration may vary from the closing price of First Interstate Class A common stock on the date the execution of the merger agreement was announced, on the date that this document was mailed to Northwest shareholders, on the date of the Northwest special meeting and on the date the merger is completed. The market price of First Interstate Class A common stock may fluctuate as a result of a variety of factors, including general market and economic conditions, changes in First Interstate’s business, operations and prospects, and regulatory considerations. Therefore, at the time of the Northwest special meeting, Northwest shareholders will not know or be able to calculate the market value of the First Interstate Class A common stock they will receive upon completion of the merger. For example, based on the range of closing prices of First Interstate Class A common stock during the period from April 25, 2018, the last trading day before public announcement of the merger, through June 27, 2018, the last practicable date before the date of this document, the merger consideration represented a market value ranging from a low of $20.90 to a high of $23.09 for each share of Northwest common stock. You should obtain current market quotations for shares of First Interstate Class A common stock and Northwest common stock. See “Market Price and Dividend Information” on page 90 for ranges of historic market prices of First Interstate Class A common stock and Northwest common stock.

The price of First Interstate Class A common stock might decrease after the merger.

Upon completion of the merger, holders of Northwest common stock will become shareholders of First Interstate. First Interstate Class A common stock could decline in value after the merger. For example, during the twelve-month period ending on June 27, 2018 (the most recent practicable date before the printing of this document), the closing price of First Interstate Class A common stock varied from a low of $33.65 to a high of $44.75 and ended that period at $42.40. The market value of First Interstate Class A common stock fluctuates based upon general market conditions, First Interstate’s business, operations and prospects and other factors. Further, the market price of First Interstate Class A common stock after the merger may be affected by factors different from those currently affecting the common stock of First Interstate or Northwest. The businesses of Northwest and First Interstate differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of Northwest and First Interstate. For a discussion of the business of First Interstate and of certain factors to consider in connection with its business, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information” beginning on page 93.

Northwest and First Interstate will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effects of the merger on employees and customers may have an adverse effect on Northwest or First Interstate. These uncertainties may impair Northwest’s or First Interstate’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that interact with Northwest or First Interstate to seek to change existing business relationships with Northwest or First Interstate. Retention of certain employees by Northwest or First Interstate may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration, or a desire not to remain with Northwest or First Interstate, Northwest’s business or First Interstate’s business could be harmed. In addition, subject to certain exceptions, Northwest has agreed to operate its business in the ordinary course before closing, which may prevent it from pursuing certain growth opportunities. See “Description of the Merger—Conduct of Business Before the Merger” for a description of the restrictive covenants applicable to Northwest and First Interstate.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of First Interstate and Northwest.

There can be no assurance that the merger will be completed. If the merger is not completed, the ongoing businesses of First Interstate and Northwest may be adversely affected and First Interstate and Northwest will be subject to a number of risks, including the following:

•	First Interstate and Northwest will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor, proxy solicitation and printing fees;

•	under the merger agreement, First Interstate and Northwest are subject to certain restrictions on the conduct of their respective businesses before completing the merger, which may adversely affect their ability to execute certain of its business strategies if the merger is terminated; and

•	matters relating to the merger may require substantial commitments of time and resources by First Interstate and Northwest management, which could otherwise have been devoted to other opportunities that may have been beneficial to First Interstate and Northwest as independent companies.

In addition, if the merger is not completed, First Interstate and/or Northwest may experience negative reactions from the financial markets and from their respective customers and employees. First Interstate and/or Northwest also could be subject to litigation related to any failure to complete the merger or to proceedings commenced by First Interstate or Northwest against the other seeking damages or to compel the other to perform its obligations under the merger agreement. These factors and similar risks could have an adverse effect on the results of operation, business and stock prices of First Interstate and Northwest.

First Interstate may be unable to successfully integrate Northwest’s operations or retain Northwest’s employees, which could adversely affect the combined company.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include, among other things: integrating personnel with diverse business backgrounds; combining different corporate cultures; and retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the business and the loss of key personnel. The integration of the two companies will substantially benefit from the experience and expertise of certain key employees of Northwest who are expected to be retained by First Interstate. First Interstate may not be successful in retaining these employees for the time period necessary to successfully integrate Northwest’s operations with those of First Interstate. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business and results of operations of First Interstate following the merger.

Additionally, First Interstate may not be able to successfully achieve the level of cost savings, revenue enhancements and other synergies that it expects, and may not be able to capitalize upon the existing customer relationships of Northwest to the extent anticipated, or it may take longer, or be more difficult or expensive than expected, to achieve these goals. These matters could have an adverse effect on First Interstate’s business, results of operation and stock price.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Northwest.

Until the completion of the merger, with some exceptions, Northwest is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiry or proposal that may lead to an acquisition proposal, such as a merger or other business combination transactions, with any person other than First Interstate. In addition, Northwest has agreed to pay a $5.1 million termination fee to First Interstate in specified circumstances. These provisions could discourage other companies that may have an interest in acquiring Northwest from considering or proposing such an acquisition even though those other companies might be willing to offer greater value to Northwest’s shareholders than First Interstate has offered in the merger. The payment of the termination fee would also have a material adverse effect on Northwest’s financial condition and results of operations.

Certain of Northwest’s directors and officers have interests that are different from, or in addition to, interests of Northwest shareholders generally.

Certain directors and officers of Northwest have interests in the merger that are different from, or in addition to, the interests of Northwest shareholders generally. These include: (1) employment and change in control agreements for certain directors and officers of Northwest and Inland Northwest Bank that provide for cash severance payments upon a termination without cause or a termination generally with good reason following the completion of the merger; (2) the acceleration of vesting of all outstanding restricted stock awards; (3) settlement agreements entered into with each of Russell A. Lee, President and Chief Executive Officer of Northwest, and Holly A. Poquette, Executive Vice President and Chief Financial Officer of Northwest, concurrent with the execution of the merger agreement; (4) a non-competition agreement and a consulting and release agreement entered into with Mr. Lee concurrent with the execution of the merger agreement; (5) continued employment of Mr. Lee as First Interstate Bank’s Executive Vice President of Special Projects; (6) continued employment of Ms. Poquette for up to six months to facilitate the integration of Inland Northwest Bank with First Interstate Bank; and (7) provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of Northwest for events occurring before the merger. For a more detailed discussion of these interests, see “Description of the Merger—Interests of Certain Persons in the Merger that are Different from Yours” beginning on page 59.

Northwest shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined organization.

First Interstate shareholders and Northwest shareholders each currently have the right to vote in the election of their respective board of directors and on various other matters affecting their respective company. Upon the completion of the merger, Northwest’s shareholders will become shareholders of First Interstate with a percentage ownership of the combined organization that is substantially smaller than such shareholders’ percentage ownership of Northwest.

The reduced voting power of Northwest shareholders is further effected by the two classes of common stock that First Interstate maintains. First Interstate Class B common stock is entitled to five votes per share, while shares of First Interstate Class A common stock, which is what will be issued to Northwest shareholders, are entitled to one vote per share. As of June 27, 2018, members of the Scott family held 362,124 shares of First Interstate Class A common stock and 21,721,123 shares of First Interstate Class B common stock and, therefore, controlled in excess of 72.9% of the voting power of First Interstate’s outstanding common stock. As a result, the Scott family will be able to exert a significant degree of influence or actual control over First Interstate’s management and affairs and over matters requiring shareholder approval, including the election of directors, a merger, consolidation or sale of all or substantially all of First Interstate’s assets and any other significant transaction. This concentrated control will limit Northwest shareholders’ future ability to influence corporate matters, and the interests of the Scott family may not always coincide with First Interstate’s interests or your interests.

The fairness opinion to the board of directors Northwest rendered on the date of the signing of the merger agreement does not reflect any changes in circumstances after the date of such fairness opinions.

D.A. Davidson delivered to the board of directors of Northwest its opinion on April 25, 2018. The opinion does not reflect changes that may occur or may have occurred after the date of such opinion, including changes to the operations and prospects of First Interstate or Northwest, changes in general market and economic conditions or regulatory or other factors that may materially alter or affect the value of First Interstate Class A common stock or Northwest common stock. The opinion speaks only as of the date on which it was rendered and not as of the date of this document or any other date.

There is no assurance when or even if the merger will be completed.

Completion of the merger is subject to satisfaction or waiver of a number of conditions. See “Description of the Merger—Conditions to Completing the Merger” beginning on page 63. There can be no assurance that First Interstate and Northwest will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived.

First Interstate and Northwest can agree at any time to terminate the merger agreement, even if Northwest shareholders have already voted to approve the merger agreement. First Interstate and Northwest can also terminate the merger agreement under other specified circumstances.

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger and the bank merger may be completed, First Interstate and Northwest must obtain approvals from the Federal Reserve Board, the Montana Division and the Washington Department. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger.

The shares of First Interstate Class A common stock to be received by Northwest shareholders as a result of the merger will have different rights from the shares of Northwest common stock.

Upon completion of the merger, Northwest shareholders will become First Interstate shareholders. Their rights as shareholders Class A common stock will be governed by Montana corporate law and the amended and restated articles of incorporation and bylaws of First Interstate. The rights associated with Northwest common stock are governed by Washington law and the articles of incorporation and bylaws of Northwest and are different from the rights associated with First Interstate Class A common stock. See the section of this document entitled “Comparison of Rights of Shareholders” beginning on page 81 for a discussion of the different rights associated with First Interstate Class A common stock.

Goodwill incurred in the merger may negatively affect First Interstate’s financial condition.

To the extent that the merger consideration, consisting of shares of First Interstate Class A common stock to be issued in the merger, exceeds the fair value of the net assets, including identifiable intangibles of Northwest, that amount will be reported as goodwill by First Interstate. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. A failure to realize expected benefits of the merger could adversely impact the carrying value of the goodwill recognized in the merger, and in turn negatively affect First Interstate’s financial condition.

Risks Relating to First Interstate’s Business

You should read and consider risk factors specific to First Interstate’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in First Interstate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in other documents incorporated by reference into this document. Please see the section entitled “Where You Can Find More Information” beginning on page 93 of this document for the location of information incorporated by reference into this document.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this document are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving First Interstate’s or Northwest’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “projections,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the merger or the bank merger, including future financial and operating results of First Interstate, Northwest or the combined company following the merger, the combined company’s plans, objectives, expectations and intentions, cost savings and/or revenue enhancements to be achieved in the merger, the expected timing of the completion of the merger, financing plans and the availability of capital, the likelihood of success and impact of litigation and other statements that are not historical facts. These statements are only predictions based on First Interstate’s and Northwest’s current expectations and projections about future events. There are important factors that could cause First Interstate’s and Northwest’s actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described in the section entitled “Risk Factors” beginning on page 14.

These forward-looking statements are subject to numerous assumptions, risks, and uncertainties that change over time. In addition to factors previously disclosed in First Interstate’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements:

•	the inability to close the merger and the bank merger in a timely manner;

•	the failure of Northwest shareholders to approve the merger agreement;

•	failure to obtain applicable regulatory approvals and meet other closing conditions to the merger on the expected terms and schedule;

•	the potential impact of announcement or consummation of the proposed merger with Northwest on relationships with third parties, including customers, employees, and competitors;

•	business disruption following the merger;

•	difficulties and delays in integrating the First Interstate and Northwest businesses or fully realizing cost savings and other benefits;

•	First Interstate’s potential exposure to unknown or contingent liabilities of Northwest;

•	the challenges of integrating, retaining, and hiring key personnel;

•	failure to attract new customers and retain existing customers in the manner anticipated;

•	the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;

•	any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;

•	changes in First Interstate’s stock price before closing;

•	operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which First Interstate and Northwest are highly dependent;

•	changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as the “Dodd-Frank Act,” and other changes pertaining to banking, securities, taxation, rent regulation and housing, financial accounting and reporting, environmental protection, and insurance, and the ability to comply with such changes in a timely manner;

•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve Board;

•	changes in interest rates, which may affect First Interstate’s or Northwest’s net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of First Interstate’s or Northwest’s assets, including its investment securities;

•	changes to the federal tax code;

•	the imposition of tariffs or other domestic or international governmental policies impacting the value of the agricultural or other products of the borrowers of First Interstate or Northwest;

•	changes in accounting principles, policies, practices, or guidelines;

•	changes in First Interstate’s credit ratings or in First Interstate’s ability to access the capital markets;

•	natural disasters, war, or terrorist activities; and

•	other economic, competitive, governmental, regulatory, technological, and geopolitical factors affecting First Interstate’s or Northwest’s operations, pricing, and services.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond First Interstate’s or Northwest’s control.

Annualized, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

For any forward-looking statements made in this document or in any documents incorporated by reference into this document, First Interstate and Northwest claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of the applicable document incorporated by reference in this document. Except to the extent required by applicable law, neither First Interstate nor Northwest undertake to update forward-looking statements to reflect facts, circumstances, assumptions, or events that occur after the date the forward-looking statements are made. All written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to First Interstate, Northwest, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

The following tables present selected historical financial information for First Interstate and for Northwest at and for the dates indicated. The following information is only a summary and not necessarily indicative of the results of future operations of First Interstate, Northwest or the combined company. This information has been derived in part from and should be read in conjunction with the audited consolidated financial statements of First Interstate, which are incorporated by reference into this document. The financial information for First Interstate at December 31, 2017 and 2016 and for the three years ended December 31, 2017 should be read in connection with the audited consolidated financial statements and related notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2017. The financial information for First Interstate for the three months ended March 31, 2018 and 2017 should be read in connection with the unaudited financial statements and notes thereto included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2018. The results of operations for the three months ended March 31, 2018 are not necessarily indicative of the operating results for the year ending December 31, 2018 or for any other period. See “Where You Can Find More Information” on page  93.

Selected Consolidated Historical Financial Data of First Interstate

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(Dollars in thousands, except per share amounts)
FINANCIAL CONDITION DATA
Total assets	$12,273,435	$9,061,234	$12,213,255	$9,063,895	$8,728,196	$8,609,936	$7,564,651
Cash and cash equivalents	744,225	807,952	758,986	782,023	780,457	798,670	534,827
Investment securities	2,742,932	2,148,559	2,693,206	2,124,468	2,057,505	2,287,110	2,151,543
Net loans	7,573,297	5,323,548	7,542,208	5,402,330	5,169,379	4,823,243	4,259,514
Securities sold under repurchase agreements	633,800	587,570	642,961	537,556	510,635	502,250	457,437
Deposits	10,025,855	7,300,179	9,934,871	7,376,110	7,088,937	7,006,212	6,133,750
Long-term debt	15,719	27,994	13,126	27,970	27,885	38,067	36,917
Subordinated debentures	82,477	82,477	82,477	82,477	82,477	82,477	82,477
Total shareholders’ equity	1,432,353	1,001,596	1,427,616	982,593	950,493	908,924	801,581
OPERATING DATA
Net interest income	$99,800	$68,893	$349,843	$279,765	$264,363	$248,461	$236,967
Provision (credit) for loan losses	2,050	1,730	11,053	9,991	6,822	(6,622)	(6,125)
Non-interest income	35,156	29,107	141,753	136,496	121,515	111,835	113,024
Non-interest expense	85,865	63,693	323,821	261,011	248,599	236,435	220,724
Income tax expense	10,349	9,451	50,201	49,623	43,662	45,214	46,566
Net income	36,692	23,126	106,521	95,636	86,795	84,401	86,136
COMMON SHARE DATA
Basic earnings per share	$0.65	$0.52	$2.07	$2.15	$1.92	$1.89	$1.98
Diluted earnings per share	0.65	0.51	2.05	2.13	1.90	1.87	1.96
Dividends per share	0.28	0.24	0.96	0.88	0.80	0.64	0.41
Book value per share (1)	25.26	22.19	25.28	21.87	20.92	19.85	18.15
Outstanding shares (basic)	56,241,201	44,680,258	51,429,366	44,511,774	45,184,091	44,615,060	43,566,681
Outstanding shares (diluted)	56,652,178	45,238,908	51,903,209	44,910,396	45,646,418	45,210,561	44,044,602
KEY OPERATING RATIOS
Return on average assets	1.22%	1.05%	0.98%	1.10%	1.02%	1.06%	1.16%
Return on average common equity	10.34	9.48	8.57	9.93	9.37	9.86	11.05
Interest rate spread	3.64	3.40	3.54	3.50	3.39	3.41	3.44
Net interest margin (2)	3.75	3.49	3.64	3.57	3.46	3.49	3.54
Average shareholders’ equity to average assets	11.83	11.07	11.45	11.04	10.87	10.77	10.49
Dividend payout ratio (3)	43.08	46.15	46.38	40.93	41.65	33.83	20.71
Efficiency ratio (4)	62.32	64.35	64.77	61.88	63.55	65.24	63.43

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Allowance for loan losses to total loans	0.96%	1.41%	0.95%	1.39%	1.46%	1.52%	1.96%
Non-performing loans to total loans (5)	0.87	1.47	0.95	1.40	1.37	1.32	2.22
Non-performing assets to total assets (6)	0.63	0.98	0.68	0.96	0.90	0.91	1.48
Allowance for loan losses to non-performing loans	110.03	96.33	99.40	99.52	106.71	114.58	88.28
Net charge-offs to average loans	0.04	0.13	0.23	0.20	0.08	0.10	0.21
CAPITAL RATIOS
Total risk-based capital ratio	12.93	14.94	12.76	15.13	15.36	16.15	16.75
Tier 1 risk-based capital ratio	12.09	13.75	11.93	13.89	13.99	14.52	14.93
Leverage ratio	9.07	10.09	8.86	10.11	10.12	9.61	10.08
Common equity tier 1 risk-based	11.17	12.50	11.04	12.65	12.69	13.08	13.31

(1)	Book value equals common shareholders’ equity per share.
(2)	Net interest margin is presented on a fully taxable equivalent basis.
(3)	Dividend payout ratio represents dividends per common share divided by basic earnings per common share.
(4)	Efficiency ratio represents non-interest expense less amortization of intangible assets, divided by the aggregate of net interest income and non-interest income.
(5)	Non-performing loans include non-accrual loans and loans past due 90 days or more and still accruing interest.
(6)	Non-performing assets include non-accrual loans, loans past due 90 days or more and still accruing interest and other real estate owned.

Selected Consolidated Historical Financial Data of Northwest

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(Dollars in thousands, except per share amounts)
FINANCIAL CONDITION DATA
Total assets	$826,836	$641,655	$826,774	$636,528	$610,802	$421,807	$394,203
Cash and cash equivalents	79,824	87,515	55,941	80,082	60,981	19,717	18,736
Investment securities	39,297	22,796	41,458	25,328	34,242	40,287	51,706
Net loans	661,474	494,210	682,220	490,816	477,336	336,421	296,938
Deposits	721,038	552,064	722,622	548,421	525,885	358,680	320,624
Total shareholders’ equity	81,725	67,120	79,865	66,055	60,876	38,713	34,957
OPERATING DATA
Net interest income	$8,861	$6,044	$30,235	$24,948	$18,829	$15,504	$15,377
Provision for loan losses	211	203	1,136	363	220	267	1,500
Non-interest income	1,072	1,078	5,124	4,729	3,992	3,516	4,440
Non-interest expense	7,026	5,462	27,226	21,830	18,101	14,067	14,726
Income tax expense	548	487	2,868	2,413	1,440	1,426	318
Net income	2,148	970	4,129	5,071	3,060	3,260	3,273
Net income applicable to common shares	2,148	970	4,129	5,071	3,060	3,260	2,599
COMMON SHARE DATA
Basic earnings per share	$0.30	$0.15	$0.61	$0.79	$0.62	$0.79	$0.82
Diluted earnings per share	0.29	0.15	0.59	0.78	0.61	0.78	0.81
Dividends per share	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Book value per share (1)	11.25	10.45	11.04	10.29	9.56	9.31	8.49
Outstanding shares (basic)	7,254,079	6,420,161	6,794,669	6,382,048	4,910,233	4,122,863	3,152,160
Outstanding shares (diluted)	7,446,454	6,594,681	6,982,182	6,511,253	4,999,185	4,199,018	3,208,917
KEY OPERATING RATIOS
Return on average assets	1.04%	0.61%	0.57%	0.82%	0.63%	0.80%	0.83%

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Return on average common equity	10.64%	5.83%	5.74%	8.00%	6.39%	8.91%	9.62%
Interest rate spread	4.41	3.95	4.39	4.23	4.04	3.89	4.09
Net interest margin	4.60	4.13	4.57	4.41	4.22	4.10	4.28
Average shareholders’ equity to average assets	9.79	10.49	9.97	10.27	9.90	8.95	9.60
Dividend payout ratio	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Efficiency ratio (2)	70.7	76.7	77.0	73.6	79.3	74.0	74.3
Allowance for loan losses to total loans	1.12	1.27	1.05	1.26	1.24	1.67	1.91
Non-performing loans to total loans (3)	0.27	0.20	0.21	0.15	0.26	0.10	1.19
Non-performing assets to total assets (4)	0.37	0.26	0.33	0.23	0.25	0.33	1.34
Allowance for loan losses to non-performing loans	409.1	634.7	501.3	846.4	479.2	1618.1	160.6
Net (recoveries) charge-offs to average loans	(0.02)	0.23	0.02	0.03	(0.02)	0.11	0.33
CAPITAL RATIOS
Total risk-based capital ratio	11.81	13.16	11.23	13.16	12.63	13.79	13.89
Tier 1 risk-based capital ratio	9.98	11.02	9.48	11.01	10.45	11.03	11.01
Leverage ratio	9.23	10.31	8.89	10.06	10.96	10.28	10.02
Common equity tier 1 risk-based	9.31	10.17	8.84	10.15	9.56	n/a	n/a

(1)	Book value equals common shareholders’ equity per share.
(2)	Efficiency ratio represents non-interest expense divided by the aggregate of net interest income and non-interest income.
(3)	Non-performing loans include non-accrual loans and loans past due 90 days or more and still accruing interest.
(4)	Non-performing assets include non-accrual loans, loans past due 90 days or more and still accruing interest and other real estate owned.

UNAUDITED COMPARATIVE PRO FORMA PER SHARE DATA

The following table shows information about First Interstate’s and Northwest’s earnings per common share, dividends per share and book value per share, and similar information giving effect to the merger (which we refer to as “pro forma” information). In presenting the unaudited comparative pro forma information as of and for the periods shown, we assumed that First Interstate and Northwest had been merged on the date indicated or at the beginning of the periods presented, as applicable.

The information listed as “pro forma combined” was prepared using the exchange ratio of 0.516. The information listed as “per equivalent Northwest share” was obtained by multiplying the pro forma amounts by the exchange ratio of 0.516. First Interstate anticipates that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The unaudited pro forma combined information, while helpful in illustrating the financial characteristics of First Interstate following the merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The unaudited pro forma combined information also does not necessarily reflect what the historical results of First Interstate would have been had our companies been combined during this period.

The information in the following table is based on, and should be read together with, the historical financial information that we have presented in or incorporated by reference in this document.

	First Interstate Historical	Northwest Historical	Pro Forma Combined (1)(2)(3)	Per Equivalent Northwest Share (4)
Book value per share:
At March 31, 2018	$25.26	$11.25	$25.72	$13.27
At December 31, 2017	25.28	11.04	25.77	13.30
Cash dividends declared per share:
Three months ended March 31, 2018	0.28	—	0.28	0.14
Year ended December 31, 2017	0.96	—	0.96	0.50
Basic earnings per share:
Three months ended March 31, 2018	0.65	0.30	0.65	0.33
Year ended December 31, 2017	2.07	0.61	2.00	0.95
Diluted earnings per share:
Three months ended March 31, 2018	0.65	0.29	0.64	0.33
Year ended December 31, 2017	2.05	0.59	1.98	0.94

(1)	Pro forma dividends per share represent First Interstate’s historical dividends per share.
(2)	The pro forma combined book value per share of First Interstate common stock is based upon the pro forma combined common stockholders’ equity for First Interstate and Northwest divided by total pro forma common shares of the combined entities.
(3)	The pro forma combined earnings per share represents historical combined net income for First Interstate and Northwest divided by total pro forma weighted average common shares of the combined entities. See the preceding paragraphs for additional explanatory information.
(4)	Represents the pro forma combined information multiplied by the exchange ratio.

SPECIAL MEETING OF NORTHWEST SHAREHOLDERS

This document is being provided to holders of Northwest common stock as Northwest’s proxy statement in connection with the solicitation of proxies by and on behalf of its board of directors to be voted at the Northwest special meeting and at any adjournment or postponement of the Northwest special meeting. This document is also being provided to holders of Northwest common stock as First Interstate’s prospectus in connection with the issuance by First Interstate of its shares of Class A common stock as consideration in the proposed merger.

Date, Time and Place of Meeting

The Northwest special meeting is scheduled to be held as follows:

Date: August 14, 2018

Time: 5:00 p.m., local time

Place: Airway Heights Branch of Inland Northwest Bank located at 11917 West Sunset Highway, Airway Heights, Washington

Purpose of the Meeting

At the Northwest special meeting, Northwest’s shareholders will be asked to:

•	Approve the merger agreement, pursuant to which Northwest will merge with and into First Interstate, with First Interstate surviving the merger, and each share of Northwest common stock outstanding immediately before the completion of the merger will be converted into the right to receive 0.516 shares of First Interstate Class A common stock.

•	Approve the Northwest adjournment proposal, if necessary.

Who Can Vote at the Meeting

You are entitled to vote if the records of Northwest showed that you held shares of Northwest common stock as of the close of business on June 27, 2018, which is the record date for the Northwest special meeting. As of the close of business on the record date, 7,267,205 shares of Northwest common stock were outstanding. Each share of Northwest common stock has one vote on each matter presented to shareholders. If your shares are held in “street name” by your broker, bank or other nominee and you wish to vote in person at the Northwest special meeting, you will have to obtain a “legal proxy” from your broker, bank or other nominee entitling you to vote at the Northwest special meeting.

Quorum; Vote Required

The Northwest special meeting will conduct business only if a majority of the outstanding shares of Northwest common stock is represented in person or by proxy at the meeting to constitute a quorum. If you submit valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting. If you fail to provide voting instructions to your broker, bank or other nominee with respect to a proposal, that broker, bank or other nominee will not vote your shares with respect to that proposal.

Approval of the merger agreement requires the affirmative vote of two-thirds of the outstanding shares of Northwest common stock. Failure to submit valid proxy instructions or to vote in person will have the same effect as a vote against the merger agreement. Broker non-votes and abstentions from voting will have the same effect as voting against the merger agreement.

Approval of the Northwest adjournment proposal requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. The failure to vote in person or submit valid proxy instructions, broker non-votes and abstentions will have no effect on the voting on the proposal.

Shares Held by Northwest Officers and Directors and by First Interstate

As of June 27, 2018, directors and executive officers of Northwest beneficially owned 2,159,387 shares of Northwest common stock. This equals 28.8% of the outstanding shares of Northwest common stock as of June 27, 2018. Each of the directors and certain executive officers of Northwest, solely in their individual capacity as a Northwest shareholder, have entered into a separate voting agreement with First Interstate to vote the 1,937,220 shares of Northwest common stock eligible to be voted at the special meeting by them in favor of the merger agreement. As of June 27, 2018, neither First Interstate nor any of its subsidiaries, directors or executive officers owned any shares of Northwest common stock.

Voting and Revocability of Proxies

You may vote in person at the Northwest special meeting or by proxy. To ensure your representation at the Northwest special meeting, Northwest recommends that you vote by proxy even if you plan to attend the Northwest special meeting. You can change your vote at the special meeting.

If you are a “shareholder of record,” you can vote your shares:

•	via internet at www.investorvote.com/nbct;

•	via telephone by calling 1-800-652-VOTE (8683);

•	by completing and mailing the proxy card that is enclosed; or

•	by voting in person at the special meeting.

Please refer to the specific instructions set forth on the proxy card. We encourage you to vote via the internet or by telephone.

Northwest shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the internet. If your shares are held in “street name” and you wish to vote in person at the Northwest special meeting, you will have to obtain a “legal proxy” from your broker, bank or other nominee entitling you to vote at the special meeting.

If you are a holder of record of Northwest common stock, voting instructions are included on the enclosed proxy card. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against or abstain with respect to each matter. If you are the holder of record of your shares of Northwest common stock and submit your proxy without specifying a voting instruction, your shares of Northwest common stock will be voted “FOR” the proposal to approve the merger agreement and “FOR” the Northwest adjournment proposal. If your shares are held in street name and you return an incomplete instruction card to your broker, bank or other nominee, that broker, bank or other nominee will not vote your shares with respect to any matter.

You may revoke your proxy at any time before it is voted at the special meeting by:

•	filing with the Corporate Secretary of Northwest a duly executed revocation of proxy;

•	submitting a new proxy with a later date;

•	voting again via the internet or by telephone not later than 1:00 a.m., Pacific Time, on August 14, 2018; or

•	voting in person at the special meeting.

If your shares are held in “street name,” you should contact your broker, bank or other nominee to change your vote.

Attendance at the Northwest special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

Northwest Bancorporation, Inc.

421 West Riverside Avenue, Suite 113

Spokane, Washington 99201

Attention: Leilani T. McKernan, Corporate Secretary

Solicitation of Proxies

Northwest will pay for the solicitation of proxies from Northwest shareholders. In addition to soliciting proxies by mail, Laurel Hill Advisory Group, a proxy solicitation firm, will assist Northwest in soliciting proxies for the Northwest special meeting. Northwest will pay $6,000 for these services plus out-of-pocket expenses. Additionally, directors, officers and employees of Northwest and Inland Northwest Bank may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Northwest will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

NORTHWEST PROPOSAL NO. 1

APPROVAL OF THE MERGER AGREEMENT

At the Northwest special meeting, shareholders will consider and vote on a proposal to approve the merger agreement. Details about the merger agreement, including each party’s reasons for the merger, the effect of approval of the merger agreement and the timing of effectiveness of the merger, are discussed in the section entitled “Description of the Merger” beginning on page 30 of this document.

Northwest’s board of directors unanimously recommends

that Northwest shareholders vote “FOR”

approval of the merger agreement.

NORTHWEST PROPOSAL NO. 2

ADJOURNMENT OF THE NORTHWEST SPECIAL MEETING

If there are insufficient proxies at the time of the Northwest special meeting to approve the merger agreement, Northwest shareholders may be asked to vote on a proposal to adjourn the meeting to a later date to allow additional time to solicit additional proxies. Northwest’s board of directors does not currently intend to propose adjournment at the Northwest special meeting if there are sufficient votes to approve the merger agreement (Proposal No. 1).

Northwest’s board of directors unanimously recommends

that Northwest shareholders vote “FOR”

approval of the Northwest adjournment proposal.

DESCRIPTION OF THE MERGER

The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement. A copy of the merger agreement is attached as Annex A to this document and is incorporated by reference into this document. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

General

The merger agreement provides for the merger of Northwest with and into First Interstate, with First Interstate as the surviving entity. Following the merger of Northwest with First Interstate, Inland Northwest Bank will merge with and into First Interstate Bank, with First Interstate Bank as the surviving entity.

Consideration to be Received in the Merger

When the merger becomes effective, each share of Northwest common stock issued and outstanding immediately before completion of the merger will automatically be converted into the right to receive 0.516 shares of First Interstate Class A common stock, plus cash in lieu of any fractional share, without interest.

If First Interstate declares a stock dividend or distribution on shares of its common stock or subdivides, splits, reclassifies or combines the shares of First Interstate Class A common stock before the effective time of the merger, then the exchange ratio will be adjusted to provide Northwest shareholders with the same economic effect as contemplated by the merger agreement before any of these events.

Northwest’s shareholders will not receive fractional shares of First Interstate Class A common stock. Instead, Northwest’s shareholders will receive a cash payment for any fractional shares in an amount equal to the product of (1) the fraction of a share of First Interstate Class A common stock to which he, she or it is entitled multiplied by (2) the average closing sales price of First Interstate Class A common stock over the 20 consecutive trading days ending on and including the fifth day before the closing date of the merger.

Background of the Merger

As part of ongoing consideration and evaluation of Northwest’s long-term prospects and strategies, Northwest’s board of directors and senior management have regularly reviewed and assessed business strategies and objectives, including strategic opportunities and challenges, and have considered various strategic options potentially available to Northwest, all with the goal of enhancing value for Northwest shareholders. The strategic discussions have focused on, among other things, remaining as a stand-alone company, the costs and benefits associated with becoming a public company, the business and regulatory environment facing financial institutions generally and Northwest, in particular, as well as conditions and ongoing consolidation in the financial services industry.

As part of this ongoing evaluation, the Northwest board of directors considered the merits of selling the institution, merging with another institution of similar size and complementary business, or remaining independent, as well as the challenges of remaining competitive in the current economic, regulatory and interest rate climate, and the potentially increased operating costs associated with regulatory compliance, technology investment and competitive forces.

On September 19, 2017, D.A. Davidson was invited to present various strategic alternatives with the Northwest board of directors, including the benefits and challenges of pursuing organic growth, an acquisition strategy, merger transactions, an initial public offering (which we refer to as an “IPO”), or outright strategic sale of Northwest, and to discuss the overall market conditions. Following this meeting, the Northwest board of directors decided to pursue the IPO strategy.

On December 19, 2017, D.A. Davidson discussed with the Northwest board of directors the IPO market conditions, strategy for an IPO, potential timeline and D.A. Davidson’s experience in leading public offerings for bank holding companies.

On January 19, 2018, D.A. Davidson was retained by the Northwest board of directors to serve as lead managing underwriter for Northwest to conduct an IPO to raise capital for strategic growth opportunities and potentially to repay indebtedness. Subsequently, D.A. Davidson and Northwest began due diligence and preparing necessary offering documentation.

On February 20, 2018, Northwest’s CEO directed D.A. Davidson to contact prospective acquirers to determine if there was any interest in an acquisition of Northwest, as an alternative to and in comparison with Northwest’s IPO strategy. Northwest approved a list of four companies to be contacted to solicit potential interest for an acquisition of Northwest. Two of the prospective acquirers expressed interest, including First Interstate and another bank (which we refer to as “Bank B”) each of which signed a confidentiality agreement to receive confidential information about Northwest. The confidentiality agreements did not restrict Northwest from negotiating or entering into a definitive agreement with any other party at any time. D.A. Davidson requested for both First Interstate and Bank B to submit non-binding indication of interest by March 13, 2018, which would identify, among other items, the proposed purchase price, the form of consideration, the plans for the combined company, timeline to complete a transaction and conditions and approvals required to complete a strategic transaction.

In early March 2018, Russell A. Lee, the CEO of Northwest, had in-person meetings with the CEOs of both First Interstate and Bank B, respectively.

On March 9, 2018, First Interstate sent a non-binding indication of interest letter to Northwest which provided for 100% stock consideration based on a fixed exchange ratio of 0.5 shares of First Interstate common stock for each share of Northwest common stock. Based on market prices as of such date, the consideration was valued at $20.78 per share or aggregate merger consideration of $157.7 million.

On March 13, 2018, D.A. Davidson provided the Northwest board of directors a status update for the IPO project and discussed the pro forma impact of the IPO, including the dilution to be incurred based on a range of offer prices and size of the offering, and a market update, including valuation and performance metrics of Northwest’s publicly traded peers. Subsequently, D.A. Davidson provided an update to the Northwest board regarding the discussions with First Interstate and Bank B, including an overview of the non-binding indication of interest letter from First Interstate. D.A. Davidson explained Bank B was expected to submit a non-binding indication of interest letter during the next week. The Northwest board discussed the proposed terms of the non-binding indication of interest letter and the benefits to shareholders, employees and customers provided by the merger and the relative benefits of proceeding with the merger or continuing with the public offering, noting the execution risk associated with pursuing the public offering. The Northwest board then instructed Mr. Lee and D.A. Davidson to negotiate certain terms with First Interstate for a revised offer, and to continue discussions with Bank B.

On March 19, 2018, D.A. Davidson and Northwest executed an engagement agreement for D.A. Davidson to render financial advisory and investment banking services to Northwest. D.A. Davidson also agreed to provide the Northwest board of directors with a fairness opinion.

On March 23, 2018, representatives of Bank B and D.A. Davidson held a phone call, whereby Bank B verbally indicated a valuation range of $20.50 to $21.50 per share for Northwest. Bank B explained a written indication would be sent the following week.

On March 23, 2018 representatives of D.A. Davidson participated in a conference call to update the Northwest board of directors on the written indication received from First Interstate and the verbal proposal received from Bank B. Further discussions occurred between Northwest and First Interstate and between Northwest and Bank B.

On March 27, 2018, Bank B submitted its non-binding indication of interest letter to Northwest, which included a range of consideration of $20.09 per share to $21.00 per share, or aggregate consideration of $152.3 million to $159.3 million, based on market prices as of such date.

On March 27, 2018, First Interstate sent a revised indication of interest letter to Northwest for an exchange ratio of 0.516, an increase of 3.2% compared to the original written indication dated March 9, 2018. Based on market prices as of such date, the consideration was valued at $20.15 per share, or aggregate of $152.9 million.

On March 27, 2018, representatives of D.A. Davidson participated on a conference call with Northwest’s board of directors to further discuss the two indications from First Interstate and Bank B. D.A. Davidson discussed and compared the two non-binding indications of interest, including the proposed merger consideration and other terms described in the two proposals, and compared each company’s financial performance, stock price trading history and dividend history, among other things. In particular, the Northwest board of directors discussed the upside to Northwest shareholders, relative to the proposal received from Bank B, of potential dividend payments from First Interstate if First Interstate continued to issue dividend payments consistent with its dividend payment history. The Northwest board of directors also discussed the advantages of First Interstate’s existing market footprint being complementary to the Northwest existing market footprint, in contrast to Bank B, for whom the Pacific Northwest would be a new market. Following this discussion, the Northwest board of directors voted to authorize Mr. Lee to execute the non-binding indication of interest with First Interstate, and concurrently enter into a period of exclusivity with First Interstate for 35 days. Subsequent to executing the non-binding indication of interest, both First Interstate and Northwest organized remaining due diligence to be completed and coordinated for in-person management meetings.

On March 29, 2018, Northwest received a draft version of the definitive merger agreement from First Interstate, and the parties began negotiating the terms of the merger agreement with respective legal and financial advisors.

On March 29, 2018, Northwest and D.A. Davidson sent a reverse due diligence request list to First Interstate and its advisors. Subsequently, First Interstate began uploading information into an online data room, and the parties conducted a conference call on April 10, 2018 with First Interstate’s CEO and CFO.

On April 17, 2018, Northwest’s board of directors held a meeting with Witherspoon Kelley, its legal counsel, and D.A. Davidson to review the current draft of the merger agreement. D.A. Davidson provided an overview of the financial aspects of the proposed transaction, including the value of the merger consideration based on updated prices, and, among other things, comparative information relative to similar merger transactions. Further, Witherspoon Kelley reviewed the draft merger agreement and addressed questions from the board members. Following the meeting, the board of directors instructed Northwest management, Witherspoon Kelley and D.A. Davidson to complete the remaining open items in the merger agreement and ancillary agreements.

On April 23, 2018, First Interstate’s board of directors held a meeting at which representatives of First Interstate’s senior management were present and representatives from its financial advisor, Sandler O’Neill & Partners, L.P. (which we refer to as “Sandler”), and its legal counsel, Luse Gorman, PC (which we refer to as “Luse Gorman”), were present via telephone. Representatives of Sandler reviewed the financial aspects of the transaction and the financial analysis supporting its opinion. After discussion among First Interstate’s board of directors and its advisors, representatives of Sandler delivered its opinion, dated April 23, 2018, to First Interstate’s board of directors to the effect that, as of such date and based on and subject to the qualifications, limitations and assumptions stated in its opinion, the exchange ratio to be paid to the Northwest shareholders by First Interstate in the proposed merger was fair to First Interstate from a financial point of view. First Interstate’s board of directors was updated on the results of the completion of the legal and business due diligence review of Northwest. A representative of Luse Gorman reviewed in detail the terms of the merger agreement. After further discussion, First Interstate’s board of directors unanimously approved the merger agreement.

On April 23, 2018, Northwest’s board of directors held a meeting at which Mr. Lee advised the Northwest board of directors that First Interstate’s board of directors had approved the merger agreement. Mr. Lee also updated the Northwest board of directors regarding the impact the proposed transaction was expected to have on certain employees, noting that he and Chad Burchard were both expected to be retained by First Interstate following consummation of the merger to help ensure key Northwest personnel would be retained by First Interstate following the merger. The Northwest board of directors further discussed the impact of the proposed transaction on Northwest’s shareholders, employees, customers and the communities it serves.

On April 25, 2018, Northwest held a board of directors meeting at which the board of directors reviewed the final form of the merger agreement and ancillary agreements. Further, D.A. Davidson presented its opinion to the board of directors at this meeting, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by D.A. Davidson as set forth in such opinion, that the exchange ratio to be paid to the Northwest shareholders in the transaction was fair from a financial point of view. Following discussion of the relative benefits of the proposed transaction with First Interstate to Northwest shareholders, employees and customers, the board of directors voted to approve the merger agreement. Later that day, First Interstate and Northwest entered into the merger agreement and issued a joint press release announcing the transaction. The parties to the voting agreements also entered into the voting agreements.

Northwest’s Reasons for the Merger and Recommendation of the Board of Directors

The Northwest board of directors believes the merger is in the best interests of the Northwest shareholders. After careful consideration, the Northwest board of directors unanimously approved the merger agreement at a meeting held on April 25, 2018 and recommends that Northwest shareholders vote “FOR” approval of the merger agreement and “FOR” adjournment of the meeting to a later date or dates to permit further solicitation of proxies, if necessary.

In reaching its determination to unanimously approve the merger agreement, the Northwest board of directors consulted with Northwest’s management, D.A. Davidson and Witherspoon Kelley and considered a number of factors. Following is a description of each of the material factors that the Northwest board of directors believes favor the merger:

•	the Northwest board of directors’ assessment, based in part on presentations by D.A. Davidson and its management and the results of the due diligence investigation of First Interstate conducted by Northwest’s management and financial and legal advisors, of the business, financial performance, operations, capital level, asset quality, management, financial condition, competitive position and stock performance of First Interstate on an historical and a prospective basis, and of the combined company on a pro forma basis including anticipated cost savings;

•	the Northwest board of directors’ knowledge of Northwest’s business, operations, financial condition, earnings, asset quality and prospects;

•	the financial and growth prospects for Northwest and its shareholders of a business combination with First Interstate as compared to continuing to operate as a stand-alone entity;

•	the information presented by D.A. Davidson to the Northwest board of directors with respect to the merger and the opinion of D.A. Davidson that, as of the date of that opinion, the exchange ratio to be paid to the Northwest shareholders in the transaction was fair from a financial point of view (see “Description of the Merger—D.A. Davidson’s Opinion to Northwest’s Board of Directors”);

•	the dividend payment history of First Interstate and possible dividend payments following the merger;

•	the benefits to Northwest and its customers of operating as part of a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

•	the Northwest board of directors’ belief that the two companies share a common vision of the importance of customer service and local decision-making and that management and employees of Northwest and First Interstate possess complementary skills and expertise;

•	the current and prospective economic and competitive environment facing the financial services industry generally, and Northwest in particular, including the continued rapid consolidation in the financial services industry and the competitive effects of the increased consolidation on smaller financial institutions such as Northwest;

•	First Interstate’s interest in expanding its business banking and commercial real estate businesses in Northwest’s market areas, and the complementary market areas, banking philosophy and community focus of both Northwest and First Interstate;

•	First Interstate’s historical record and commitment with respect to the communities and employees of the companies it has acquired and its belief that Northwest is a high quality financial services company with a compatible business culture and shared approach to customer service and increasing shareholder value;

•	the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and being able to capitalize on technological developments which significantly impact industry competitive conditions;

•	the greater market capitalization and trading liquidity of First Interstate common stock in the event that Northwest shareholders desire to sell the shares of First Interstate common stock to be received by them following completion of the merger;

•	the expected social and economic impact of the merger on the constituencies served by Northwest, including its borrowers, customers, depositors, employees, suppliers and communities;

•	the employee and severance benefits to be provided to Northwest employees and career opportunities in a larger organization;

•	that Northwest’s shareholders will be able to exchange their shares in a tax-free transaction; and

•	the Northwest board of directors’ assessment, with the assistance of counsel, concerning the expected likelihood that First Interstate would obtain all regulatory approvals required for the merger.

In the course of its deliberations regarding the merger, the Northwest board of directors also considered the following information that the Northwest board of directors determined did not outweigh the benefits to Northwest and its shareholders expected to be generated by the merger:

•	the potential risk of diverting management attention and resources from the operation of Northwest’s business and towards the completion of the merger;

•	the restrictions on the conduct of Northwest’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Northwest from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Northwest absent the pending merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Northwest’s business, operations and workforce with those of First Interstate;

•	the transaction costs;

•	that the interests of certain of Northwest’s directors and executive officers may be different from, or in addition to, the interests of Northwest’s other shareholders as described under the heading “—Interests of Certain Persons in the Merger that are Different from Yours”;

•	that, while Northwest expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory or shareholder approvals might not be obtained and, as a result, the merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on Northwest’s business and customer relationships as a result of the pending merger;

•	that: (1) Northwest would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (2) Northwest would be obligated to pay to Northwest a termination fee of $5.1 million if the merger agreement is terminated under certain circumstances, all of which may discourage other parties potentially interested in a strategic transaction with Northwest from pursuing such a transaction; and

•	the other risks described under “Risk Factors” beginning on page 14.

The above discussion of the information and factors considered by the Northwest board of directors is not intended to be exhaustive, but includes the material factors the board of directors considered. In reaching its determination to approve and recommend the acquisition, the board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The Northwest board of directors also did not undertake to make any specific determination as to whether any factor was decisive in reaching its ultimate determination. The Northwest board of directors instead based its recommendation on the totality of the information presented.

In considering the recommendation of the Northwest board of directors with respect to the proposal to adopt and approve the merger agreement, Northwest shareholders should be aware that Northwest’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of other Northwest shareholders. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending that the merger agreement be approved by Northwest’s shareholders. See “—Interests of Certain Persons in the Merger that are Different from Yours.”

In the course of its deliberations with respect to the merger, the Northwest board of directors discussed the anticipated impact of the merger on Northwest, its shareholders, and its various other constituencies, and determined that the benefits to Northwest and its constituencies expected to result from the merger would likely outweigh any disadvantages identified during the board of directors’ deliberations.

For the reasons set forth above, the Northwest board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Northwest’s shareholders, and approved the merger agreement. The Northwest board of directors unanimously recommends that the Northwest shareholders vote “FOR” the approval of the merger agreement and “FOR” the Northwest adjournment proposal.

This summary of the reasoning of the Northwest board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement About Forward-Looking Statements.”

D.A. Davidson’s Opinion to Northwest’s Board of Directors

On March 19, 2018, Northwest entered into an engagement agreement with D.A. Davidson to render financial advisory and investment banking services to Northwest. As part of its engagement, D.A. Davidson agreed to assist Northwest in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between Northwest and another corporation or business entity. D.A. Davidson also agreed to provide

Northwest’s board of directors with an opinion as to the fairness, from a financial point of view, of the exchange ratio to the holders of Northwest’s common stock in the proposed merger. Northwest engaged D.A. Davidson because D.A. Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Northwest and its business. As part of its investment banking business, D.A. Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

On April 25, 2018, the Northwest board of directors held a meeting to evaluate the proposed merger. At this meeting, D.A. Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to the Northwest board that, as of such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the exchange ratio was fair, from a financial point of view, to holders of Northwest’s common stock in the proposed merger.

The full text of D.A. Davidson’s written opinion, dated April 25, 2018, is attached as Annex C to this document and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Northwest’s shareholders are urged to read the opinion in its entirety.

D.A. Davidson’s opinion speaks only as of the date of the opinion and D.A. Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the Northwest board of directors and addresses only the fairness, from a financial point of view, of the exchange ratio to the holders of Northwest’s common stock in the proposed merger. The opinion does not address, and D.A. Davidson expresses no view or opinion with respect to, (1) the underlying business decision of Northwest to engage in the merger, (2) the relative merits or effect of the merger as compared to any alternative business transactions or strategies that may be or may have been available to or contemplated by Northwest or Northwest’s board of directors, or (3) any legal, regulatory, accounting, tax or similar matters relating to Northwest, its shareholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger, except for the merger consideration. Northwest and First Interstate determined the exchange ratio through the negotiation process. The opinion does not constitute a recommendation to any Northwest shareholder as to how such shareholder should vote at the Northwest meeting on the merger or any related matter. The opinion does not express any view as to the amount or nature of the compensation to any of Northwest’s officers, directors or employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation. The opinion has been reviewed and approved by D.A. Davidson’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

D.A. Davidson has reviewed the Registration Statement on Form S-4 of which this document is a part and consented to the inclusion of its opinion to the Northwest board of directors as Annex C to this document and to the references to D.A. Davidson and its opinion contained herein. A copy of the consent of D.A. Davidson is attached as Exhibit 99.2 to the Registration Statement on Form S-4.

In connection with rendering its opinion, D.A. Davidson reviewed, among other things, the following:

•	a draft of the merger agreement dated April 25, 2018;

•	certain financial statements and other historical financial and business information about First Interstate and Northwest made available to D.A. Davidson from published sources and/or from the internal records of First Interstate and Northwest that D.A. Davidson deemed relevant;

•	certain publicly available analyst earnings estimates for First Interstate for the years ending December 31, 2018 and December 31, 2019, and estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of First Interstate and Northwest;

•	financial projections for Northwest for the years ending December 31, 2018 and December 31, 2019, and estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of Northwest;

•	the current market environment generally and the banking environment in particular;

•	the financial terms of certain other transactions in the financial institution industry, to the extent publicly available;

•	the market and trading characteristics of public companies and public bank holding companies in particular;

•	the relative contributions of First Interstate and Northwest to the combined company;

•	the pro forma financial impact of the transaction, taking into consideration the amount and timing of the transaction costs and cost savings;

•	the net present value of Northwest with consideration of projected financial results;

•	the net present value of First Interstate with consideration of projected financial results;

•	such other financial studies, analyses and investigations and financial, economic and market criteria and other information as D.A. Davidson considered relevant including discussions with management and other representatives and advisors of First Interstate and Northwest concerning the business, financial condition, results of operations and prospects of First Interstate and Northwest.

In arriving at its opinion, D.A. Davidson assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to D.A. Davidson, discussed with or reviewed by or for D.A. Davidson, or publicly available, and D.A. Davidson did not independently verify, and did not assume responsibility for independently verifying, such information or undertake an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Northwest or First Interstate, nor did D.A. Davidson make an independent appraisal or analysis of Northwest or First Interstate with respect to the merger. In addition, D.A. Davidson did not assume any obligation to conduct, nor did D.A. Davidson conduct, any physical inspection of the properties or facilities of Northwest or First Interstate and has not been provided with any reports of such physical inspections. D.A. Davidson did not make an independent evaluation or appraisal of the adequacy of the allowance for loan losses of Northwest or First Interstate nor has D.A. Davidson reviewed any individual credit files relating to Northwest or First Interstate. D.A. Davidson assumed that the respective allowances for loan losses for both Northwest and First Interstate are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. D.A. Davidson assumed that there has been no material change in Northwest’s or First Interstate’s assets, financial condition, results of operations, cash flows, business or prospects since the date of the most recent financial statements provided to D.A. Davidson and that neither Northwest and First Interstate is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger. D.A. Davidson assumed in all respects material to its analysis that Northwest and First Interstate will remain as going concerns for all periods relevant to its analysis. D.A. Davidson also assumed in all respects material to its analysis that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct. D.A. Davidson has assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse effect on Northwest or the contemplated benefits of the merger. D.A. Davidson’s opinion was necessarily based upon information available to D.A. Davidson and economic, market, financial and other conditions as they exist and can be evaluated on the date the fairness opinion letter was delivered to Northwest’s board of directors.

With respect to the financial forecasts and other analyses (including information relating to certain pro forma financial effects of, and strategic implications and operational benefits anticipated to result from, the transaction) provided to or otherwise reviewed by or for or discussed with D.A. Davidson, D.A. Davidson was advised by management of Northwest that such forecasts and other analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Northwest as to the future financial performance of Northwest and the other matters covered thereby, and that the financial results (including the potential strategic implications and operational benefits anticipated to result from the transaction) reflected in such forecasts and analyses will be realized in the amounts and at the times projected. D.A. Davidson assumes no responsibility for and expresses no opinion as to these forecasts and analyses or the assumptions on which they were based. D.A. Davidson has relied on the assurances of management of Northwest that they are not aware of any facts or circumstances that would make any of such information, forecasts or analyses inaccurate or misleading.

D.A. Davidson did not make an independent evaluation of the quality of Northwest’s or First Interstate’s deposit base, nor has D.A. Davidson independently evaluated potential deposit concentrations or the deposit composition of Northwest or First Interstate. D.A. Davidson did not make an independent evaluation of the quality of Northwest’s or First Interstate’s investment securities portfolio, nor has D.A. Davidson independently evaluated potential concentrations in the investment securities portfolio of Northwest or First Interstate.

D.A. Davidson’s opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.

D.A. Davidson does not express any opinion as to the value of any asset of Northwest whether at current market prices or in the future, or as to the price at which Northwest or its assets could be sold in the future. D.A. Davidson also expresses no opinion as to the price at which Northwest’s common stock or First Interstate’s common stock will trade following announcement of the transaction or at any future time.

D.A. Davidson has not evaluated the solvency or fair value of Northwest or First Interstate under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Northwest or First Interstate. D.A. Davidson is not expressing any opinion as to the impact of the transaction on the solvency or viability of Northwest or First Interstate or the ability of Northwest or First Interstate to pay their respective obligations when they come due.

Set forth below is a summary of the material financial analyses performed by D.A. Davidson in connection with rendering its opinion. The summary of the analyses of D.A. Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by D.A. Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.

Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of April 23, 2018 and is not necessarily indicative of market conditions after such date.

Implied Valuation Multiples for Northwest based on the Merger Consideration

D.A. Davidson reviewed the financial terms of the proposed transaction. As described in the merger agreement, each outstanding share of common stock of Northwest will be converted into the right to receive 0.516 shares of First Interstate Class A common stock. The terms and conditions of the merger are more fully described in the merger agreement. For purposes of the financial analyses described below, based on the closing price of First Interstate Class A common stock on April 23, 2018 of $40.45, the exchange ratio represented an implied value of $20.87 per share of Northwest common stock. Based upon financial information as of or for the twelve-month period ended March 31, 2018 and other financial and market information described below, D.A. Davidson calculated the following transaction ratios:

Transaction Ratios

	Per Share		Aggregate
Transaction Price / Q1 2018 Net Income (Annualized)	18.0	x	18.6	x
Transaction Price / LTM Net Income, Core (1)	20.3	x	21.7	x
Transaction Price / 2018E Net Income (2)	18.0	x	18.3	x
Transaction Price / 2019E Net Income (2)	15.4	x	15.4	x
Transaction Price / Book Value (Excluding RSAs)	185.5%		195.4%
Transaction Price / Book Value (Vested RSAs)	192.0%		195.4%
Transaction Price / Tangible Book Value (Excluding RSAs)	217.6%		229.2%
Transaction Price / Tangible Book Value (Vested RSAs)	225.3%		229.2%
Tangible Book Premium / Core Deposits (3)	—		14.7%
Transaction Price / Northwest’s Closing Price as of 4/23/2018 (4)	54.0%
Transaction Price / Northwest’s 20-Day Average Price as of 4/23/2018 (5)	54.5%

(1)	Net income, excluding deferred tax asset impairment and merger related expenses
(2)	Financial projections in 2018 and 2019 based on management budget, as discussed with and confirmed by Northwest management
(3)	Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits
(4)	Based on Northwest’s Closing Price as of April 23, 2018 of $13.55
(5)	Based on Northwest’s 20-Day Average Price as of April 23, 2018 of $13.51

Stock Price Performance of First Interstate and Northwest

D.A. Davidson reviewed the history of the reported trading prices and volume of Northwest common stock and First Interstate Class A common stock and the relationship between the movements in the prices of Northwest common stock and First Interstate Class A common stock to movements in certain stock indices, including the Russell 3000 and the KBW Regional Bank Index. D.A. Davidson also compared the stock price performance of Northwest or First Interstate with the performance of the Russell 3000 and the KBW Nasdaq Regional Banking Index as follows:

One Year Stock Performance

	Beginning Index Value on 4/21/2017	Ending Index Value on 4/23/2018
Russell 3000	100.00%	113.61%
KBW Nasdaq Regional Banking Index	100.00%	108.79%
First Interstate	100.00%	102.15%
Northwest	100.00%	114.83%

Three Year Stock Performance

	Beginning Index Value on 4/21/2015	Ending Index Value on 4/23/2018
Russell 3000	100.00%	126.06%
KBW Nasdaq Regional Banking Index	100.00%	141.56%
First Interstate	100.00%	143.80%
Northwest	100.00%	136.18%

Contribution Analysis

D.A. Davidson analyzed the relative contribution of Northwest and First Interstate to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included: (1) market capitalization; (2) adjusted net income during the preceding twelve months ended March 31, 2018; (3) estimates of First Interstate net income in 2018 and 2019 using U.S. generally accepted accounting principles (which we refer to as “GAAP”) and based on publicly available consensus street estimates and estimates of Northwest GAAP net income in 2018 and 2019 based on Northwest management’s budget; (4) total assets; (5) gross loans; (6) total deposits; (7) non-interest bearing demand deposits; (8) non-maturity deposits; and (9) tangible common equity. The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The results of this analysis are summarized in the table below, which also compares the results of this analysis with the implied pro forma ownership percentages of First Interstate or Northwest shareholders in the combined company based on the exchange ratio:

Contribution Analysis

	First Interstate Stand-alone	First Interstate % of Total	Northwest Stand-alone	Northwest % of Total
Market Capitalization
Market Capitalization (4/23/2018) (in thousands)	$2,268,286	95.8%	$98,400	4.2%

Income Statement—Historical
LTM Net Income, Adjusted (in thousands) (1)	$120,021	94.2%	$7,361	5.8%

Income Statement—Projections
2018E Net Income (in thousands) (2) (3)	$166,696	95.0%	$8,731	5.0%
2019E Net Income (in thousands) (2) (3)	$182,001	94.6%	$10,357	5.4%

Balance Sheet
Total Assets (in thousands)	$12,273,400	93.7%	$820,934	6.3%
Gross Loans, Incl. Loans Held for Sale (in thousands)	$7,646,800	92.0%	$669,306	8.0%
Total Deposits (in thousands)	$10,025,900	93.3%	$721,038	6.7%
Non-Interest Bearing Demand Deposits (in thousands)	$2,897,600	92.4%	$238,343	7.6%
Non-Maturity Deposits (in thousands)	$8,891,200	93.5%	$613,626	6.5%
Tangible Common Equity (in thousands)	$911,443	92.9%	$69,667	7.1%

Pro Forma Ownership
Merger Transaction—Actual		93.6%		6.4%

Note: Pro forma contribution does not include any purchase accounting or merger adjustments

(1)	Net income for the preceding twelve months ending March 31, 2018, excluding deferred tax asset impairment and merger related expenses
(2)	Financial projections for First Interstate in 2018 and 2019 based on publicly available consensus Street estimates, as discussed with and confirmed by First Interstate and Northwest management
(3)	Financial projections for Northwest in 2018 and 2019 based on management budget, as discussed with and confirmed by Northwest management

Northwest Comparable Companies Analysis

D.A. Davidson used publicly available information to compare selected financial and market trading information for Northwest and a group of 12 financial institutions selected by D.A. Davidson which: (1) were headquartered in Washington, Oregon and Idaho; (2) had their common stock listed on an over-the-counter exchange; (3) had assets greater $300 million; and (4) were not pending merger targets or ethnic banks. The 12 financial institutions were as follows:

Baker Boyer Bancorp BEO Bancorp Cashmere Valley Bank Citizens Bancorp Commencement Bank Community Financial Group, Inc.	Idaho Independent Bank Pacific Financial Corporation Peoples Bancorp People’s Bank of Commerce Summit Bank W.T.B. Financial Corporation

*	Does not reflect impact from pending acquisitions or acquisitions closed after April 23, 2018

The analysis compared the financial condition and market performance of Northwest and the 12 financial institutions identified above based on publicly available financial and market trading information for Northwest and the 12 financial institutions as of and for the twelve-month or three-month period ended March 31, 2018. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by D.A. Davidson).

Financial Condition and Performance

		Comparable Companies
	Northwest	Median	Average	Minimum	Maximum
Total Assets (in millions)	$826.8	$652.6	$1,187.2	$318.8	$6,281.3
Loan / Deposit Ratio	92.8%	78.1%	76.6%	53.5%	92.7%
Non-Performing Assets / Total Assets	0.37%	0.18%	0.46%	0.00%	2.67%
Tangible Common Equity Ratio	8.55%	9.51%	9.61%	8.11%	11.34%
Net Interest Margin (Most Recent Quarter)	4.60%	4.18%	4.19%	3.00%	5.74%
Efficiency Ratio (Most Recent Quarter)	71.3%	66.4%	65.0%	54.5%	75.5%
Pre-Tax, Pre-Provision Return on Average Assets (Most Recent Quarter) (1)	1.42%	1.67%	1.67%	1.24%	2.51%

Market Performance Multiples

			Comparable Companies
	Northwest		Median		Average		Minimum		Maximum
Market Capitalization (in millions)	$98.4		$88.6		$171.1		$31.7		$912.9
Price Change (LTM)	14.8%		18.8%		20.3%		-7.2%		57.3%
Price Change (YTD)	8.8%		4.3%		6.3%		-8.7%		27.5%
Price / MRQ Earnings Per Share	11.7	x	13.8	x	14.4	x	7.5	x	20.8	x
Price / LTM Earnings Per Share	13.2	x	16.6	x	17.3	x	9.8	x	28.2	x
Price / Tangible Book Value Per Share	141.2%		153.3%		144.2%		81.9%		183.0%
Dividend Yield (Most Recent Quarter)	0.00%		0.65%		1.24%		0.00%		4.65%

(1)	Income before provision, gain/loss on securities, non-recurring items and taxes, as a percentage of average assets

First Interstate Comparable Companies Analysis

D.A. Davidson used publicly available information to compare selected financial and market trading information for First Interstate and a group of 13 financial institutions selected by D.A. Davidson which: (1) were headquartered in the western portion of the United States; (2) had their common stock listed on the NASDAQ or New York Stock Exchange; (3) had assets between $5.0 billion and $25.0 billion; and (4) were not pending merger targets or ethnic banks. These 13 financial institutions were as follows:

Banc of California, Inc. Banner Corporation BofI Holding, Inc. Cathay General Bancorp Columbia Banking System, Inc. CVB Financial Corp. Glacier Bancorp, Inc.	HomeStreet, Inc. Opus Bank Pacific Premier Bancorp, Inc. PacWest Bancorp Washington Federal, Inc. Western Alliance Bancorporation

*	Does not reflect impact from pending acquisitions or acquisitions closed after April 23, 2018

The analysis compared the financial condition and market performance of First Interstate and the 13 financial institutions identified above based on publicly available financial and market trading information for First Interstate and the 13 financial institutions as of and for the twelve-month or three-month period ended March 31, 2018. The 2018 and 2019 earnings per share multiples for First Interstate and the 13 financial institutions identified above based on publicly available consensus street estimates for First Interstate and the 13 financial institutions. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by D.A. Davidson).

Financial Condition and Performance

	First Interstate	Comparable Companies
		Median	Average	Minimum	Maximum
Total Assets (in millions)	$12,273.4	$10,327.9	$12,367.9	$6,742.0	$24,149.3
Loan / Deposit Ratio	76.3%	91.0%	91.2%	71.5%	107.1%
Non-Performing Assets / Total Assets	0.63%	0.37%	0.38%	0.04%	0.87%
Tangible Common Equity Ratio	7.76%	9.81%	9.78%	6.78%	11.46%
Net Interest Margin (Most Recent Quarter)	3.75%	4.00%	3.93%	3.01%	5.11%
Efficiency Ratio (Most Recent Quarter)	62.3%	50.3%	55.2%	39.1%	85.9%
Pre-Tax Pre-Provision Return on Average Assets (Most Recent Quarter) (1)	1.62%	2.07%	1.91%	0.39%	2.85%

Market Performance Multiples

	First Interstate		Comparable Companies
			Median		Average		Minimum		Maximum
Market Capitalization (in millions)	$2,293.8		$2,611.2		$2,835.8		$736.3		$6,516.8
Price Change (LTM)	2.1%		7.4%		13.0%		-13.8%		62.0%
Price Change (YTD)	1.0%		1.3%		2.2%		-7.7%		39.7%
Price / MRQ Earnings Per Share	16.6	x	15.7	x	16.9	x	5.3	x	28.1	x
Price / LTM Earnings Per Share	19.7	x	20.8	x	20.6	x	10.7	x	27.8	x
Price / 2018E Earnings Per Share (2)	13.8	x	16.1	x	16.5	x	12.6	x	27.8	x
Price / 2019E Earnings Per Share (2)	12.8	x	13.2	x	13.8	x	11.4	x	16.1	x
Price / Tangible Book Value Per Share	251.6%		263.8%		229.5%		108.8%		316.2%
Dividend Yield (Most Recent Quarter)	2.77%		2.09%		1.68%		0.00%		3.84%

(1)	Income before provision, gain/loss on securities, non-recurring items and taxes, as a percentage of average assets
(2)	Earnings per share estimates based on publicly available consensus street estimates

Precedent Transactions Analysis

D.A. Davidson reviewed three sets of comparable merger and acquisition transactions. The sets of mergers and acquisitions included: (1) “Nationwide Transactions,” (2) “Nationwide Stock Transactions,” and (3) “Western U.S. Transactions.”

“Nationwide Transactions” included 26 transactions where:

•	the selling company was a bank headquartered in the United States;

•	the selling company’s total assets were between $600 million and $1.5 billion;

•	the transaction was announced between November 8, 2016 and April 23, 2018;

•	the transaction’s pricing information was publicly available; and

•	the transaction was not a merger of equals.

“Nationwide Stock Transactions” included nine transactions where:

•	the selling company was a bank headquartered in the United States;

•	the selling company’s total assets were between $600 million and $1.5 billion;

•	the transaction was announced between November 8, 2016 and April 23, 2018;

•	the consideration to the selling company’s common shareholders was 100% stock;

•	the transaction’s pricing information was publicly available; and

•	the transaction was not a merger of equals.

“Western U.S. Transactions” included 17 transactions where:

•	the selling company was a bank headquartered in the western portion of the United States;

•	the selling company’s total assets were between $300 million and $2.0 billion;

•	the transaction was announced between November 8, 2016 and April 23, 2018;

•	the transaction’s pricing information was publicly available; and

•	the transaction was not a merger of equals.

The following tables set forth the transactions included in “Nationwide Transactions,” “Nationwide Stock Transactions,” and “Western U.S. Transactions,” and are sorted by announcement date:

Nationwide Transactions

Announcement Date	Acquirer	Target
4/18/2018*	BancorpSouth Bank	Icon Capital Corporation
4/09/2018*	Triumph Bancorp, Inc.	First Bancorp of Durango, Inc.
2/12/2018*	Mechanics Bank	Learner Financial Corporation
1/16/2018*	Mid Penn Bancorp, Inc.	First Priority Financial Corp.
12/12/2017*	Heartland Financial USA, Inc.	First Bank Lubbock Bancshares, Inc.

Announcement Date	Acquirer	Target
12/11/2017*	TriCo Bancshares	FNB Bancorp
11/28/2017*	Independent Bank Group, Inc.	Integrity Bancshares, Inc.
11/27/2017*	Byline Bancorp, Inc.	First Evanston Bancorp, Inc.
11/17/2017*	Ameris Bancorp	Atlantic Coast Financial Corporation
10/26/2017	Glacier Bancorp, Inc.	Inter-Mountain Bancorp., Inc.
10/16/2017	Midland States Bancorp, Inc.	Alpine Bancorporation, Inc.
8/15/2017	Howard Bancorp, Inc.	1st Mariner Bank
8/09/2017	Pacific Premier Bancorp, Inc.	Plaza Bancorp
6/27/2017	United Community Banks, Inc.	Four Oaks Fincorp, Inc.
6/26/2017	National Bank Holdings Corporation	Peoples, Inc.
6/15/2017	State Bank Financial Corporation	AloStar Bank of Commerce
6/12/2017	Southside Bancshares, Inc.	Diboll State Bancshares, Inc.
6/12/2017	Carolina Financial Corporation	First South Bancorp, Inc.
3/13/2017	First Busey Corporation	Mid Illinois Bancorp, Inc.
2/13/2017	Heartland Financial USA, Inc.	Citywide Banks of Colorado, Inc.
2/06/2017	First Busey Corporation	First Community Financial Partners
1/31/2017	Bryn Mawr Bank Corporation	Royal Bancshares of Pennsylvania, Inc.
1/26/2017	Midland States Bancorp, Inc.	Centrue Financial Corporation
1/17/2017	Renasant Corporation	Metropolitan BancGroup, Inc.
12/14/2016	Veritex Holdings, Inc.	Sovereign Bancshares, Inc.
11/30/2016	CenterState Banks, Inc.	Gateway Financial Holdings of Florida

*	Indicates the transaction was pending as of April 23, 2018

Nationwide Stock Transactions

Announcement Date	Acquirer	Target
1/16/2018*	Mid Penn Bancorp, Inc.	First Priority Financial Corp.
12/12/2017*	Heartland Financial USA, Inc.	First Bank Lubbock Bancshares, Inc.
12/11/2017*	TriCo Bancshares	FNB Bancorp
10/26/2017	Glacier Bancorp, Inc.	Inter-Mountain Bancorp., Inc.
8/15/2017	Howard Bancorp, Inc.	1st Mariner Bank
8/09/2017	Pacific Premier Bancorp, Inc.	Plaza Bancorp
6/12/2017	Carolina Financial Corporation	First South Bancorp, Inc.
1/31/2017	Bryn Mawr Bank Corporation	Royal Bancshares of Pennsylvania, Inc.
1/17/2017	Renasant Corporation	Metropolitan BancGroup, Inc.

*	Indicates the transaction was pending as of April 23, 2018

Western U.S. Transactions

Announcement Date	Acquirer	Target
3/08/2018*	Heritage Financial Corporation	Premier Commercial Bancorp
2/26/2018*	First Choice Bancorp	Pacific Commerce Bancorp
1/11/2018*	Heritage Commerce Corp	United American Bank
12/19/2017*	First Foundation Inc.	PBB Bancorp
12/15/2017*	Amalgamated Bank	New Resource Bancorp
12/11/2017*	TriCo Bancshares	FNB Bancorp
11/07/2017*	Suncrest Bank	CBBC Bancorp
10/26/2017	Glacier Bancorp, Inc.	Inter-Mountain Bancorp., Inc.

Announcement Date	Acquirer	Target
8/09/2017	Pacific Premier Bancorp, Inc.	Plaza Bancorp
7/26/2017	Heritage Financial Corporation	Puget Sound Bancorp, Inc.
7/26/2017	Triumph Bancorp, Inc.	Valley Bancorp, Inc.
6/15/2017	First Foundation Inc.	Community 1st Bancorp
6/06/2017	Glacier Bancorp, Inc.	Columbine Capital Corporation
5/02/2017	Seacoast Commerce Banc Holdings	Capital Bank
2/13/2017	Heartland Financial USA, Inc.	Citywide Banks of Colorado, Inc.
12/13/2016	Pacific Premier Bancorp, Inc.	Heritage Oaks Bancorp
11/15/2016	Glacier Bancorp, Inc.	TFB Bancorp, Inc.

*	Indicates the transaction was pending as of April 23, 2018

For each transaction referred to above, D.A. Davidson compared, among other things, the following implied ratios:

•	transaction price compared to tangible book value on a per share and aggregate basis, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•	transaction price compared to earnings per share for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•	transaction price per share compared to the closing stock price of the target company for the day prior to the announcement of the transaction; and

•	tangible book premium to core deposits based on the latest publicly available financial statements of the target company prior to the announcement of the transaction.

D.A. Davidson compared the multiples of the comparable transaction groups and other operating financial data where relevant to the proposed merger multiples and other operating financial data of Northwest as of or for the three-month period ended March 31, 2018. The table below sets forth the results of this analysis.

Financial Condition and Performance

		Nationwide				Nationwide Stock				Western U.S.
	NBCT	Median	Average	Mini- mum	Maxi- mum	Median	Average	Mini- mum	Maxi- mum	Median	Average	Mini- mum	Maxi- mum
Total Assets (in millions)	$826.8	$959.7	$968.2	$612.0	$1,377.4	$1,009.6	$1,010.5	$612.0	$1,274.6	$468.6	$694.4	$305.6	$1,988.3
Return on Average Assets (Last Twelve Months)	1.04%	0.96%	0.93%	-0.25%	2.37%	1.03%	0.86%	-0.25%	1.41%	0.97%	0.97%	0.40%	1.77%
Return on Average Equity (Last Twelve Months)	10.64%	8.95%	9.42%	-2.39%	23.63%	10.78%	9.18%	-2.39%	15.92%	9.48%	9.75%	5.50%	19.43%
Tangible Common Equity Ratio	8.55%	9.23%	9.79%	6.20%	20.47%	8.08%	8.67%	6.20%	14.66%	9.16%	8.92%	6.28%	11.96%
Efficiency Ratio (Last Twelve Months)	71.3%	67.9%	68.3%	52.8%	98.0%	68.9%	69.8%	57.8%	98.0%	62.2%	64.3%	52.9%	76.7%
Non-Performing Assets / Total Assets	0.37%	0.81%	1.03%	0.16%	3.81%	0.61%	0.82%	0.16%	2.07%	0.20%	0.51%	0.00%	1.98%

Transaction Multiples

		Nationwide				Nationwide Stock				Western U.S.
	NBCT	Median	Average	Mini- mum	Maxi- mum	Median	Average	Mini- mum	Maxi- mum	Median	Average	Mini- mum	Maxi- mum
Transaction Price / Tangible Book Value (Per Share)	225.3%	187.3%	188.5%	100.9%	259.9%	209.2%	207.9%	116.0%	259.9%	202.9%	202.7%	135.1%	259.9%
Transaction Price / Tangible Book Value (Aggregate)	229.2%	190.2%	190.5%	100.9%	278.2%	209.2%	212.2%	116.0%	278.2%	207.2%	207.6%	138.6%	278.2%
Transaction Price / Last Twelve Months EPS	20.3x	21.0x	21.9x	7.2x	37.6x	20.9x	21.3x	13.5x	32.6x	21.9x	22.6x	15.8x	35.9x
One-Day Market Premium (1)	54.0%	15.5%	16.8%	7.4%	45.0%	15.5%	19.1%	7.4%	45.0%	27.8%	33.2%	7.6%	75.8%
Tangible Book Premium / Core Deposits (2)	14.7%	12.2%	11.9%	0.4%	21.8%	13.4%	14.2%	10.0%	21.8%	12.3%	12.6%	5.8%	21.8%

(1)	Based on NBCT’s Closing Price as of 4/23/2018 of $13.55
(2)	Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction value over tangible book value by core deposits

Net Present Value Analysis for Northwest

D.A. Davidson performed an analysis that estimated the net present value per share of Northwest common stock under various circumstances. The analysis assumed: (1) Northwest performed in accordance with management’s budget for the years ending December 31, 2018 and December 31, 2019; and (2) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by Northwest management. To approximate the terminal value of Northwest common stock at December 31, 2023, D.A. Davidson applied price to earnings multiples of 12.0x to 22.0x and multiples of tangible book value ranging from 140.0% to 240.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 12.00% to 17.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Northwest’s common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 20-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and the published Duff & Phelps Size Premium.

At the April 25, 2018 Northwest board of directors meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of Northwest common stock of $9.66 to $22.77 when applying the price to earnings multiples to the financial forecasts and $10.62 to $23.41 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
12.00%	$12.42	$14.49	$16.56	$18.63	$20.70	$22.77
13.00%	$11.80	$13.77	$15.73	$17.70	$19.66	$21.63
14.00%	$11.22	$13.08	$14.95	$16.82	$18.69	$20.56
15.00%	$10.67	$12.44	$14.22	$16.00	$17.78	$19.55
16.00%	$10.15	$11.84	$13.53	$15.22	$16.91	$18.60
17.00%	$9.66	$11.27	$12.88	$14.49	$16.10	$17.71

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	140.0%	160.0%	180.0%	200.0%	220.0%	240.0%
12.00%	$13.66	$15.61	$17.56	$19.51	$21.46	$23.41
13.00%	$12.97	$14.83	$16.68	$18.53	$20.39	$22.24
14.00%	$12.33	$14.09	$15.86	$17.62	$19.38	$21.14
15.00%	$11.73	$13.40	$15.08	$16.75	$18.43	$20.10
16.00%	$11.16	$12.75	$14.35	$15.94	$17.53	$19.13
17.00%	$10.62	$12.14	$13.65	$15.17	$16.69	$18.21

D.A. Davidson also considered and discussed with the Northwest board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar analysis assuming Northwest estimated earnings per share in 2023 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of per share values for Northwest common stock, using the same price to earnings multiples of 12.0x to 22.0x and a discount rate of 15.00%.

Variance to	Earnings Per Share Multiple
2023 EPS	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
20.00%	$12.80	$14.93	$17.06	$19.20	$21.33	$23.46
15.00%	$12.27	$14.31	$16.35	$18.40	$20.44	$22.49
10.00%	$11.73	$13.69	$15.64	$17.60	$19.55	$21.51
5.00%	$11.20	$13.07	$14.93	$16.80	$18.66	$20.53
0.00%	$10.67	$12.44	$14.22	$16.00	$17.78	$19.55
-5.00%	$10.13	$11.82	$13.51	$15.20	$16.89	$18.58
-10.00%	$9.60	$11.20	$12.80	$14.40	$16.00	$17.60
-15.00%	$9.07	$10.58	$12.09	$13.60	$15.11	$16.62
-20.00%	$8.53	$9.95	$11.38	$12.80	$14.22	$15.64

Illustrative Net Present Value Analysis for Pro Forma Northwest

For illustrative purposes, D.A. Davidson performed an analysis that estimated the net present value per share of Northwest common stock if reinvested in First Interstate under various circumstances, including the impact of the merger with First Interstate. The analysis assumed (1) Northwest performed in accordance with management budget for the years ending December 31, 2018 and December 31, 2019, (2) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by Northwest management; and (3) the pro forma financial impact of the merger with First Interstate including the cost savings estimates, purchase accounting adjustments and transaction expenses, as discussed with and confirmed by Northwest management. The analysis also assumed (1) First Interstate performed in accordance with publicly available consensus Street estimates for the years ending December 31, 2018 and December 31, 2019, and (2) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by First Interstate and Northwest management. To approximate the terminal value of Northwest common stock at December 31, 2022, D.A. Davidson applied forward price to earnings multiples of 12.0x to 22.0x and multiples of tangible book value ranging from 180.0% to 280.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 8.00% to 13.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Northwest’s common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 20-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and the published Duff & Phelps Size Premium.

At the April 25, 2018 Northwest board of directors meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of Northwest common stock, after adjusting for the exchange ratio of 0.516, of $16.62 to $35.70 when applying the forward price to earnings multiples to the financial forecasts and $17.50 to $32.31 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
8.00%	$20.44	$23.50	$26.55	$29.60	$32.65	$35.70
9.00%	$19.60	$22.52	$25.44	$28.36	$31.28	$34.21
10.00%	$18.80	$21.59	$24.39	$27.19	$29.99	$32.78
11.00%	$18.04	$20.72	$23.39	$26.07	$28.75	$31.43
12.00%	$17.31	$19.88	$22.45	$25.01	$27.58	$30.15
13.00%	$16.62	$19.09	$21.55	$24.01	$26.47	$28.93

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	180.0%	200.0%	220.0%	240.0%	260.0%	280.0%
8.00%	$21.53	$23.69	$25.84	$28.00	$30.15	$32.31
9.00%	$20.64	$22.70	$24.77	$26.83	$28.89	$30.96
10.00%	$19.79	$21.77	$23.75	$25.72	$27.70	$29.67
11.00%	$18.99	$20.88	$22.78	$24.67	$26.56	$28.45
12.00%	$18.23	$20.04	$21.85	$23.67	$25.48	$27.29
13.00%	$17.50	$19.24	$20.98	$22.72	$24.45	$26.19

D.A. Davidson also considered and discussed with the Northwest board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar analysis assuming Northwest’s pro forma estimated earnings per share in 2023 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of per share values for Northwest common stock, after adjusting for the exchange ratio of 0.516, using the same forward price to earnings multiples of 12.0x to 22.0x, and using a discount rate of 11.00%.

Variance to 2023 EPS	Earnings Per Share Multiple
	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
20.00%	$21.25	$24.47	$27.68	$30.90	$34.11	$37.33
15.00%	$20.45	$23.53	$26.61	$29.69	$32.77	$35.85
10.00%	$19.64	$22.59	$25.54	$28.48	$31.43	$34.38
5.00%	$18.84	$21.65	$24.47	$27.28	$30.09	$32.91
0.00%	$18.04	$20.72	$23.39	$26.07	$28.75	$31.43
-5.00%	$17.23	$19.78	$22.32	$24.87	$27.41	$29.96
-10.00%	$16.43	$18.84	$21.25	$23.66	$26.07	$28.48
-15.00%	$15.62	$17.90	$20.18	$22.46	$24.73	$27.01
-20.00%	$14.82	$16.96	$19.11	$21.25	$23.39	$25.54

Net Present Value Analysis for First Interstate

D.A. Davidson performed an analysis that estimated the net present value per share of First Interstate common stock under various circumstances. The analysis assumed: (1) First Interstate performed in accordance with publicly available consensus street estimates for the years ending December 31, 2018 and December 31, 2019, and (2) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by First Interstate and Northwest management. To approximate the terminal value of First Interstate common stock at December 31, 2022, D.A. Davidson applied forward price to earnings multiples of 12.0x to 22.0x and multiples of tangible book value ranging from 180.0% to 280.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 8.00% to 13.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Interstate’s common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 20-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and the published Duff & Phelps Size Premium.

At the April 25, 2018 Northwest board of directors meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of First Interstate common stock of $31.99 to $68.05 when applying the forward price to earnings multiples to the financial forecasts and $34.01 to $62.34 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
8.00%	$39.24	$45.00	$50.77	$56.53	$62.29	$68.05
9.00%	$37.64	$43.15	$48.67	$54.19	$59.70	$65.22
10.00%	$36.12	$41.40	$46.68	$51.96	$57.24	$62.52
11.00%	$34.67	$39.73	$44.79	$49.85	$54.91	$59.97
12.00%	$33.30	$38.15	$43.00	$47.84	$52.69	$57.54
13.00%	$31.99	$36.64	$41.29	$45.94	$50.58	$55.23

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	180.0%	200.0%	220.0%	240.0%	260.0%	280.0%
8.00%	$41.74	$45.86	$49.98	$54.10	$58.22	$62.34
9.00%	$40.03	$43.97	$47.92	$51.86	$55.80	$59.75
10.00%	$38.41	$42.18	$45.96	$49.73	$53.51	$57.29
11.00%	$36.87	$40.48	$44.10	$47.72	$51.33	$54.95
12.00%	$35.40	$38.87	$42.33	$45.80	$49.26	$52.73
13.00%	$34.01	$37.33	$40.65	$43.98	$47.30	$50.62

D.A. Davidson also considered and discussed with the Northwest board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar analysis assuming First Interstate estimated earnings per share in 2023 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of per share values for First Interstate common stock, using the same forward price to earnings multiples of 12.0x to 22.0x and a discount rate of 11.00%.

Variance to 2023 EPS	Earnings Per Share Multiple
	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
20.00%	$40.74	$46.81	$52.88	$58.96	$65.03	$71.10
15.00%	$39.23	$45.04	$50.86	$56.68	$62.50	$68.31
10.00%	$37.71	$43.27	$48.84	$54.40	$59.97	$65.53
5.00%	$36.19	$41.50	$46.81	$52.13	$57.44	$62.75
0.00%	$34.67	$39.73	$44.79	$49.85	$54.91	$59.97
-5.00%	$33.15	$37.96	$42.77	$47.57	$52.38	$57.18
-10.00%	$31.64	$36.19	$40.74	$45.30	$49.85	$54.40
-15.00%	$30.12	$34.42	$38.72	$43.02	$47.32	$51.62
-20.00%	$28.60	$32.65	$36.70	$40.74	$44.79	$48.84

Financial Impact Analysis

D.A. Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of Northwest and First Interstate. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of First Interstate. In the course of this analysis, D.A. Davidson used the publicly available consensus street estimates for First Interstate for the years ending December 31, 2018 and December 31, 2019, and used management’s budget for Northwest for the years ending December 31, 2018 and December 31, 2019 provided by Northwest management. This analysis indicated that the merger is expected to be accretive to First Interstate’s estimated earnings per share beginning in 2018, after excluding non-recurring transaction-related expenses. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for First Interstate and that First Interstate would maintain capital ratios in excess of those required for First Interstate to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by First Interstate and Northwest prior to and following the merger will vary from the projected results, and the variations may be material.

D.A. Davidson prepared its analyses for purposes of providing its opinion to Northwest’s board of directors as to the fairness, from a financial point of view, of the exchange ratio to the holders of Northwest’s common stock in the proposed merger and to assist Northwest’s board of directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of Northwest, First Interstate or D.A. Davidson or any other person assumes responsibility if future results are materially different from those forecasted.

D.A. Davidson’s opinion was one of many factors considered by the Northwest’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors of Northwest or management with respect to the merger or the merger consideration.

D.A. Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. D.A. Davidson acted as financial advisor to Northwest in connection with, and participated in certain of the negotiations leading to the merger. D.A. Davidson is a full-service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, D.A. Davidson and its affiliates may provide such services to Northwest, First Interstate and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Northwest and First Interstate for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Northwest selected D.A. Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement executed on March 19, 2018, Northwest engaged D.A. Davidson as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, Northwest agreed to pay D.A. Davidson a cash fee of $125,000 concurrently with the rendering of its opinion. Northwest will pay to D.A. Davidson at the time of closing of the merger a contingent cash fee equal to 1.125% of the aggregate consideration. Northwest has also agreed to reimburse D.A. Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify D.A. Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

D.A. Davidson has, in the past, provided certain investment banking services to Northwest and its affiliates, has had a material relationship with Northwest and its affiliates and has received compensation and reimbursement of out-of-pocket expenses for such services. During the two years preceding the date of the opinion, D.A. Davidson received compensation for acting as Northwest’s financial advisor on the acquisition of CenterPointe Community Bank. Additionally, D.A. Davidson may provide investment banking services to the combined company in the future and may receive future compensation.

Certain Financial Projections Utilized by the Northwest Board of Directors and Northwest’s Financial Advisor

Northwest does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Northwest’s management provided its financial advisor, D.A. Davidson, and First Interstate with certain non-public unaudited prospective financial information regarding Northwest prepared by Northwest’s management that was considered by D.A. Davidson for the purpose of preparing its fairness opinion, as described in this document under the heading “– D.A. Davidson’s Opinion to Northwest’s Board of Directors” beginning on page 35. This non-public unaudited prospective financial information was prepared as part of Northwest’s overall process of analyzing various strategic initiatives, and was not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements, or GAAP. A summary of certain significant elements of this information is set forth below. The information included below does not comprise all of the prospective financial information provided by Northwest to D.A. Davidson and First Interstate.

Although presented with numeric specificity, the financial forecasts reflect numerous estimates and assumptions of Northwest’s management made at the time they were prepared, and assume execution of various strategic initiatives that Northwest is no longer pursuing in light of the merger. These and the other estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, the future interest rate environment and other economic, competitive, regulatory, and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive, and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Northwest operates, and the risks and uncertainties described under “Risk Factors” beginning on page 14 and “Cautionary Note About Forward-Looking Statements” beginning on page 19, all of which are difficult to predict and many of which are outside the control of Northwest and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results likely would differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, these assumptions do not include all potential actions that management could or might have taken during these time periods.

The inclusion in this document of the non-public unaudited prospective financial information below should not be regarded as an indication that Northwest, First Interstate, their respective boards of directors, or D.A. Davidson considered, or now consider, these projections and forecasts to be a reliable predictor of future results. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and this information should not be relied on as such. In addition, this information represents Northwest management’s evaluation at the time it was prepared of certain measures of Northwest’s expected future financial performance on a stand-alone basis, assuming execution of certain strategic initiatives. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on either First Interstate or Northwest, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed, or not taken in anticipation of the merger.

No assurances can be given that these financial forecasts and the underlying assumptions are reasonable or that, if they had been prepared as of the date of this document, similar assumptions would be used. In addition, the financial forecasts may not reflect the manner in which First Interstate would operate the Northwest business after the merger. First Interstate and Northwest do not intend to, and each disclaims any obligation to, make publicly available any update or other revision to this unaudited prospective financial information to reflect circumstances occurring since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The financial forecasts summarized in this section were prepared by and are the responsibility of the management of Northwest. No independent registered public accounting firm has examined, compiled, or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

Further, the unaudited prospective financial information does not take into account the effect on Northwest or Inland Northwest Bank of any possible failure of the merger to occur. None of Northwest, Inland Northwest Bank, or D.A. Davidson, or their respective affiliates, officers, directors, advisors, or other representatives has made, makes, or is authorized in the future to make any representation to any shareholder of Northwest, or other person regarding Northwest’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by First Interstate or Northwest that it is viewed as material information of Northwest or Inland Northwest Bank particularly in light of the inherent risks and uncertainties associated with such projections.

In light of the foregoing, and taking into account that the Northwest special meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Northwest shareholders are cautioned not to place unwarranted reliance on such information.

The following table presents select unaudited prospective financial data of Northwest for the years ending December 31, 2018 through 2019 prepared by Northwest’s management and provided to D.A. Davidson and First Interstate.

	As of and For the Year Ended December 31,
	2018	2019
Net Income (000s)	$8,731	$10,357
Earnings Per Share	1.16	1.36

First Interstate’s Reasons for the Merger

First Interstate’s board of directors believes that the merger is in the best interests of First Interstate and its shareholders. In deciding to approve the merger and the merger agreement, First Interstate’s board of directors considered a number of factors, including:

•	Northwest’s community banking orientation, its favorable reputation within its local communities and its compatibility with First Interstate and its subsidiaries;

•	First Interstate management’s review of the business, operations, earnings and financial condition, including asset quality, of Northwest;

•	the scale, scope and strength of operations, product lines and delivery systems that could be achieved by combining First Interstate and Northwest;

•	the complementary nature of the business, market areas and corporate cultures of First Interstate and Northwest;

•	First Interstate’s historic performance in similar markets, including its recent successes in Oregon, Idaho and Washington following its acquisition of Bank of the Cascades in 2017;

•	the expectation that the merger will create the opportunity for the combined company to have superior future earnings and prospects compared to First Interstate’s earnings and prospects on a stand-alone basis;

•	First Interstate’s successful track record of creating shareholder value through merger and acquisition transactions, including its proven experience in successfully integrating acquired businesses and management’s belief that it will be able to integrate Northwest with First Interstate successfully;

•	the financial presentation, dated April 23, 2018, of Sandler to the First Interstate board of directors and the opinion, dated April 23, 2018, of Sandler to the First Interstate board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to First Interstate of the exchange ratio in the proposed merger;

•	the review by First Interstate’s board of directors with its management and legal advisors of the structure and other terms of the merger and the expectation of First Interstate’s legal advisors that the merger will qualify as a transaction of a type that is generally tax-free to Northwest shareholders for U.S. federal income tax purposes (except with respect to cash received in lieu of fractional shares of First Interstate Class A common stock);

•	First Interstate’s expectation that it will achieve cost savings equal to 30% of Northwest’s current annualized non-interest expense;

•	that the transaction is expected to be accretive to earnings per share;

•	the pro forma financial effects of the proposed transaction, including the expected dilution to tangible book value per share; and

•	the likelihood of regulators approving the merger without burdensome conditions or delay.

The foregoing discussion of the information and factors considered by First Interstate’s board of directors is not intended to be exhaustive. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, First Interstate’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. First Interstate’s board of directors considered all these factors as a whole, with the assistance of First Interstate’s management and First Interstate’s outside financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Treatment of Northwest Stock Purchase Warrants and Restricted Stock

At the effective time of the merger, each stock purchase warrant to purchase shares of Northwest common stock outstanding immediately before the effective time of the merger, whether or not vested, will be canceled and, upon First Interstate’s receipt of a warrant termination agreement from the holder, exchanged for a cash payment equal to the product of (1) the number of shares of Northwest common stock subject to the stock purchase warrant multiplied by (2) the amount by which the product of the average closing price and the exchange ratio exceeds the exercise price of such warrant, less applicable withholding taxes.

At the effective time of the merger, each outstanding share of restricted stock will vest and be converted into the right to receive 0.516 shares of First Interstate Class A common stock.

Surrender of Stock Certificates

The conversion of Northwest common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as practicable after the completion of the merger, the exchange agent will mail to Northwest shareholders a letter of transmittal, together with instructions for the exchange of their Northwest common stock certificates for the merger consideration. Until you surrender your Northwest stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any First Interstate Class A common stock into which your Northwest shares have been converted. When you surrender your Northwest stock certificates accompanied by a properly completed letter of transmittal, First Interstate will pay any unpaid dividends or other distributions, without interest, that had become payable with respect to the shares of First Interstate Class A common stock into which your Northwest shares had been converted.

If you own shares of Northwest common stock in “street name” through a broker, bank or other nominee, you should receive or seek instructions from the broker, bank or other nominee holding your shares concerning how to surrender your shares of Northwest common stock in exchange for the merger consideration.

If you own shares of Northwest common stock in book-entry form, you are not required to take any additional action to exchange such shares for the merger consideration. Promptly following the completion of the merger, shares of Northwest common stock held in book-entry form automatically will be exchanged for shares of First Interstate Class A common stock in book-entry form and cash to be paid in exchange for fractional shares, if any.

If your Northwest stock certificates have been lost, stolen or destroyed, you will have to provide an affidavit claiming your Northwest stock certificates to be lost, stolen or destroyed, and post a bond in such amount as the exchange agent may direct before you receive any consideration for your shares.

After the completion of the merger, there will be no further transfers of Northwest common stock. Northwest stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

Accounting Treatment of the Merger

First Interstate will account for the merger under the “acquisition” method of accounting according to U.S. generally accepted accounting principles. Using the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities of Northwest will be recorded by First Interstate at their respective fair values at the time of the completion of the merger. The excess of First Interstate’s purchase price over the net fair value of the assets acquired and liabilities assumed will then be recorded as goodwill.

Material U.S. Federal Income Tax Consequences of the Merger

General. The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Northwest common stock. This discussion does not address any tax consequences arising under the laws of any state, locality, foreign jurisdiction or U.S. federal tax laws other than federal income tax law. This discussion is based upon the Internal Revenue Code, the regulations of the United States Department of the Treasury and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that you hold your shares of Northwest common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a Northwest shareholder whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code or who may otherwise be subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a Northwest shareholder who received Northwest common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	a person who has a functional currency other than the U.S. dollar; or

•	a Northwest shareholder who holds Northwest common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Northwest common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

This discussion is not intended to be tax advice to any particular holder of Northwest common stock. Tax matters regarding the merger are complicated, and the tax consequences of the merger to you will depend on your particular situation. Northwest shareholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, federal non-income and non-U.S. tax laws.

It is a condition to the closing of the merger that First Interstate receive the opinion of its legal counsel, Luse Gorman, PC, and Northwest receive the opinion of its legal counsel, Witherspoon Kelley, each dated as of the effective time of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of First Interstate and Northwest), the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The tax opinions are not binding on the Internal Revenue Service, which we refer to as the “IRS,” or any court. First Interstate and Northwest have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

Based on the opinion that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the material U.S. federal income tax consequences of the merger are as follows:

•	No gain or loss will be recognized by a U.S. holder of Northwest stock upon the receipt of shares of First Interstate Class A common stock in exchange therefor pursuant to the merger (except in respect of cash received in lieu of fractional shares, as discussed below);

•	The aggregate adjusted tax basis of the shares of First Interstate Class A common stock received by the U.S. holder in the merger will be the same as the aggregate adjusted tax basis of shares of Northwest stock surrendered in exchange therefor, reduced by the tax basis allocable to any fractional share of First Interstate Class A common stock for which cash is received;

•	The holding period of First Interstate Class A common stock received by a U.S. holder will include the holding period of the Northwest stock exchanged therefor; and

•	Although no fractional shares of First Interstate Class A common stock will be issued in the merger, a U.S. holder who receives cash in lieu of such a fractional share of First Interstate Class A common stock will generally be treated as having received the fractional share pursuant to the merger and then having sold that fractional share of First Interstate Class A common stock for cash. As a result, a U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the portion of the holder’s aggregate adjusted tax basis of the shares of Northwest stock surrendered that is allocable to its fractional share. Any capital gain or loss will be long-term capital gain or loss if the holding period for the fractional share (including the holding period of the shares of Northwest stock surrendered therefor) is more than one year. Long-term capital gains of individuals generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

For purposes of the above discussion of the basis and holding periods for shares of Northwest stock and First Interstate Class A common stock, Northwest shareholders who acquired different blocks of Northwest stock at different times or at different prices must calculate their basis and holding periods separately for each identifiable block of such stock exchanged or received in the merger.

Backup Withholding. Payments of cash (including cash in lieu of a fractional share, if any) to a U.S. holder of Northwest stock may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%) unless such holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder of Northwest stock under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against such holder’s federal income tax liability provided that the holder timely furnishes the required information to the IRS.

Reporting Requirements. U.S. holders of Northwest stock who receive First Interstate Class A common stock pursuant to the merger will be required to retain records pertaining to the merger, and any such holder who, immediately before the merger, holds at least 5% (by vote or value) of the outstanding Northwest stock, or securities of Northwest with a basis for federal income tax purposes of at least $1 million, will be required to file with its U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. U.S. holders are urged to consult with their tax advisors with respect to these and other reporting requirements applicable to the merger.

The preceding discussion is a summary of the material U.S. federal income tax consequences of the merger to a U.S. holder of Northwest stock and does not address all potential tax consequences that apply or that may vary with, or are contingent on, individual circumstances, and should not be construed as tax advice. Moreover, the discussion does not address any U.S. federal non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated and, accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local and foreign income and other tax consequences to you of the merger.

Regulatory Matters Relating to the Merger

Completion of the merger is subject to the receipt of all required approvals and consents from regulatory authorities. The merger is subject to approval by the Federal Reserve Board, the Montana Division and the Washington Department. First Interstate has filed the required applications. While First Interstate does not know of any reason why it would not obtain the approvals in a timely manner, First Interstate cannot be certain when or if it will receive the regulatory approvals.

Federal Reserve Board. The merger and the bank merger are subject to approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, and the Bank Merger Act, respectively.

The Federal Reserve Board takes into consideration a number of factors when acting on applications under the Bank Merger Act and the Bank Holding Company Act, including: (1) the financial and managerial resources and the effect of the proposed merger on these resources (including capital and pro forma capital ratios of the combined organization, the management expertise, internal controls, and risk management systems, especially those with respect to compliance with laws applicable to consumers and “fair lending” laws); (2) the effect of the proposal on competition; (3) the future prospects of the existing and merged entities; (4) the convenience and needs of the communities served; (5) any risk to the stability of the United States banking or financial system; and (6) the effectiveness of the acquiring entity in combating money laundering activities. The Federal Reserve Board also reviews the records of the relevant insured depository institutions under the Community Reinvestment Act of 1997, which we refer to as the “CRA.” In connection with such a review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines such meeting or other proceeding would be appropriate.

In addition, a period of 15 to 30 days must expire following approval by the Federal Reserve Board before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal anti-trust laws. While First Interstate and Northwest believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger.

Montana Division. Prior approval of the bank merger is required from the Montana Division. The Division requires a 30-day public comment period on a bank merger application and may consider any comments received and other factors in considering the bank merger.

Washington Department. The bank merger is subject to and must comply with the requirements of the Revised Code of Washington, which we refer to as the “RCW.” Under the RCW, notice of the bank merger must be provided to the Washington Department along with a copy of the Bank Merger Act application filed with the Federal Reserve Board and the applicable fee.

Additional Regulatory Approvals and Notices. Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations. The bank merger will result in First Interstate’s acquisition of Northwest branches located in Idaho and Oregon. Accordingly, First Interstate will submit a notice to the Idaho Department of Finance and the Oregon Department of Consumer and Business Services.

The merger cannot proceed in the absence of the requisite regulatory approvals. See “—Conditions to Completing the Merger” and “—Terminating the Merger Agreement.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There also can be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy one or more conditions set forth in the merger agreement and described under “—Conditions to Completing the Merger.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include, for example, review of the merger from the standpoint of the adequacy of the merger consideration. Furthermore, regulatory approvals do not constitute an endorsement or recommendation with respect to the merger.

Interests of Certain Persons in the Merger that are Different from Yours

In considering the recommendation of the board of directors of Northwest to approve the merger agreement and the merger, you should be aware that Northwest’s executive officers have employment and other compensation agreements or plans that give them financial interests in the merger that are different from, or in addition to, the interests of Northwest shareholders generally, which are described below. Northwest’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Treatment of Restricted Stock Awards. The merger agreement provides that at the effective time of the merger, each unvested share of restricted stock issued by Northwest and outstanding at the effective time of the merger will fully vest and convert into the right to receive the same merger consideration that all other shares of Northwest common stock are entitled to receive in the merger.

Restricted Stock Awards Held by Northwest’s Three Most Highly Compensated Executive Officers. Russell A. Lee, Holly A. Poquette and Chad R. Burchard, the three most highly compensated executive officers based on 2017 compensation, hold 33,333, 11,867, and 15,167 restricted stock awards, respectively, that will become fully vested at the effective time of the merger, assuming the effective date of the merger is September 30, 2018, and convert into the right to receive the same merger consideration that all other shares of Northwest common stock are entitled to receive in the merger. Northwest’s non-employee directors do not hold any non-vested restricted stock awards. The estimated value of the restricted stock awards that would be made to each of Russell A. Lee, Holly A. Poquette and Chad R. Burchard on settlement of their unvested Northwest equity awards is $673,460, $239,761 and $306,434, respectively. These estimated values are based on a per share price of Northwest common stock of $20.20, which is the average closing market price of Northwest common stock over the five business days following the public announcement of the merger. The actual value of the unvested equity awards will be determined based on the closing price at the effective time of the merger.

Payments Under Employment Agreements with Inland Northwest Bank. Inland Northwest Bank previously entered into employment agreements with each of Messrs. Lee and Burchard and Ms. Poquette. The employment agreements provide generally that in the event an involuntary termination of employment without cause (as defined in the executive’s agreement) or a voluntary termination by the executive within 24 months following a change in control (which we refer to as the “Change in Control Election Period”), the executive will receive a cash severance payment equal to the executive’s monthly base salary for the number of remaining months in the Change in Control Election Period. Each employment agreement provides that payments will be reduced by the minimum amount necessary so that such payments would not result in the loss of deductibility to Northwest under Section 280G of the Internal Revenue Code or imposition of excise taxes on the executive under Section 4999 of the Internal Revenue Code. Mr. Lee and Ms. Poquette’s benefits under their employment agreements will be determined pursuant to a settlement agreement entered into with each executive concurrent with the execution of the merger agreement, as discussed in more detail below. The estimated amount that would be payable to Mr. Burchard under his employment agreement is $415,000.

Settlement Agreements with Russell A. Lee and Holly A. Poquette. In connection with the execution of the merger agreement, First Interstate, First Interstate Bank, Northwest and Inland Northwest Bank entered into a settlement agreement with each of Mr. Lee and Ms. Poquette. In accordance with the terms of each settlement agreement, the executive’s employment agreement will be terminated, effective as of the closing of the merger, and in lieu of any payments under such agreement, Mr. Lee and Ms. Poquette, respectively, will be entitled to a cash payment equal to one dollar less than three times the executive’s “base amount,” as determined in accordance with Section 280G of the Internal Revenue Code, less: (1) the “parachute payment” value, as determined in accordance with Section 280G of the Code, of the accelerated vesting of the executive’s restricted stock outstanding as of the closing of the merger; (2) for Mr. Lee only, the payment will be further reduced by the value of the life insurance, with a death benefit of $1,200,000, that First Interstate Bank will provide to him in his capacity as a First Interstate Bank executive; and (3) for Ms. Poquette only, the payment will be further reduced by the retention payment of $150,000 that she will be entitled to receive as a First Interstate Bank officer. The payments are subject to a possible reduction so that the payments to Mr. Lee or Ms. Poquette, respectively, would not result in the loss of deductibility to Northwest under Section 280G of the Internal Revenue Code or imposition of excise taxes on Mr. Lee under Section 4999 of the Internal Revenue Code. The settlement agreement with Mr. Lee provides that he will continue employment with First Interstate Bank as the Executive Vice President of Special Projects at an initial base salary rate of $350,000 per year and that First Interstate will grant Mr. Lee a one-time restricted stock grant with a grant date fair value equal to $200,000, with such award subject to a two-year vesting schedule, with vesting in equal tranches every six months. The settlement agreement with Ms. Poquette provides that she will continue employment with First Interstate Bank with her current base salary until the earlier of (1) six months following the date of the merger, or (2) an earlier date as determined by First Interstate Bank (which we refer to as the “Retention Date”) and First Interstate Bank will pay her an additional $150,000 if she is employed on the Retention Date. The estimated amounts that would be payable to Russell A. Lee and Holly A. Poquette under their settlement agreements is approximately $812,212, and $410,452, respectively.

Non-Competition Agreement and Consulting and Release Agreement with Russell A. Lee. In connection with the execution of the merger agreement, First Interstate Bank entered into a non-competition agreement and a consulting and release agreement with Mr. Lee. The non-competition agreement provides generally that Mr. Lee may not compete with First Interstate Bank and he may not solicit business, customers and employees for two years following the date he terminates his position with First Interstate Bank (which we refer to as the “Resignation Date”). In exchange for the non-competition and non-solicitation restrictions, First

Interstate or First Interstate Bank will pay Mr. Lee an amount equal to $1.2 million. The consulting and release agreement provides that Mr. Lee will serve as a consultant to First Interstate Bank, on the first business day immediately following the Resignation Date, for up to two years. In exchange for consulting services and a full release of legal claims, First Interstate Bank will pay Mr. Lee an amount equal to $14,583 a month.

Summary of Merger-Related Executive Compensation for Northwest’s Three Most Highly Compensated Executive Officers. The following table sets forth the amount of payments and benefits that each of Messrs. Lee, Burchard and Ms. Poquette would receive in connection with the merger, as described above. This table does not include the value of benefits in which the executives are vested without regard to the occurrence of a change in control. The amounts shown below are estimates based on multiple assumptions that may or may not actually occur, and as a result, the actual amounts to be received by an executive may differ materially from the amounts shown below.

Executive	Cash ($)(1)	Equity ($)(2)	Non-Competition Agreement ($)	Consulting and Release Agreement ($)(3)	Total ($)
Russell A. Lee	1,512,212	873,460	1,200,000	350,000	3,935,672
Holly A. Poquette	560,452	239,761	—	—	800,213
Chad R. Burchard	415,000	306,434	—	—	721,434

(1)	The cash payments consist of: (a) for Mr. Lee, an estimated $812,212 payable pursuant to his settlement agreement and an estimated payment of up to $700,000 payable as an officer of First Interstate Bank, assuming that he remains employed for two years; and (b) for Ms. Poquette, an estimated $410,452 payable pursuant to her settlement agreement and a $150,000 retention payment, assuming that she remains employed for up to six months; (c) for Mr. Burchard, the estimated amount payable under his employment agreement. The cash severance payments, as applicable, will be reduced to avoid excise taxes under Section 280G of the Internal Revenue Code; and accordingly, the above cash payments reflect a reduction for Mr. Lee and Ms. Poquette of $136,838 and $24,359, respectively.
(2)	Represents the estimated value of the non-vested restricted stock awards that become vested at the effective time of the merger, based on a per share price of Northwest common stock of $20.20, which is the average closing market price of Northwest common stock over the five business days following the public announcement of the merger. In addition, for Mr. Lee, the amount includes the restricted stock grant, with a value of $200,000 and subject to a two-year vesting schedule, that he will receive immediately following the effective date of the merger.
(3)	Represents the amount of consulting fees to be paid to Mr. Lee, assuming he provides consulting services for two years.

Indemnification and Insurance of Directors and Officers. In the merger agreement, First Interstate has agreed to indemnify and hold harmless each of the current and former officers and directors of Northwest and its subsidiaries against any costs, expenses, judgments, fines, amounts paid in settlements, damages and other liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether arising before or after the effective time of the merger, pertaining to any matter that existed or occurred at or before the effective time of the merger to the same extent as Northwest currently provides for indemnification of its officers and directors. First Interstate has also agreed to maintain in effect for a period of six years following the effective time of the merger the directors’ and officers’ liability insurance policy currently maintained by Northwest or to provide a policy with comparable coverage, provided that, to obtain such insurance coverage, First Interstate is not obligated to expend, in the aggregate, an amount exceeding 200% of the amount of the annual premiums currently paid by Northwest for such insurance.

Employee Matters

Each person who is an employee of Inland Northwest Bank as of the effective time of the merger (whose employment is not specifically terminated as of the effective time of the merger) will become an employee of

First Interstate Bank. These employees would continue on Inland Northwest Bank’s benefit plans through the end of 2018 and will be eligible to participate in employee benefit plans and compensation opportunities that are substantially comparable to the employee benefit and compensation opportunities that are generally made available to similarly situated employees of First Interstate Bank beginning in 2019; provided, however, that continuing employees will not be eligible to participate in any frozen plans of First Interstate Bank. With respect to any First Interstate Bank medical, dental or vision insurance plan, First Interstate Bank will cause any preexisting condition limitations or eligibility waiting periods to be waived and credit each continuing employee for any co-payments or deductibles incurred by such continuing employee under an Inland Northwest Bank health plan for the plan year in which coverage commences under First Interstate Bank’s health plan. Terminated Inland Northwest Bank employees that do not continue as employees of First Interstate Bank following the effective time of the merger, and their qualified beneficiaries, will have the right to continued coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985.

Continuing employees will receive prior service credit for purposes of eligibility and vesting (but not for purposes of benefit accrual under First Interstate Bank’s 401(k) Plan for 2018 employer contributions) provided that such recognition of service will not (1) apply to paid time-off, to the extent, at First Interstate Bank’s discretion, the cash value of unused paid time-off is paid to continuing employees, or (2) operate to duplicate any benefits with respect to the same period of service.

Each full-time employee of Northwest or Inland Northwest Bank whose employment is involuntarily terminated by First Interstate (other than for cause) within six months following the effective time of the merger and who is not covered by a separate employment agreement, change in control agreement or other agreement that provides for the payment of severance will, upon executing an appropriate release in the form reasonably determined by First Interstate, receive a severance payment equal to two weeks of base pay for each year of service with Northwest, with a minimum payment equal to four weeks for base pay and a maximum payment of 52 weeks of base pay. First Interstate will offer Inland Northwest Bank employees whose jobs are eliminated as a result of the merger priority in applying for open positions with First Interstate and First Interstate Bank.

First Interstate will provide all employees of Inland Northwest Bank whose employment was terminated other than for cause, disability or retirement at or following the merger, job counseling and outplacement assistance services to assist such employees in locating new employment. First Interstate will notify all such employees of opportunities for positions that First Interstate Bank reasonably believes such persons are qualified and will consider any application for such positions submitted by such persons, provided, however, that any decision to offer employment to any such person will be made in the sole discretion of First Interstate Bank.

A retention bonus pool will be established for employees of Inland Northwest Bank other than employees of Inland Northwest Bank who are covered by employment agreements or other contracts providing for severance, as jointly designated by First Interstate and Inland Northwest Bank. The amount and payment date of the retention bonus for each employee will be jointly determined by First Interstate and Inland Northwest Bank.

Operations of First Interstate Bank after the Merger

The merger agreement provides for the merger of Northwest with and into First Interstate, with First Interstate as the surviving entity. Following the merger of Northwest with and into First Interstate, First Interstate will merge Inland Northwest Bank with and into First Interstate Bank, with First Interstate Bank as the surviving bank.

The directors and executive officers of First Interstate and First Interstate Bank will remain the same following the merger.

Resale of Shares of First Interstate Class A Common Stock

All shares of First Interstate Class A common stock issued to Northwest’s shareholders in connection with the merger will be freely transferable. This document does not cover any resales of the shares of First Interstate

Class A common stock to be received by Northwest’s shareholders upon completion of the merger, and no person may use this document in connection with any resale.

Time of Completion

Unless the parties agree otherwise and unless the merger agreement has otherwise been terminated, the closing of the merger will take place within 15 days following the date on which all of the conditions to the merger contained in the merger agreement are satisfied or waived. See “—Conditions to Completing the Merger.” On the closing date, to merge Northwest into First Interstate, First Interstate will file Articles of Merger with the Montana Secretary of State and the Washington Secretary of State. The merger will become effective at the time stated in the Articles of Merger.

It is currently expected that the merger will be completed late in the third quarter or early in the fourth quarter of 2018. However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing of the completion of the merger.

Conditions to Completing the Merger

First Interstate’s and Northwest’s obligations to consummate the merger are conditioned on the following:

•	approval of the merger agreement by Northwest shareholders;

•	receipt of all required regulatory approvals, consents or waivers and the expiration of all statutory waiting periods;

•	the absence of any order, decree, injunction, statute, rule or regulation that prevents the consummation of the merger or the bank merger or that makes completion of the merger or the bank merger illegal;

•	receipt of consent of all third parties whose consent is required to consummate the merger, except where failure to obtain such consent would not have a material adverse effect on First Interstate;

•	effectiveness of the registration statement of which this document is a part;

•	First Interstate filing a notice with The Nasdaq Stock Market for the listing of the shares of First Interstate Class A common stock to be issued by First Interstate in the merger, and The Nasdaq Stock Market authorizing and not objecting to the listing of such shares of First Interstate Class A common stock; and

•	receipt by each of First Interstate and Northwest of an opinion from their respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

In addition, First Interstate’s obligations to consummate the merger are conditioned on the following:

•	the representations and warranties of Northwest contained in the merger agreement being true and correct as of the closing date of the merger (except to the extent such representations and warranties speak as of an earlier date and subject to materiality and material adverse effect standards described in the merger agreement), and the receipt by First Interstate of a written certificate from Northwest’s Chief Executive Officer and Chief Financial Officer to that effect;

•	Northwest’s performance in all material respects of all of its obligations and covenants required to be performed before the effective time of the merger, and First Interstate’s receipt of a written certificate from Northwest’s Chief Executive Officer and Chief Financial Officer to that effect;

•

none of the regulatory approvals, consents or waivers necessary to consummate the merger and the transactions contemplated by the merger agreement including any condition or requirement that would so materially and adversely impact the economic or business benefits to First Interstate of the transactions contemplated by the merger agreement that, had such condition or requirement been known, First Interstate would not, in its reasonable judgment, have entered into the merger agreement; and

•	as of the date immediately before the closing of the merger, no more than 10% of the outstanding shares of Northwest common stock having exercised its dissenters’ rights.

In addition, Northwest’s obligations to consummate the merger are conditioned on the following:

•	the representations and warranties of First Interstate contained in the merger agreement being true and correct as of the closing date of the merger (except to the extent such representations and warranties speak as of an earlier date and subject to materiality and material adverse effect standards described in the merger agreement), and Northwest’s receipt of a written certificate from First Interstate’s Chief Executive Officer and Chief Financial Officer to that effect; and

•	First Interstate’s performance in all material respects of all of its obligations and covenants required to be performed before the effective time of the merger, and Northwest’s receipt of a written certificate from Northwest’s Chief Executive Officer and Chief Financial Officer to that effect.

First Interstate and Northwest cannot guarantee that all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

Conduct of Business Before the Merger

Northwest has agreed that, until completion of the merger and unless consented to by First Interstate, or to the extent required by law or regulation of any governmental entity, neither Northwest nor its subsidiaries will:

General Business

•	conduct its business other than in the regular, ordinary and usual course consistent with past practice;

•	fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

•	take any action that would adversely affect or materially delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

Indebtedness

•	incur, modify, extend or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person, other than deposits in the ordinary course of business consistent with past practice and advances from the Federal Home Loan Bank with a maturity of not more than one year;

•	prepay any indebtedness or other similar arrangements to cause Northwest to incur any prepayment penalty;

•	purchase any brokered certificates of deposit;

Capital Stock

•	adjust, split, combine or reclassify its capital stock;

•	make, declare or pay any dividend or make any other distribution on its capital stock, except for distributions payable to service Northwest’s outstanding subordinated notes and distributions from Inland Northwest Bank to Northwest to cover certain expenses;

•	grant any person any right to acquire any shares of its capital stock or make any grant or award under the Northwest’s equity plans;

•	issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of stock purchase warrants outstanding as of the date of the merger agreement;

•	redeem or otherwise acquire any shares of its capital stock other than a security interest or as a result of the enforcement of a security interest and other than provided in the merger agreement;

Dispositions

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets to any person other than to its subsidiary or cancel, release or assign any indebtedness or claims, other than in the ordinary course of business consistent with past practice;

Investments

•	make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, or form any new subsidiary;

•	purchase any debt security other than U.S. government and U.S. government agency securities with final maturities of less than one year;

•	enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action to hedge the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

Contracts

•	enter into, renew, amend or terminate any material contract or make any change in its leases or material contracts;

Loans

•	except for loans or commitments for loans that have previously been approved by Northwest before the date of the merger agreement, make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any loans, or make any commitment in respect of any of the foregoing, except in conformity with existing lending practices;

•	make any new loan, or commit to make any new loan, to any director or executive officer of Northwest or Inland Northwest Bank, or, except for in accordance with Regulation O of the Federal Reserve Board regulations, amend, renew or increase any existing loan, or commit to do so, with any director or executive officer of Northwest or Inland Northwest Bank;

•	purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

Benefit Plans

•	increase the compensation or benefits payable to any employee or director other than in the ordinary course of business consistent with past practice and pursuant to policies and written incentive plans in effect;

•	pay any bonus, pension, retirement allowance or contribution except for cash bonuses in the ordinary course of business, consistent with past practice but not to exceed 10% of such individual’s base salary or wage rate as of the date of the merger agreement;

•	become a party to, renew or amend any employee benefit, pension, retirement, profit-sharing or welfare plan or employment, severance or change in control agreement;

•	amend the terms of any outstanding stock purchase warrant or accelerate the vesting of, or lapse the restrictions with respect to, any stock purchase warrants or other stock-based compensation; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

Employees

•	elect any person to any office with the title of Senior Vice President or higher who does not currently hold such office or elect any person to the board of directors who is not a member of the board as of the date of the merger agreement;

•	hire any employee whose annual base salary would be greater than $100,000, except as may be necessary to replace any employee;

Settling Claims

•	commence any action or proceeding other than to enforce any obligation owed to Northwest and in accordance with past practice, or settle any claim, action or proceeding against it involving payment of money damages in excess of $100,000 or that would impose any material restrictions on Northwest’s operations;

Governing Documents

•	amend Northwest’s articles of incorporation or bylaws, or similar governing documents;

Deposits

•	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in the ordinary course of business;

Capital Expenditures

•	make any capital expenditures in excess of $100,000, other than existing binding commitments as of the date of the merger agreement and expenditures reasonably necessary to maintain existing assets in good repair;

Branches

•	establish or commit to establish any new branch office or file any application to relocate or terminate any banking office;

Policies

•	make any changes in policies in any material respect in existence on the date of the merger agreement with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, loans; its hedging practices and policies; or other material banking policies, in each case except as may be required by changes in applicable law or regulations, generally accepted accounting principles, or at the direction of a governmental entity;

Communications

•	except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger: (1) issue any communication of a general nature to employees without prior consultation with First Interstate and, to the extent relating to post-closing employment, benefit or compensation information, without the prior consent of First Interstate (which will not be unreasonably withheld, conditioned or delayed); or (2) issue any communication of a general nature to customers without the prior approval of First Interstate (which will not be unreasonably withheld, conditioned or delayed);

Environmental Assessments

•	except with respect to foreclosures in process as of the date of the merger agreement, foreclose upon or take a deed or title to any commercial real estate (1) without providing prior notice to First Interstate and conducting a Phase I environmental assessment of the property, and (2) if the Phase I environmental assessment reflects the presence of any hazardous material or underground storage tank;

Taxes

•	make, change or rescind any material tax election concerning Northwest’s taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle any material tax claim, assessment or surrender any right to claim a tax refund;

Accounting

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or regulatory guidelines;

New Lines of Business

•	enter into any new lines of business;

Merger or Liquidation

•	merge or consolidate Inland Northwest Bank or any subsidiary with any other corporation or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its subsidiaries;

Tax-Free Reorganization

•	knowingly take action that would prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code;

Other Agreements

•	take any action that is intended or expected to result in any of Northwest’s representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time before the effective time, or in any of the closing conditions not being satisfied or in a violation of any provision of the merger agreement; or

•	agree to take, commit to take or adopt any resolutions in support of any of the actions prohibited by the section in the merger agreement governing Northwest’s conduct of business until the completion of the merger.

First Interstate has agreed that, until the completion of the merger and unless permitted by Northwest, or to the extent required by laws or regulation of any governmental entity, or as expressly contemplated or permitted by the merger agreement or as required by law, it will not:

•	conduct its business other than in the regular, ordinary and usual course consistent with past practice;

•	fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

•	take any action that would adversely affect or materially delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

•	take any action that is intended or expected to result in any of First Interstate’s representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time before the effective time, or in any of the closing conditions not being satisfied or in a violation of any provision of the merger agreement;

•	knowingly take action that would prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code;

•	agree to take, commit to take or adopt any resolutions in support of any of the actions prohibited by the section in the merger agreement governing First Interstate’s conduct of business until the completion of the merger; or

•	amend or repeal its articles of incorporation or bylaws in a manner that would adversely affect Northwest or any Northwest shareholder or the transactions contemplated by the merger agreement.

Additional Covenants of Northwest and First Interstate in the Merger Agreement

Agreement Not to Solicit Other Proposals. From the date of the merger agreement until the earlier of the closing of the merger or the termination of the merger agreement, Northwest will not, and will not authorize or permit any of its subsidiaries or any of its subsidiaries’ officers, directors, employees, or any investment banker, financial advisor, attorney, accountant or other representative, directly or indirectly: (1) solicit, initiate, induce or encourage, or take any action to facilitate, any inquiries, offers, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to, an acquisition proposal by a third party; (2) furnish any confidential or non-public information regarding Northwest, or afford access to any such information or data, to any person in connection with or in response to an acquisition proposal by a third party or an inquiry or indication of interest that would reasonably be expected to lead to such an acquisition proposal; (3) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person other than First Interstate, regarding an acquisition proposal by a third party; (4) approve, endorse or recommend any acquisition proposal by a third party; (5) release any person from, waive any provisions of, or fail to use its reasonable best efforts to enforce any confidentiality agreement or standstill agreement to which Northwest is a party; or (6) enter into or consummate any agreement, agreement in principle, letter of intent, arrangement or understanding contemplating any acquisition proposal by a third party or requiring Northwest to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement.

An acquisition proposal is a proposal or offer, whether or not in writing, with respect to any of the following:

•	any merger, consolidation, share exchange, business combination or other similar transaction involving Northwest or its subsidiaries;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the consolidated assets of Northwest in a single transaction or series of transactions;

•	any tender offer or exchange offer for 20% or more of the outstanding shares of Northwest capital stock or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith;

•	any transaction that is similar in form, substance or purpose to any of the foregoing transactions or any combination of the foregoing transactions; or

•	any public announcement, notice or regulatory filing or a proposal, plan or intention to do any of the foregoing transactions or any agreement to engage in any of the foregoing transactions.

Despite the agreement of Northwest not to solicit other acquisition proposals, Northwest may generally, negotiate or have discussions with, or provide non-public information to, a third party before the Northwest shareholder meeting, provided that the Northwest board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to violate the directors’ fiduciary obligations to Northwest’s shareholders under applicable law and that the acquisition proposal constitutes or is reasonably expected to result in a superior proposal. Before providing any non-public information to, or entering into discussions with, a third party, Northwest must give First Interstate written notice of the identity of the third party and of Northwest’s intention to furnish non-public information to, or enter into discussion with, such third party and Northwest must enter into a confidentiality agreement with such third party on terms no more favorable to such third party than the confidentiality agreement between First Interstate and Northwest. A “superior proposal” is an unsolicited, bona fide written offer or proposal made by a third party to consummate an acquisition proposal by a third party that: (1) Northwest’s board of directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the shareholders of Northwest than the transactions contemplated by the merger agreement (taking into account all factors relating to such proposed transaction deemed relevant by Northwest’s board of directors, including without limitation, the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto (including any adjustments to the terms and conditions of such transactions proposed by First Interstate in response to such acquisition proposal)); (2) is for 100% of the outstanding shares of Northwest common stock or all or substantially all of the assets of Northwest; and (3) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such acquisition proposal.

If Northwest receives an acquisition proposal or information request from a third party or enters into negotiations with a third party regarding a superior proposal, Northwest must notify First Interstate orally within 24 hours, and within two calendar days in writing, of the receipt of the acquisition proposal or information request and provide First Interstate with information about the third party and its proposal or information request.

Certain Other Covenants. The merger agreement also contains other agreements relating to the conduct of First Interstate and Northwest before consummation of the merger, including but not limited to the following:

•	each party will promptly advise the other party of (1) any representation or warranty made by it contained in the merger agreement becoming untrue or inaccurate in any material respect or (2) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement;

•	First Interstate and Northwest will provide each other reasonable access during normal business hours to its books, records, contracts, properties, personnel, information technology systems and such other information relating to the other party as may be reasonably requested;

•	Northwest will provide First Interstate with a copy of each report filed with a governmental entity, each periodic report provided to its senior management and all materials relating to its business or operations furnished to its board of directors, each press release and all other information concerning its business, properties and personnel as First Interstate may reasonably request;

•	Northwest will meet with First Interstate on a regular basis to discuss and plan for the conversion of Northwest’s data processing and related electronic information systems;

•	First Interstate and Northwest will cooperate with each other and use their reasonable best efforts to prepare and file all necessary applications, notices and other filings with any governmental entity, the approval of which is required to complete the merger and the other transaction contemplated by the merger agreement;

•	First Interstate and Northwest, and their respective subsidiaries, will use their reasonable best efforts to obtain all third-party consents that are required to consummate the merger and the other transactions contemplated by the merger agreement;

•	Northwest will take all steps required to exempt First Interstate, the merger agreement and the transactions contemplated by the merger agreement from any provisions of an anti-takeover nature in Northwest’s articles of incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state anti-takeover laws;

•	First Interstate and Northwest will use their reasonable best efforts to take promptly all actions and to do promptly all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the merger agreement;

•	First Interstate and Northwest will consult with one another before issuing any press release or otherwise making public statements with respect to the merger;

•	Northwest will take all actions necessary to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable to vote on the merger agreement and the transactions provided for in the merger agreement;

•	Northwest’s board of directors will recommend at its shareholder meeting that the shareholders vote to approve the merger agreement and will use its commercially reasonable efforts to obtain shareholders’ approval (provided, however, that, before the Northwest special meeting, Northwest’s board of directors may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would be reasonably likely to result in a violation of its fiduciary duties under applicable law, withdraw, modify or change its recommendation that Northwest’s shareholders approve the merger agreement in a manner adverse to First Interstate; provided Northwest has not breached its obligation not to solicit other acquisition proposals and, if the decision relates to a third party acquisition proposal, Northwest has provided to First Interstate the material terms and conditions of the acquisition proposal or inquiry and given First Interstate the opportunity to revise the merger agreement in light of the third party acquisition proposal);

•	within 45 days following the date of the merger agreement, First Interstate will prepare and file a registration statement, of which this document forms a part, with the SEC registering the shares of First Interstate Class A common stock to be issued in the merger to Northwest shareholders;

•	First Interstate will use its reasonable best efforts to have the registration statement, of which this document forms a part, declared effective by the SEC;

•	First Interstate will take any action required to be taken under applicable state securities laws;

•	before completion of the merger, First Interstate will notify The Nasdaq Stock Market of the additional shares of First Interstate Class A common stock that First Interstate will issue in exchange for shares of Northwest common stock;

•	First Interstate will indemnify Northwest’s and its subsidiaries’ current and former directors, officers and employees to the fullest extent as would have been permitted under Washington law and the Northwest articles of incorporation and bylaws and advance expenses as incurred to the fullest extent permitted under applicable law;

•	First Interstate will maintain for a period of six years after completion of the merger Northwest’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are no less favorable than the current policy, with respect to acts or omissions occurring after before the effective time of the merger, except that First Interstate is not required to incur in the aggregate an expense greater than 200% of Northwest’s current annual directors’ and officers’ liability insurance premium;

•	Northwest will give First Interstate the opportunity to participate, at its own expense, in the defense or settlement of any shareholder litigation against Northwest and/or its directors relating to the transactions contemplated by the merger agreement, and no such settlement will be agreed to without First Interstate’s prior written consent (such consent not to be unreasonably withheld or delayed); and

•	First Interstate will assume the Northwest Bancorporation Capital Trust I trust preferred securities and all of Northwest’s obligations under the related indentures at the closing of the merger.

Representations and Warranties Made by First Interstate and Northwest in the Merger Agreement

First Interstate and Northwest have made certain customary representations and warranties to each other in the merger agreement relating to their businesses. The representations and warranties contained in the merger agreement were made only for purposes of such agreement and are made as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by First Interstate or Northwest, including being qualified by disclosures between the parties. These representations and warranties may have been made to allocate risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality that differ from the standard of materiality that an investor may apply when reviewing statements of factual information.

Each of First Interstate and Northwest has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization, qualification and the organizational structure, including corporate matters related to subsidiaries;

•	capitalization, including total outstanding shares and classes of stock;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, violations of, or a default under organizational documents or other obligations as a result of the merger;

•	governmental filings and consents necessary to complete the merger;

•	the timely filing of regulatory and, for First Interstate, securities reports;

•	financial statements;

•	undisclosed liabilities;

•	litigation matters;

•	tax matters;

•	the absence of any event or action that would, or reasonably be expected to, constitute a material adverse effect since December 31, 2017;

•	legal proceedings;

•	the absence of regulatory actions;

•	compliance with applicable laws;

•	the existence, performance and legal effect of certain contracts;

•	intellectual property and IT systems;

•	labor and employee benefit matters;

•	real and personal property;

•	receipt of a fairness opinion;

•	compliance with applicable environmental laws;

•	loan portfolio matters;

•	anti-takeover provisions;

•	insurance matters;

•	corporate documents and records;

•	community reinvestment act and regulatory compliance matters;

•	internal controls; and

•	tax treatment of the merger.

In addition, Northwest has made other representations and warranties about itself to First Interstate as to:

•	brokers or financial advisor fees;

•	material interests of certain persons;

•	investment portfolio matters;

•	related party transactions; and

•	trust accounts.

The representations and warranties of each of First Interstate and Northwest will expire upon the effective time of the merger.

Terminating the Merger Agreement

The merger agreement may be terminated by mutual written consent of First Interstate and Northwest at any time before the completion of the merger. Additionally, subject to conditions and circumstances described in the merger agreement, either First Interstate or Northwest may terminate the merger agreement if, among other things, any of the following occur:

•	Northwest shareholders do not approve the merger agreement at the Northwest special meeting (in the case of Northwest terminating, only if Northwest has complied with certain obligations relating to calling the Northwest special meeting and recommending that the Northwest shareholders approve the merger agreement);

•	any required regulatory approval has been denied and such denial has become final and non-appealable, or a governmental authority or court has issued a final, unappealable order prohibiting consummation of the transactions contemplated by the merger agreement;

•	the merger has not been consummated by January 31, 2019, unless the failure to complete the merger by that time was due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements provided in the merger agreement; or

•	there is a breach by the other party of any covenant or agreement contained in the merger agreement, or any representation or warranty of the other party becomes untrue, in each case such that the conditions to closing would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within 30 days after the giving of written notice to such party of such breach.

First Interstate may also terminate the merger agreement if Northwest breaches its obligations in any material respect regarding the solicitation of other acquisition proposals or submission of the merger agreement to Northwest’s shareholders or if the Northwest board of directors does not publicly recommend in this document that Northwest shareholders approve the merger agreement or withdraws or revises its recommendation in a manner adverse to First Interstate.

Northwest may also terminate the merger agreement:

•	before adoption and approval of the merger agreement by its shareholders, to enter into an agreement with respect to a superior proposal to be acquired by a third party, but only if Northwest’s board of directors has determined in good faith based on the advice of legal counsel that failure to take such action would cause the Northwest board of directors to violate its fiduciary duties and Northwest has not breached its obligations regarding the solicitation of other acquisition proposals; and

•	within the five-day period commencing with the fifth day before the closing date of the merger (which we refer to as the “determination date”), if both of the following conditions have been satisfied:

•	the average daily closing sale prices of a share of First Interstate Class A common stock as reported on the Nasdaq Global Select Market for the 20 consecutive trading days ending on and including the determination date is less than $32.00 (80% of the closing sale price of First Interstate Class A common stock on the third trading date before the date of the first public announcement of the merger agreement); and

•	First Interstate Class A common stock underperforms the KBW Regional Banking Index by more than 20% during the same period.

However, if Northwest chooses to exercise this termination right, First Interstate has the option, within five days of receipt of notice from Northwest, to adjust the merger consideration and prevent termination under this provision.

Termination Fee

The merger agreement requires Northwest to pay First Interstate a fee of $5.1 million if Northwest terminates the merger agreement to enter into an agreement with respect to an acquisition proposal. Additionally, Northwest must pay the termination fee if First Interstate terminates the merger agreement as a result of a breach by Northwest of its covenants regarding acquisition proposals or its obligation to submit the merger agreement to its shareholders, or if Northwest’s board of directors fails to recommend approval of the merger agreement or, after recommending the approval of the merger agreement, it withdraws, modifies or changes its recommendation, so long as at the time of such termination First Interstate is not in material breach of any representation, warranty, or material covenant contained in the merger agreement.

If (1) First Interstate terminates the merger agreement because Northwest breaches a covenant or agreement or if any representation or warranty of Northwest has become untrue and such breach or untrue representation or warranty has not been or cannot be cured within 30 days following written notice to Northwest and such breach giving rise to such termination was knowing and intentional, or (2) either party terminates the merger agreement because Northwest’s shareholders fail to approve and adopt the merger agreement, then Northwest must pay the termination fee if (a) an acquisition proposal was publicly announced (i) before the termination of the merger agreement if terminated in accordance with (1) above, or (ii) before Northwest’s shareholder meeting if terminated in accordance with (2), above, and (b) within 12 months after termination of the merger agreement, Northwest consummates or enters into an agreement with respect to an acquisition proposal.

Expenses

Each of First Interstate and Northwest will pay its own costs and expenses incurred in connection with the merger.

Changing the Terms of the Agreement and Plan of Merger

Before the completion of the merger, First Interstate and Northwest may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by Northwest shareholders, First Interstate and Northwest can make no amendment or modification that would reduce the amount or alter or change the kind of consideration to be received by Northwest’s shareholders or that would contravene any provisions of the MBCA or applicable state and federal banking laws, rules and regulations.

Voting Agreements

Each of Northwest’s directors and certain executive officers, in their individual capacity as a Northwest shareholder, have entered into a separate voting agreement with First Interstate, pursuant to which each such director and executive officer has agreed to vote all shares of Northwest common stock over which he or she exercises sole or shared dispositive and voting rights in favor of the approval of the merger agreement and certain related matters and against alternative transactions. Under the voting agreements, Northwest’s directors and executive officers may not, without the prior written consent of First Interstate, transfer any of their shares of Northwest common stock except for certain limited purposes described in the voting agreements. These voting agreements will terminate if the merger agreement is terminated. As of June  27, 2018, shares constituting 26.7% of the voting power of Northwest common stock were subject to the voting agreements.

Dissenters’ Rights of Appraisal

Under the Washington Business Corporation Act, which we refer to as the “WBCA,” Northwest shareholders are entitled to exercise dissenters’ rights and to receive the fair value in cash of their shares of Northwest common stock if they fully comply with the provisions of the WBCA relating to dissenters’ rights, if the merger agreement is approved and the merger is consummated. As noted below, First Interstate may terminate the merger agreement if holders of 10% or more of the outstanding shares of Northwest common stock propose to exercise dissenters’ rights with respect to the merger. The following summary of the WBCA provisions with respect to dissenters’ rights is qualified in its entirety by reference to those statutes. Shareholders anticipating exercising dissenters’ rights with respect to the merger are strongly encouraged to consult their legal counsel and tax, financial or other appropriate advisors.

The WBCA requires that shareholders be accorded dissenters’ rights in connection with the proposed merger transaction. A copy of the relevant portions of the WBCA, Sections 23B.13.010 through 23B.13.310 are included as Annex B. The following discussion of dissenters’ rights is qualified in its entirety by reference to those statutes.

A shareholder may elect to dissent from the proposed merger transaction and, upon consummation of the transaction, to receive the “fair value” of such shareholder’s Northwest common stock.

In order to properly exercise dissenters’ rights, the shareholder must:

•	not vote in favor of the merger agreement; and

•	before the time of the vote taken by Northwest shareholders, notify Northwest of the shareholder’s intent to exercise dissenters’ rights.

Except in certain circumstances specified in the WBCA, a shareholder electing to assert dissenters’ rights must generally assert such rights with respect to all shares of Northwest common stock beneficially owned by the shareholder. If a shareholder fails to meet the requirements for assertion of dissenters’ rights such shareholder is not entitled to payment for his or her shares under the WBCA.

If a shareholder properly asserts dissenters’ rights and the proposed merger is consummated, First Interstate, as the surviving corporation in the merger, will send each shareholder who has properly exercised dissenters’

rights a dissenter’s notice, notifying the shareholder of, among other things, the completion of the merger and providing the shareholder instructions for the deposit of certificates representing the dissenter’s Northwest shares and supplying a form for demanding payment. A dissenting shareholder failing to timely demand payment or to deposit certificates representing the dissented Northwest common stock is not thereafter entitled to receive payment for his or her shares under the WBCA.

First Interstate, as the surviving corporation in the merger, is required to pay all dissenting Northwest shareholders who have properly and timely exercised dissenters’ rights, deposited certificates and demanded payment of the “fair value” for their shares of Northwest common stock. The amount of payment is determined by First Interstate and made to dissenting shareholders within time frames specified by the WBCA. If a shareholder is dissatisfied with the amount of the payment determined by First Interstate, such shareholder may notify First Interstate in writing, within 30 days after First Interstate made or offered to make payment, of the shareholder’s own estimate of the fair value of his or her shares and demand payment for such amount (less any payment made by First Interstate). First Interstate may, after the receipt of such demand, elect to pay the additional amount demanded or, within 60 days following receipt of such demand, commence a legal proceeding for a determination of the “fair value” of the shares.

DESCRIPTION OF FIRST INTERSTATE CAPITAL STOCK

As a result of the merger, Northwest shareholders will become First Interstate shareholders. Your rights as a shareholder of First Interstate will be governed by the MBCA, First Interstate’s amended and restated articles of incorporation and First Interstate’s bylaws. The following summary describes the material terms of First Interstate’s capital stock and is subject to, and qualified by, First Interstate’s amended and restated articles of incorporation and bylaws and Montana law. We urge you to read the applicable provisions of the MBCA, First Interstate’s amended and restated articles of incorporation and First Interstate’s bylaws. Copies of First Interstate’s governing documents have been filed with the SEC. See “Where You Can Find More Information” as to how to obtain a copy of First Interstate’s articles of incorporation and bylaws.

General

First Interstate’s amended and restated articles of incorporation provide for two classes of common stock: First Interstate Class A common stock, which has one vote per share, and First Interstate Class B common stock, which has five votes per share. Any holder of First Interstate Class B common stock may at any time convert his or her shares into shares of First Interstate Class A common stock on a share-for-share basis. The shares of First Interstate Class B common stock will be automatically converted into shares of First Interstate Class A common stock on a share-for-share basis:

•	when the aggregate number of shares of First Interstate Class B common stock outstanding as of the record date for any meeting of First Interstate shareholders is less than 20% of the aggregate number of shares of First Interstate Class A common stock and First Interstate Class B common stock then outstanding; or

•	upon any transfer, whether or not for value, except for permitted transfers as set forth in First Interstate’s articles of incorporation and described below.

The shares of First Interstate Class B common stock are generally non-transferable, except in connection with a permitted transfer as set forth in First Interstate’s amended and restated articles of incorporation and described below. The rights of the two classes of First Interstate’s common stock are otherwise identical.

First Interstate’s authorized capital stock consists of 200,100,000 shares, each with no par value per share, of which:

•	100,000,000 shares are designated as First Interstate Class A common stock;

•	100,000,000 shares are designated as First Interstate Class B common stock; and

•	100,000 shares are designated as preferred stock.

At June 27, 2018 First Interstate had issued and outstanding 34,201,140 shares of First Interstate Class A common stock and 22,559,402 shares of First Interstate Class B common stock. At June 27, 2018, First Interstate also had outstanding stock options to purchase an aggregate of 482,648 shares of First Interstate Class A common stock. There were no outstanding shares of First Interstate preferred stock at June 27, 2018.

Common Stock

Dividends. The holders of First Interstate Class A common stock and First Interstate Class B common stock are entitled to share equally, on a per share basis, in any dividends that First Interstate’s board of directors may declare from time to time from legally available funds, subject to limitations under Montana law and the preferential rights of holders of any outstanding shares of preferred stock. If a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of First Interstate Class A common stock will be entitled to receive First Interstate Class A common stock, or rights to acquire First

Interstate Class A common stock, as the case may be, and the holders of First Interstate Class B common stock will be entitled to receive shares of First Interstate Class B common stock, or rights to acquire First Interstate Class B common stock, as the case may be. First Interstate is not subject to regulatory restrictions on the payment of dividends. However, its ability to pay dividends may depend, in part, upon dividends it receives from First Interstate Bank. Applicable regulations limit dividends and other distributions by First Interstate Bank.

Voting Rights. The holders of First Interstate common stock possess exclusive voting rights. The holders of First Interstate Class A common stock are entitled to one vote per share and the holders of First Interstate Class B common stock are entitled to five votes per share on any matter to be voted upon by the shareholders. Holders of First Interstate Class A common stock and First Interstate Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law or First Interstate’s articles of incorporation.

First Interstate’s amended and restated articles of incorporation provide that it may not, without first obtaining the affirmative vote of the holders of a majority of the outstanding shares of First Interstate Class A common stock and First Interstate Class B common stock, each voting as a separate class, issue any additional shares of First Interstate Class B common stock, subject to certain exceptions. The holders of First Interstate common stock are not entitled to cumulative voting rights with respect to the election of directors. Directors will be elected by a majority of the voting power of the shares of First Interstate capital stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Liquidation. Upon liquidation, dissolution or winding up of First Interstate, the holders of First Interstate Class A common stock and First Interstate Class B common stock are entitled to share equally, on a per share basis, in all First Interstate’s assets available for distribution after payment or provision for payment of all its debts and liabilities. If First Interstate issues preferred stock, the holders of First Interstate preferred stock may have a priority over the holders of First Interstate common stock upon liquidation or dissolution.

Conversion. First Interstate Class A common stock is not convertible into any other shares of First Interstate’s capital stock. Each share of First Interstate Class B common stock is convertible at any time, at the option of the holder, into one share of First Interstate Class A common stock. However, each share of First Interstate Class B common stock will convert automatically into one share of First Interstate Class A common stock upon certain transfers that are not permitted under First Interstate’s amended and restated articles of incorporation. See “—Transfer” below. Once converted into First Interstate Class A common stock, the First Interstate Class B common stock cannot be reissued.

Transfer. Outstanding shares of First Interstate Class B common stock are subject to transfer restrictions under First Interstate’s amended and restated articles of incorporation, limiting their transfer principally to: (1) the holder’s spouse; (2) certain of the holder’s relatives; (3) estates, trusts or other fiduciary arrangements established for the benefit of a holder of First Interstate Class B common stock; (4) certain charitable remainder trusts; provided that the noncharitable beneficiary of any such trust is one or more of the individuals or fiduciary arrangements set forth in (1) through (3) above; and (5) corporations and partnerships wholly-owned by holders of First Interstate Class B common stock and/or any one or more of the individuals or fiduciary arrangements set forth in (1) through (3) above. Furthermore, the First Interstate Class B common stock is not listed on The Nasdaq Stock Market or any other exchange, and there is no trading market for the First Interstate Class B common stock.

Shares of First Interstate Class B common stock will convert automatically into shares of First Interstate Class A common stock if they are transferred to any party who is not an eligible transferee as described in the preceding paragraph and set forth in First Interstate’s amended and restated articles of incorporation.

Subdivision; Combination. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

Preemptive Rights. The holders of First Interstate common stock do not have any preemptive rights.

Preferred Stock

First Interstate’s board of directors is authorized, without approval of the holders of First Interstate Class A common stock or First Interstate Class B common stock, to issue preferred stock from time to time in one or more series in such number and with such designations, preferences, powers and other special rights as may be stated in the resolution providing for such preferred stock. The issuance of First Interstate preferred stock with voting, dividend, liquidation and conversion rights could dilute the voting strength of the holders of First Interstate common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Anti-Takeover Considerations and Provisions of First Interstate’s Articles, Bylaws and Montana Law

A number of provisions of First Interstate’s amended and restated articles of incorporation and bylaws concern matters of corporate governance and the rights of First Interstate’s shareholders. Certain of these provisions may have an anti-takeover effect by discouraging takeover attempts not first approved by First Interstate’s board of directors, including takeovers that may be considered by some of First Interstate’s shareholders to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of First Interstate Class A common stock, which may result from actual or rumored takeover attempts, may be inhibited. Such provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders, even if such removal or assumption would be viewed by First Interstate’s shareholders as beneficial to their interests. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if such a transaction could be viewed by First Interstate’s shareholders as beneficial to their interests and could potentially depress the market price of First Interstate Class A common stock. First Interstate’s board of directors believes that these provisions are appropriate to protect First Interstate’s interests and the interests of First Interstate’s shareholders.

Preferred Stock. First Interstate’s board of directors may from time to time authorize the issuance of one or more classes or series of preferred stock without shareholder approval. Subject to the provisions of First Interstate’s articles of incorporation, limitations prescribed by law and the rules of The Nasdaq Stock Market, if applicable, First Interstate’s board of directors is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series and provide or change the voting powers, designations, qualifications, limitations or restrictions on shares of First Interstate’s preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation, dissolution and winding-up preferences, in each case without any action or vote by First Interstate’s shareholders.

One of the effects of undesignated preferred stock may be to enable First Interstate’s board of directors to discourage an attempt to obtain control of First Interstate by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of holders of First Interstate Class A common stock and First Interstate Class B common stock by, among other things:

•	restricting dividends on either or both classes of common stock;

•	diluting the voting power of either or both classes of common stock;

•	impairing the liquidation rights of either or both classes of common stock;

•	delaying or preventing a change in control without further action by the shareholders; or

•	decreasing the market price of either or both classes of common stock.

Meetings of Shareholders. First Interstate’s bylaws provide that annual meetings of First Interstate’s shareholders will be held at such time as is determined by First Interstate’s board of directors to elect directors and for the transaction of any other business as may come before the annual meeting. First Interstate’s amended and restated articles of incorporation provide that special meetings of shareholders may be called by (1) First Interstate’s board of directors, (2) the Chairman of First Interstate’s board of directors, (3) the Chief Executive

Officer of First Interstate, or (4) a holder, or a group of holders, of common stock holding more than 10% of the total voting power of the outstanding shares of First Interstate capital stock then entitled to vote.

Advance Notice Provisions. First Interstate’s bylaws provide that nominations for directors may not be made by shareholders at any special meeting thereof unless the shareholders intending to make a nomination notifies First Interstate of its intention a specified number of days in advance of the meeting and furnishes to First Interstate certain information regarding itself and the intended nominee. First Interstate’s bylaws also require a shareholder to provide written demand to the First Interstate secretary and must describe the purpose for which the special meeting is to be held. Only business within the purposes described in the notice of the meeting may be conducted at a special meeting. These provisions could delay shareholder actions that are favored by the holders of a majority of First Interstate’s outstanding capital stock until the next shareholders’ meeting.

Filling of Board Vacancies. Unless First Interstate’s board of directors otherwise determines or is otherwise required by applicable law, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by the shareholders may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of First Interstate’s board of directors, or by a sole remaining director. Each such director will hold office until the next election of directors and until such director’s successor is elected and qualified.

Amendment of the First Interstate Amended and Restated Articles of Incorporation. First Interstate’s amended and restated articles of incorporation may be amended in the manner allowed under the MBCA; however, the affirmative vote of the holders of at least 70% of the outstanding shares of the First Interstate Class A common stock, voting separately as a class, is required to amend or repeal any of the provisions in the amended and restated articles of incorporation of First Interstate relating to First Interstate common stock, a change in control transaction or a Class B acquisition transaction (each as defined in the First Interstate amended and restated articles of incorporation).

Amendment of the First Interstate Bylaws. First Interstate’s amended and restated articles of incorporation provide that the First Interstate bylaws may be adopted, altered, amended or repealed by First Interstate’s board of directors upon the affirmative vote of at least a majority of the directors then in office. First Interstate’s amended and restated articles of incorporation also provide that the bylaws may be adopted, amended, or repealed by a majority of the voting power of the shareholders entitled to vote.

Change in Control. First Interstate’s amended and restated articles of incorporation provide for certain voting thresholds needed to consummate a change in control transaction (as defined in the First Interstate amended and restated articles of incorporation). Accordingly, if First Interstate proposes to engage in a change in control transaction in which holders of First Interstate Class A common stock and First Interstate Class B common stock will receive different consideration, First Interstate will need to obtain, in addition to any shareholder approval required by the MBCA and the First Interstate amended and restated articles of incorporation, the approval of at least 70% of the outstanding shares of First Interstate Class A common stock, voting separately as a single class.

In addition, if First Interstate proposes to merge into another corporation and in the twelve months before such merger the acquiring company acquired any shares of First Interstate Class B common stock, then such merger transaction will require the affirmative vote of 70% of the outstanding shares of First Interstate Class A common stock, voting separately as a single class, unless the holders of the First Interstate Class A common stock and First Interstate Class B common stock receive the same consideration for their shares in the merger and the merger consideration paid is at least equal to the highest amount paid by the acquiring corporation for the First Interstate Class B common stock.

Transactions with Interested Shareholders. First Interstate cannot merge with or sell any material assets to any shareholder of First Interstate Class B common stock unless such transaction is approved by a majority of the disinterested directors on First Interstate’s board of directors and the holders of a majority of the shares of First Interstate Class A common stock, voting separately as a single class.

No Cumulative Voting. The MBCA provides that shareholders are not entitled to cumulate votes in the election of directors unless First Interstate’s articles of incorporation provide otherwise. First Interstate’s amended and restated articles of incorporation prohibit cumulative voting.

Dual Class Structure

As discussed above, First Interstate Class B common stock is entitled to five votes per share, while First Interstate Class A common stock is entitled to one vote per share. First Interstate Class A common stock is the class of stock to be issued to Northwest shareholders in the merger and is the only class of First Interstate’s capital stock that is publicly traded. As of June 27, 2018, members of the Scott family held 362,124 shares of First Interstate Class A common stock and 21,721,123 shares of First Interstate Class B common stock and, therefore, controlled in excess of 72.9% of the voting power of First Interstate’s outstanding stock. As a result, the Scott family will be able to exert a significant degree of influence or actual control over First Interstate’s management and affairs and over matters requiring shareholder approval, including the election of directors, a merger, consolidation or sale of all or substantially all of First Interstate’s assets and any other significant transaction. This concentrated control will limit the ability of other shareholders to influence corporate matters and the interests of the Scott family may not always coincide with First Interstate’s interests or the interests of other shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for First Interstate’s common stock is American Stock Transfer & Trust Company, LLC.

Restrictions on Ownership

Under the federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire “control” of a bank holding company or a bank. An acquisition of “control” can occur upon the acquisition of ten percent or more of the voting stock of a bank holding company or depository institution or as otherwise defined by the Federal Reserve Board. Under the Change in Bank Control Act, the Federal Reserve Board has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a bank holding company.

COMPARISON OF RIGHTS OF SHAREHOLDERS

The rights of shareholders of First Interstate are currently governed by First Interstate’s amended and restated articles of incorporation, bylaws and the MBCA. The rights of shareholders of Northwest are currently governed by Northwest’s articles of incorporation, bylaws and the WBCA. If the merger is completed, Northwest shareholders will become First Interstate shareholders and their rights will likewise be governed by First Interstate’s amended and restated articles of incorporation, First Interstate’s bylaws and the MBCA.

The following summary compares the rights of a Northwest shareholder and the rights of a shareholder of First Interstate. The following summary is not a complete statement of the differences between the rights of Northwest shareholders and the rights of First Interstate shareholders and is qualified in its entirety by reference to the articles of incorporation and bylaws of each corporation. Copies of First Interstate’s amended and restated articles of incorporation and bylaws are on file with the SEC and are available on written request addressed to Kirk D. Jensen, General Counsel, First Interstate BancSystem, Inc., 401 North 31st Street, Billings, Montana 59101.

Authorized Stock

First Interstate	Northwest

•  First Interstate’s articles of incorporation authorize 200,100,000 shares of capital stock, consisting of 100,000,000 shares of First Interstate Class A common stock, no par value per share, 100,000,000 shares of First Interstate Class B common stock, no par value per share, and 100,000 shares of preferred stock, no par value per share.

•  As of June 27, 2018, there were 34,201,140 shares of First Interstate Class A common stock issued and outstanding and 22,559,402 shares of First Interstate Class B common stock issued and outstanding.

•  As of June 27, 2018, there were no shares of First Interstate preferred stock issued and outstanding.

•  Northwest’s articles of incorporation authorize 30,000,000 shares of common stock and 500,000 shares of preferred stock.

•  As of June 27, 2018, there were 7,267,205 shares of Northwest common stock issued and outstanding.

•  As of June 27, 2018, there were no shares of Northwest preferred stock issued and outstanding.

Voting Rights

First Interstate	Northwest

• Same provisions as Northwest with respect to cumulative voting.	• Northwest’s articles of incorporation do not provide for cumulative voting by shareholders in the election of directors.

• Each share of First Interstate Class A common stock is entitled to one vote per share. Each share of First Interstate Class B common stock is entitled to five votes per share.	• Northwest’s bylaws provide that each shareholder is entitled to one vote for each share of stock held by such shareholder.

Preemptive Rights

First Interstate	Northwest

• No holder of any stock has any preemptive rights to subscribe for or purchase any stock other than as First Interstate’s board of directors, in its sole discretion, may determine.	• No holders of any stock have any preemptive rights to subscribe for or purchase any stock.

Required Vote for Authorization of Certain Actions

First Interstate	Northwest

•  Under the MBCA, a two-thirds vote is generally required for approval of mergers or share exchanges, unless otherwise provided in a company’s articles of incorporation. First Interstate’s amended and restated articles of incorporation provide that, if First Interstate proposes to engage in a change in control transaction in which holders of First Interstate Class A common stock and First Interstate Class B common stock will receive different consideration, First Interstate will need to obtain, in addition to any shareholder approval required by the MBCA and the First Interstate amended and restated articles of incorporation, the approval of at least 70% of the outstanding shares of First Interstate Class A common stock, voting separately as a single class.

•  If First Interstate proposes to merge into another corporation and in the twelve months before such merger the acquiring company acquired any shares of First Interstate Class B common stock, then such merger transaction will require the affirmative vote of 70% of the outstanding shares of First Interstate Class A common stock, voting separately as a single class, unless the holders of the First Interstate Class A common stock and First Interstate Class B common stock receive the same consideration for their shares in the merger and the merger consideration paid is at least equal to the highest amount paid by the acquiring corporation for the First Interstate Class B common stock.

• Under the WBCA, a merger or share exchange requires the approval of two-thirds of the outstanding shares of Northwest common stock.

Required Vote for Authorization of Business Combinations with Interested Shareholders

First Interstate	Northwest

•  First Interstate cannot merge with or sell any material assets to any shareholder of First Interstate Class B common stock unless such transaction is approved by a majority of the disinterested directors on First Interstate’s board of directors and the holders of a majority of the shares of First Interstate Class A common stock, voting separately as a single class.

• Northwest has no similar restriction on business combinations with interested shareholders.

Dissenters’ Rights

First Interstate	Northwest

•  Under the MBCA, First Interstate shareholders are entitled to exercise dissenters’ rights and to receive payment of the fair value of their shares of First Interstate common stock if they fully comply with the provisions of the MBCA relating to dissenters’ rights. Corporate actions that entitle First Interstate shareholders to exercise their dissenters’ rights include, but are not limited to, (1) mergers that require shareholder approval to be consummated, (2) amendments to the articles of incorporation that materially and adversely affect certain shareholder rights and (3) any corporate action taken pursuant to a shareholder vote (to the extent the articles of incorporation, bylaws or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and to obtain payment for their shares).

•  Under the WBCA, Northwest shareholders are entitled to exercise dissenters’ rights and to receive the fair value in cash of their shares of Northwest common stock if they fully comply with the provisions of the WBCA relating to dissenters’ rights. Corporate actions that entitle Northwest shareholders to exercise their dissenters’ rights include, but are not limited to, (1) mergers that require shareholder approval to be consummated, (2) amendments to the articles of incorporation that materially and adversely affect certain shareholder rights and (3) any corporate action taken pursuant to a shareholder vote (to the extent the articles of incorporation, bylaws or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and to obtain payment for their shares).

Dividends

First Interstate	Northwest

•  Under the MBCA, First Interstate may not declare a dividend if, after giving it effect: (1) First Interstate would not be able to pay its debts as they become due in the usual course of business; or (2) First Interstate’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The holders of First Interstate Class A common stock and First Interstate Class B common stock are entitled to share equally, on a per share basis, in any dividends that First Interstate’s board of directors may declare from time to time from legally available funds, subject to limitations under Montana law and the preferential rights of holders of any outstanding shares of preferred stock.

•  Under the WBCA, Northwest may not make a distribution to its shareholders if, after giving it effect: (1) Northwest would not be able to pay its liabilities as they become due in the usual course of business or (2) Northwest’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distributions, to satisfy the preferential rights upon dissolutions of shareholders whose preferential rights are superior to those receiving the distribution.

Indemnification of Directors and Officers and Limitation of Liability

First Interstate	Northwest

•  First Interstate’s amended and restated articles of incorporation provides that it will indemnify to the fullest extent permitted by the MBCA any officer or director made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, or she is or was a director, officer, employee or agent of First Interstate or any predecessor to First Interstate or serves or served at any other enterprise as a director, officer, employee or agent at the request of First Interstate or any predecessor to First Interstate.

•  First Interstate’s bylaws further provide that it will indemnify to the fullest extent permitted by law any person who was or is a party or threatened to be a party to a proceeding or threatened proceeding by reason of the fact that such person is or was a director or officer of First Interstate or is or was serving as a director or officer serving at the request of First Interstate as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees), judgments, fines and settlements reasonably incurred by the indemnitee. Such indemnification is only permitted if (1) the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe the conduct was unlawful and (2) the indemnification is properly authorized by First Interstate according to the procedures set forth in its bylaws. Furthermore, no indemnification for actions by or in the right of the corporation is permitted in respect of any claim, issue or matter as to which the indemnitee has been adjudged liable to First Interstate, unless and only to the extent the applicable court determines the indemnitee is fairly and reasonably entitled to indemnification for expenses as the court deems proper.

•  Expenses reasonably incurred by an indemnitee will be paid in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding upon receipt by First Interstate of an statement that the indemnitee has met the applicable standard of conduct to be

•  Under the WBCA, indemnification of directors and officers is authorized to cover judgments, amounts paid in settlement, and expenses arising out of actions where the director or officer acted in good faith and reasonably believed that the individual’s conduct was in or at least not opposed to the best interests of the corporation, and in criminal cases, where the director or officer had no reasonable cause to believe that his or her conduct was unlawful. Unless limited by the corporation’s articles of incorporation, Washington law requires indemnification if the director or officer is wholly successful on the merits of the action. Northwest’s bylaws provide that to the extent permitted or required by the WBCA, Northwest shall indemnify its directors and officers and shall advance fees to such persons incurred in the applicable proceeding. Any advancement of expenses will be made only upon (1) delivery to Northwest of an undertaking, by or on behalf of such indemnitee, to repay all amounts advanced if it is determined by final judicial decision (with not further right to appeal) that such indemnitee is not entitled to be indemnified and (2) written affirmation by the indemnitee to Northwest of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification. Northwest’s bylaws further provide that it will indemnify any person who was or is a party or threatened to be a party to a proceeding or threatened action, suit or proceeding by reason of the fact that such person is or was a director or officer of Northwest or is or was serving as a director or officer serving at the request of Northwest as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees), judgments, fines and settlements reasonably incurred by the indemnitee.

•  Except as otherwise provided in its bylaws, Northwest will indemnify an indemnitee in connection with a proceeding initiated by such indemnitee only if a proceeding was authorized or ratified by the board.

•  Under Northwest’s bylaws, Northwest may maintain insurance, at its expense, to protect any

First Interstate	Northwest

entitled to indemnification and an undertaking by such indemnitee that he or she will repay the advanced expenses should it ultimately be determined that the he or she is not entitled to indemnification by First Interstate. Indemnification of and advancement of expenses to employees and agents of First Interstate is permitted to the fullest extent not prohibited by the MBCA or by any other applicable law.

•  Under First Interstate’s bylaws, First Interstate may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of First Interstate, or is or was a director, officer, employee or agent of First Interstate serving at the request of First Interstate as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against liability incurred by the insured in any such capacity or arising out of such status of the insured, whether or not First Interstate would have the power or obligation to indemnify the insured against liability under the provisions of First Interstate’s bylaws.

•  First Interstate’s amended and restated articles of incorporation include a provision that eliminates its directors’ personal liability to First Interstate or its shareholders for breach of fiduciary duty as a director to the fullest extent permitted by law.

person who is or was a director, officer, employee or agent of Northwest or who, while a director, officer, employee or agent of Northwest is or was serving as the request of Northwest as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee or agent, whether or not Northwest would have the power to indemnify him or her against such expense, liability or loss under the WBCA.

•  Northwest’s articles of incorporation include a provision that eliminates its directors’ personal liability to Northwest or its shareholders for breach of fiduciary duty as a director to the fullest extent permitted by the WBCA, except for (1) acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law, (2) conduct finally adjudged to be in violation of RCW 23B.08.310 (which involves certain distributions by a corporation) or (3) any transaction with respect to which it was finally adjudged that such director personally received a benefit to which the director was not legally entitled.

Shareholders’ Meetings

First Interstate	Northwest

•  Same provisions as Northwest with respect to notice of shareholder meetings.

•  Special meetings of shareholders may be called by (1) the board of directors, (2) the Chairman of the board of directors, (3) the Chief Executive Officer (or, in the absence of a Chief Executive Officer, its President) or (4) a holder, or a group of holders, of common stock holding more than 10% of the total voting power of the outstanding shares of capital stock.

•  Same provisions as Northwest with respect to the shareholder record date for shareholder meetings.

•  To nominate a director or propose new business, shareholders must give written notice to the secretary not less than the close of business on the

•  Notice of a meeting must be delivered and, in the case of a special meeting, a description of its purpose, no fewer than 10 days and no more than 60 days before the meeting to each shareholder or record entitled to vote.

•  Special meetings of shareholders may be called by (1) the President, (2) by resolution adopted by more than 50% of the entire board or (3) a holder, or a group of holders, of common stock holding more than 10% of the total voting power of the outstanding shares of capital stock.

•  For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix a record date. The WBCA requires that such record date be no more than 70 days before the meeting.

First Interstate	Northwest

90th day nor earlier than the close of business on the 120th day before the anniversary of the preceding year’s annual shareholders’ meeting; provided, however, if no shareholders meeting was held in the prior year or the annual meeting is called for a date that is not within 30 days of such anniversary date, notice of the nomination is required to be delivered no later than the 10th day following the date on which notice of the meeting was mailed or made public, whichever occurs first. Each notice given by a shareholder with respect to a nomination to the board of directors or proposal for new business must be in writing and include certain information regarding the nominee or proposal and the shareholder making the nomination or proposal.

•  Northwest’s bylaws provide that a Northwest shareholder can submit proposals at an annual meeting by providing notice to the secretary of Northwest not less than 120 days before the date of the release of Northwest’s proxy statement in connection with the previous year’s annual meeting (or such other date or period required by Regulation 14A under the Securities Exchange Act of 1934, as amended). Each notice given by a shareholder with respect to a proposal for new business must be in writing and include certain information regarding the proposal and the shareholder making the proposal.

•  Northwest’s bylaws provide that a Northwest shareholder can nominate directors for election by providing notice to the secretary of Northwest not less than 60 days before the date of the meeting, provided, however, that if less than 40 days’ notice of the meeting date is given, notice by the shareholder to be timely must be provided by the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Each notice given by a shareholder with respect to a nomination for director must be in writing and include certain information regarding the nominee and the shareholder making the nomination.

Action by Shareholders Without a Meeting

First Interstate	Northwest

•  First Interstate’s bylaws require that any action to be taken by the shareholders of First Interstate must be taken at a duly called meeting of shareholders and may not be taken by any consent in writing by such shareholders, unless provided by applicable law.

•  Under the WBCA, action required or permitted to be approved by Northwest’s shareholders at a meeting may be approved without a meeting or a vote if the action is approved by all shareholders entitled to vote on the action.

Board of Directors

First Interstate	Northwest

•  First Interstate’s bylaws state that the number of directors constituting the board of directors will be no less than five and no more than 18, with the exact number to be determined from time to time by the board of directors. There are currently 17 members of First Interstate’s board of directors.

•  First Interstate’s board of directors is divided into three classes, with each class as nearly equal in number as possible. The term of office of each class of director is three years. Each director holds office until the expiration of such director’s term or until a director dies, resigns or is removed. At each annual meeting, the number of directors equal to the number of the class whose term expires at the time of such meeting are elected to hold office.

•  First Interstate’s bylaws provide that vacancies on the board of directors will be filled by a vote of a majority of the remaining directors. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred.

•  Under First Interstate’s bylaws, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock then entitled to vote in the election of directors.

•  Northwest’s bylaws state that the number of directors comprising the board of directors will be from nine to 15, with the exact number to be fixed from time to time by resolution of Northwest’s board of directors. There are currently 10 members of Northwest’s board of directors.

•  Northwest’s board of directors is divided into three approximately equal classes. The term of office of each class of director is three years. Each director holds office until the expiration of such director’s term or until a director dies, resigns or is removed. A person will not be qualified for election as a director if he or she will attain the age of 75 before the end of her or her term. The board of directors has the authority to determine the eligibility and to waive the eligibility requirements of any person for nomination or reelection to the board.

•  Northwest’s bylaws provide that vacancies on the board of directors will be filled by a vote of a majority of the remaining directors. Any director elected to fill a vacancy will hold office for the balance of the term except that, in the case of an increase in the number of directors, such vacancy may be filled only until the next annual meeting of shareholders, at which time the vacancy will be filled by vote of the shareholders.

•  Under the WBCA, shareholders may remove directors (only at a special meeting call for such purpose) with or without cause unless the articles of incorporation provide that directors may be removed only for cause. Northwest’s articles of incorporation do not address removal of directors. Northwest’s bylaws provide that any director who fails to attend nine regular meetings of the board in any 12-month period will be asked to resign.

Amendment of the Bylaws

First Interstate	Northwest

•  First Interstate’s bylaws may be amended or repealed by a majority vote of the board of directors. First Interstate’s bylaws may also be amended upon a majority vote of the outstanding shares of capital stock entitled to vote.

•  Northwest’s bylaws may be repealed or amended by the board of directors by a vote of a majority of the directors attending the board meeting at which the change to the bylaws is considered, provided a quorum is present. The shareholders also may amend or repeal the bylaws in the manner allowed under the WBCA.

Amendment of the Articles of Incorporation

First Interstate	Northwest

•  First Interstate’s amended and restated articles of incorporation may be amended in the manner allowed under the MBCA; however, the amendment of any of the provisions relating to First Interstate common stock, a Change in Control Transaction or a Class B Acquisition Transaction will require the vote of 70% of the outstanding shares of the First Interstate Class A common stock, voting separately as a class.

• Northwest’s articles of incorporation may be amended in the manner allowed under the WBCA.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

Board of Directors

Upon the completion of the merger, First Interstate’s board of directors will consist of all the current directors of First Interstate.

For information regarding the current directors of First Interstate, executive compensation and relationships and related transactions, see First Interstate’s proxy statement for the 2018 annual meeting of shareholders and its Annual Report on Form 10-K filed with the SEC, which are incorporated by reference in this document. See “Where I Can Find More Information.”

Management

The existing executive officers of First Interstate and First Interstate Bank will not change as a result of the merger.

Operations

While there can be no assurance as to the achievement of business and financial goals, First Interstate currently expects to achieve cost savings equal to approximately 30% of Northwest’s current annualized non-interest expenses (excluding one-time non-recurring costs in 2018 identified by Northwest) through the elimination of redundant senior and executive management and other operating efficiencies (such as the elimination of duplicative data processing services). See “Cautionary Statement About Forward-Looking Statements.”

MARKET PRICE AND DIVIDEND INFORMATION

First Interstate Class A common stock is listed on The Nasdaq Global Select Market under the symbol “FIBK.” Northwest common stock is quoted on the OTC Market’s Pink Marketplace under the symbol “NBCT.” The following table lists the high and low prices per share for First Interstate Class A common stock and for Northwest common stock and the cash dividends declared by First Interstate for the periods indicated.

	First Interstate Common Stock			Northwest Common Stock
	High	Low	Dividends	High	Low	Dividends
Quarter Ended
June 30, 2018 (through June 27, 2018)	$44.95	$38.70	$0.28	$22.19	$13.30	$—
March 31, 2018	42.90	38.10	0.28	13.50	12.50	—
December 31, 2017	41.25	36.00	0.24	12.95	11.90	—
September 30, 2017	38.40	33.33	0.24	12.20	11.80	—
June 30, 2017	41.05	33.70	0.24	12.60	11.35	—
March 31, 2017	45.35	37.15	0.24	12.24	10.25	—
December 31, 2016	43.10	30.70	0.22	10.59	9.16	—
September 30, 2016	32.56	26.89	0.22	9.55	9.15	—
June 30, 2016	29.55	26.44	0.22	9.60	8.90	—
March 31, 2016	28.92	24.92	0.22	9.79	8.85	—

The high and low trading prices for First Interstate Class A common stock as of April 25, 2018, the last trading day immediately before the public announcement of the merger, were $40.95 and $40.05, respectively. The high and low trading prices for Northwest common stock as of April 25, 2018, the last trading day immediately before the public announcement of the merger, were $14.00 and $14.00, respectively.

You should obtain current market quotations for First Interstate Class A common stock as the market price of First Interstate Class A common stock will fluctuate between the date of this document and the date on which the merger is completed. You can get these quotations from a newspaper, on the internet or by calling your broker.

Changes in the market price of First Interstate Class A common stock before the completion of the merger will affect the value of the merger consideration that Northwest shareholders will be entitled to receive upon completion of the merger.

As of June 27, 2018, there were approximately 1,723 holders of record of First Interstate Class A common stock. As of June 27, 2018, there were approximately 389 holders of record of Northwest common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

Following the merger, the declaration of dividends will be at the discretion of First Interstate’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of First Interstate, applicable state law and government regulations and other factors deemed relevant by First Interstate’s board of directors.

STOCK OWNERSHIP OF NORTHWEST

The following table sets forth the number of shares of Northwest common stock beneficially owned by any person (including any group) who is known to Northwest to be the beneficial owner of more than five percent of Northwest’s class of common stock, each director and executive officer of Northwest, and all directors and executive officers of Northwest as a group. Beneficial ownership is shown as of June 27, 2018, and is based on 7,267,205 shares of Northwest common stock outstanding as of June 27, 2018. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. A security holder also is deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date, such as through the exercise of warrants or the conversion of a security. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them. The address of each of Northwest’s directors and executive officers is care of Northwest Bancorporation, Inc., 421 West Riverside Avenue, Suite 113, Spokane, Washington 99201.

Name	Amount and Nature of Beneficial Ownership		Percent of Class
Directors and Executive Officers:
Nancy C. Allen	—		—%
Anthony D. Bonanzino	20,479		*
Katie Brodie	11,591	(1)	*
Chad R. Burchard	17,529		*
Harlan D. Douglass	924,382	(2)	12.63%
Mark V. Dresback	30,499		*
Barry A.J. Featherstone	8,239		*
Randall L. Fewel	38,712		*
Russell A. Lee	36,667		*
Bryan S. Norby	41,692	(1)	*
Holly A. Poquette	19,605		*
Frank A. Reppenhagen	991,795	(3)	13.37%
Jennifer P. West	18,197		*
All directors and executive officers as a group (13 persons)	2,159,387		28.83%
Beneficial owner of more than 5%:
Banc Funds	644,593	(4)	8.87%
Concentric Equity Partners II LP	611,025	(5)	8.41%
Community Bancapital, L.P.	380,770	(6)	5.13%
Arch Investment Holdings I LTD	61,681	(7)	0.85%
Castle Creek SSF-D Investors LP	236,098	(7)	3.25%
Castle Creek Special Situation Advisors LLC	6,492	(7)	0.09%
Mayo Clinic	160,694	(7)	2.21%
Mayo Clinic Master Retirement Trust	160,694	(7)	2.21%

*	Less than 1.0%.
(1)	Includes shares owned together with spouse.
(2)	Includes 6,213 shares held by Harlan Douglass, Inc and 50,000 warrants issued in conjunction with the subordinated debentures issued in November 2013.
(3)

Under applicable securities laws, as president of CBC Partners GP, LLC, which is the general partner of Community BanCapital, L.P., Mr. Reppenhagen may be deemed to be the beneficial owner of the 230,770 shares of common stock and 150,000 warrants held by Community BanCapital, L.P. As a limited partner in

CEP-FIC GP, LP, which is the general partner of Concentric Equity Partners II LP, Mr. Reppenhagen may be deemed to be the beneficial owner of the 598,576 shares of common stock held by Concentric Equity Partners II LP and shares listed as owned by Concentric Equity Partners II LP include 12,449 shares issued to Mr. Reppenhagen in his individual capacity. Mr. Reppenhagen disclaims beneficial ownership of the shares held by Concentric Equity Partners II LP, except to the extent of his pecuniary interest in such common stock.
(4)	Includes Banc Fund IX LP (231,784 shares), Banc Fund VII LP (183,079 shares) and Banc Fund VII LP (229,730 shares). Address is 20 North Wacker, Suite 3300, Chicago, IL 60606.
(5)	Under applicable securities laws, Concentric Equity Partners II LP may be deemed to be beneficial owner of 12,449 shares held by Mr. Reppenhagen in his individual capacity. Concentric Equity Partners II LP disclaims beneficial ownership of the shares held by Mr. Reppenhagen in his individual capacity. Address is 50 E. Washington Street, Suite 400, Chicago, IL 60602.
(6)	Includes 150,000 warrants issued in conjunction with the subordinated debentures issued in November 2013. Address is 1000 SW Broadway, Suite 1010, Portland, OR 97205.
(7)	Arch Investment Holdings I LTD, Castle Creek SSF-D Investors LP, Castle Creek Special Situation Advisors LLC, Mayo Clinic and Mayo Clinic Master Retirement Trust are thought to be affiliated; as a total they hold 8.61%. Address for Arch Investment Holdings I LTD is 100 Pitts Bay Road, Pembroke HN08 Bermuda. Address for Castle Creek is 6051 El Tordo, Rancho Santa Fe, CA 92067. Address for Mayo Clinic is 200 First Street SW, Rochester, MN 55905.

LEGAL MATTERS

The validity of the First Interstate Class A common stock to be issued in the proposed merger has been passed upon for First Interstate by Luse Gorman, PC, Washington, D.C. Certain material U.S. federal income taxes consequences relating to the merger will be passed upon for First Interstate by Luse Gorman, PC, Washington, D.C and for Northwest by Witherspoon Kelley, Spokane, Washington.

EXPERTS

The consolidated financial statements of First Interstate as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017 and the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference into this document in reliance upon the report of RSM US LLP, an independent registered public accounting firm, appearing in First Interstate’s 2017 Annual Report on Form 10-K incorporated by reference in this document, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

First Interstate files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document First Interstate files with the SEC at its public reference room located at 100 F Street, NE, Washington, DC 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, NE, Washington, DC 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.

First Interstate filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of First Interstate Class A common stock to be issued to Northwest shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of First Interstate in addition to being a proxy statement of Northwest for its special meeting. As permitted by the SEC rules, this document does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

All information in this document concerning First Interstate and its subsidiaries has been furnished by First Interstate and all information in this document concerning Northwest and its subsidiaries has been furnished by Northwest.

Each Northwest shareholder will receive a separate copy of this document, regardless of whether such shareholder is residing at a shared address with one or more other Northwest shareholders.

You should rely only on the information contained in this document when evaluating the merger agreement. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated [●], 2018. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to shareholders of Northwest nor the issuance of shares of First Interstate Class A common stock as contemplated by the merger agreement shall create any implication to the contrary.

First Interstate incorporates by reference into this document the documents listed below and any additional documents that it may file with the SEC between the date of this document and the date of the Northwest special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

FIRST INTERSTATE FILINGS (FILE NO 001-34653)

Filings	Period of Report or Date Filed

• Annual Report on Form 10-K	Year ended December 31, 2017

• Quarterly Report on Form 10-Q	Three Months Ended March 31, 2018

• Current Reports on Form 8-K	January 23, 2018, January 30, 2018, March 8, 2018, March 15, 2018, April 5, 2018, April 25, 2018, April 26, 2018, April 27, 2018 and May 4, 2018 (other than portions of those documents not deemed to be filed)

First Interstate also incorporates by reference the description of First Interstate Class A common stock contained in First Interstate’s registration statement on Form 8-A filed on March 9, 2010 with the SEC pursuant to which First Interstate’s Class A common stock was registered under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Documents incorporated by reference are available from First Interstate without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following address:

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, Montana 59101

Attention: Kirk D. Jensen, General Counsel

Telephone: (406) 255-5304

If you would like to request documents from First Interstate, please do so by August 7, 2018 to receive them before the Northwest special meeting. If you request any incorporated documents, First Interstate will mail them to you by first-class mail, or other equally prompt means, within one business day of its receipt of your request.

Neither First Interstate nor Northwest has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 25, 2018

BY AND BETWEEN

FIRST INTERSTATE BANCSYSTEM, INC.

AND

NORTHWEST BANCORPORATION, INC.

A-i

EXHIBITS

Exhibit A	Form of Northwest Bancorporation Voting Agreement
Exhibit B	Plan of Bank Merger

A-ii

Agreement and Plan of Merger

This is an Agreement and Plan of Merger, dated as of the 25th day of April, 2018, by and between First Interstate BancSystem, Inc., a Montana corporation (“Purchaser”), and Northwest Bancorporation, Inc., a Washington corporation (the “Company”).

Introductory Statement

The Board of Directors of each of Purchaser and the Company have determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of Purchaser and the Company, as the case may be, and in the best interests of their respective stockholders.

The parties hereto intend that the Merger (as defined herein) shall qualify as a reorganization under the provisions of Section 368(a) of the IRC (as defined herein) for federal income tax purposes and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the IRC.

Purchaser and the Company each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

As a condition and inducement to Purchaser’s willingness to enter into this Agreement, each executive officer and member of the Board of Directors of the Company has entered into an agreement dated as of the date hereof in the form of Exhibit A, pursuant to which he or she will vote his or her shares of Company Common Stock in favor of this Agreement and the transactions contemplated hereby (each, a “Voting Agreement”).

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I

DEFINITIONS

The following terms are defined in this Agreement in the Section indicated:

Defined Term	Location of Definition
Articles of Merger	Section 2.3
Average Closing Price	Section 7(h)
Bank Merger	Section 2.14
Change of Recommendation	Section 5.8(b)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Benefit Plans	Section 3.2(r)(i)
Company Contract	Section 3.2(o)(i)
Company Equity Plan	Section 2.11
Company ERISA Affiliate	Section 3.2(r)(i)
Company Intellectual Property	Section 3.2(p)(i)
Company IT Systems	Section 3.2(p)(ii)
Company Qualified Plans	Section 3.2(r)(iv)

Defined Term	Location of Definition
Company Restricted Stock	Section 2.13
Company Stock Option	Section 2.11
Company Stockholder Meeting	Section 5.8(a)
Company Warrant	Section 2.12
Continuing Employee	Section 5.11(a)
D.A. Davidson	Section 3.2(t)
Determination Date	Section 7.1(h)
Disclosure Letter	Section 3.1(a)
Dissenting Shares	Section 2.6
DOL	Section 3.2(r)(ii)
Effective Time	Section 2.3
Exchange Agent	Section 2.7(a)
Exchange Ratio	Section 2.5(a)
Final Index Price	Section 7.1(h)
Good Reason	Section 5.11(e)
INB	Section 2.14
Indemnified Party	Section 5.12(a)
Index Price	Section 7.1(h)
Index Ratio	Section 7.1(h)
Letter of Transmittal	Section 2.7(a)
MBCA	Section 2.1
Merger	Section 2.1
Merger Consideration	Section 2.5(a)
Multiemployer Plan	Section 3.2(r)(vii)
Multiple Employer Plan	Section 3.2(r)(vii)
OREO	Section 4.1(d)
PBGC	Section 3.2(r)(ii)
Proxy Statement-Prospectus	Section 5.9(a)
Purchaser	Preamble
Purchaser Benefit Plans	Section 3.3(r)(i)
Purchaser Contract	Section 3.3(p)(i)
Purchaser ERISA Affiliate	Section 3.3(r)(i)
Purchaser Intellectual Property	Section 3.3(cc)(i)
Purchaser IT Systems	Section 3.3(cc)(ii)
Purchaser Qualified Plans	Section 3.3(r)(iii)
Purchaser Reports	Section 3.3(h)
Starting Date	Section 7.1(h)
Starting Price	Section 7.1(h)
Surviving Corporation	Section 2.1
Voting Agreement	Preamble

For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer, whether or not in writing, with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction or series of transactions involving the Company or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the Company’s consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of the Company’s capital stock or the filing of a registration statement under the Securities Act in connection therewith; (iv) any transaction that is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing; or (v) any public announcement, notice or regulatory filing of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Affiliate” of a Person means any person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with such Person.

“Agreement” means this Agreement and the exhibits and schedules hereto, each as amended, modified or restated from time to time in accordance with its terms.

“Average Closing Price” means the average closing price of Purchaser Common Stock as reported on The Nasdaq Stock Market, LLC for the twenty (20) consecutive trading days ending on and including the Determination Date.

“Business Day” means any day other than a Saturday, Sunday or federal holiday.

“Certificate” means certificates or book entry shares evidencing shares of Company Common Stock held by its stockholders.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“Company Common Stock” means the common stock, no par value per share, of the Company.

“Company 401(k) Plan” means the Inland Northwest Bank 401(k) Profit Sharing Plan.

“CRA” means the Community Reinvestment Act.

“Determination Date” shall mean fifth day prior to the Closing Date, provided that if shares of the Purchaser Common Stock are not actually traded on The Nasdaq Stock Market, LLC on such day, the Determination Date shall be the immediately preceding day to the fifth day prior to the Closing Date on which shares of Purchaser Common Stock actually trade on The Nasdaq Stock Market, LLC.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, code, order or regulation relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means Dissenting Shares and shares of Company Common Stock owned or held (including as treasury shares), other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted, by Purchaser, the Company or a Subsidiary of either.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“FHLB” means the Federal Home Loan Bank of Des Moines.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any governmental or regulatory authority, agency, court, commission, or other administrative entity.

“Hazardous Material” means any substance (whether solid, liquid or gas) that is detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to Purchaser, the actual Knowledge of those senior officers set forth in Purchaser’s Disclosure Letter and, with respect to the Company, the actual Knowledge of those senior officers set forth in the Company’s Disclosure Letter.

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee, participation interest in a loan, or other extension of credit.

“Loan Property” means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means an effect, circumstance, occurrence or change that is material and adverse to the business, financial condition or results of operations of the Company or Purchaser, as the context may dictate, and its Subsidiaries, taken as a whole, or materially prevents, impairs or threatens the ability of either the Company or Purchaser, as the context may dictate, to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, however, that any such effect, circumstance, occurrence or change resulting from any (i) changes, after the date hereof, in laws, rules or regulations or GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally, (ii) changes, after the date hereof, in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of Purchaser or the Company required under this Agreement or taken or omitted to be taken with the prior written consent, or at the request, of the other, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, (iv) worsening of national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, (v) natural disaster or other force majeure event, and (vi) any failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (except to the extent that, with respect to this clause (vi), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Material Adverse Effect pursuant to any other clause of this definition) shall not be considered in determining if a Material Adverse Effect has occurred except, with respect to clauses (i), (ii), (iv) and (v), to the extent that the effects of such change uniquely affects such party and its Subsidiaries as compared to comparable U.S. banking organizations.

“MDOB” means the Montana Division of Banking and Financial Institutions.

“Montana Secretary” means the Secretary of State of the State of Montana.

“Option Payment Amount” equals the Average Closing Price multiplied by the Exchange Ratio.

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Purchaser Common Stock” means the Class A common stock, no par value per share, of Purchaser.

“Purchaser 401(k) Plan” means the First Interstate Bank 401(k) Plan.

“Registration Statement” means a registration statement on Form S-4 (and any amendments or supplements thereto) with respect to the issuance of Purchaser Common Stock in the Merger.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means a corporation, partnership, joint venture or other entity in which the Company or Purchaser, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means an unsolicited, bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that: (i) the Company’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the stockholders of the Company than the transactions contemplated hereby (taking into account all factors relating to such proposed transaction deemed relevant by the Company’s Board of Directors, including without limitation, the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto (including any adjustments to the terms and conditions of such transactions proposed by Purchaser in response to such Acquisition Proposal)); (ii) is for 100% of the outstanding shares of Company Common Stock or all or substantially all of the assets of the Company; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal.

“Taxes” means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.

“Washington Secretary” means the Secretary of State of the State of Washington.

“WBCA” means the Washington Business Corporation Act.

“WDFI” means the Washington State Department of Financial Institutions.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into Purchaser (the “Merger”) at the Effective Time. At the Effective Time, the separate corporate existence of the Company shall cease. Purchaser shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger and shall continue to be governed by the Montana Business Corporation Act (the “MBCA”) and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

2.2 Closing. The closing of the Merger (the “Closing”) will take place by the electronic (PDF), facsimile or overnight courier exchange of executed documents or at a location and at a time as agreed to by the parties hereto on the date designated by Purchaser within fifteen (15) days following satisfaction or waiver (subject to applicable law) of the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree (the “Closing Date”).

2.3 Effective Time. In connection with the Closing, Purchaser and the Company shall duly execute and deliver articles of merger to the Montana Secretary and the Washington Secretary, to the extent required by the relevant provision of the MBCA and the WBCA, respectively (collectively, the “Articles of Merger”). The Merger shall become effective at such time as the Articles of Merger are duly filed or at such later date or time as Purchaser and the Company agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.4 Effects of the Merger. The Merger will have the effects set forth in this Agreement, in the MBCA and the WBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, Purchaser shall possess all of the properties, rights, privileges, powers and franchises of the Company and be subject to all of the debts, liabilities and obligations of the Company.

2.5 Effect on Outstanding Shares of Company Common Stock.

(a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Company Common Stock issued and outstanding at the Effective Time, other than Excluded Shares, shall become and be converted into the right to receive 0.516 shares (the “Exchange Ratio”) of Purchaser Common Stock (the “Merger Consideration”).

(b) Notwithstanding any other provision of this Agreement, no fraction of a share of Purchaser Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Purchaser shall pay to each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Purchaser Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the Average Closing Price.

(c) If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or there shall be any extraordinary dividend or distribution paid, the Exchange Ratio shall be adjusted appropriately to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d) As of the Effective Time, except for Dissenting Shares, each Excluded Share shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of Purchaser Common Stock that are held by the Company, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares.

2.6 Dissenter’s Rights. Each outstanding share of Company Common Stock, the holder of which has perfected his right to dissent under the WBCA and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration hereunder and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the WBCA. Each holder of a Dissenting Share shall be entitled to receive the value of such Dissenting Share held by him in accordance with the applicable provisions of the WBCA; provided, that such holder complies with the procedures contemplated by and set forth in the applicable provisions of the WBCA. If any holder of any Dissenting Share shall effectively withdraw or lose such holder’s dissenter’s rights under the applicable provisions of the WBCA, each such Dissenting Share shall be exchangeable for the right to receive the Merger Consideration.

2.7 Exchange Procedures.

(a) At or prior to the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Co. (the “Exchange Agent”), pursuant to an agreement entered into prior to the Closing, for the benefit of the holders of record of shares of Company Common Stock converted into the right to receive the Merger Consideration, for exchange in accordance with this Section 2.7, (i) the number of shares of Purchaser Common Stock sufficient to deliver the aggregate Merger Consideration and (ii) any cash payable in lieu of fractional shares pursuant to Section 2.5(b), and Purchaser shall instruct the Exchange Agent to timely deliver the Merger Consideration. Appropriate transmittal materials (“Letter of Transmittal”) shall be mailed as soon as practicable after the Effective Time to each holder of record of Company Common Stock. A Letter of Transmittal will be deemed properly completed only if the completed Letter of Transmittal is accompanied by one or more Certificates representing Company Common Stock (or customary affidavits and, if required by Purchaser pursuant to Section 2.7(h), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock to be converted thereby.

(b) At and after the Effective Time, each Certificate shall represent only the right to receive the Merger Consideration, and as to Dissenting Shares, shall represent only the right to receive applicable payments as set forth in Section 2.6. The Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

(c) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Purchaser may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate, or, at the election of Purchaser, a statement reflecting shares issued in book entry form, representing that number of whole shares of Purchaser Common Stock that such holder has the right to receive pursuant to Section 2.5(a) and a check in the amount equal to any cash in lieu of fractional shares such holder is entitled to pursuant to Section 2.5(b) and any dividends or other distributions to which such holder is entitled. Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Purchaser Common Stock and cash in lieu of fractional shares as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Purchaser Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto. If there is a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Company Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Purchaser and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(d) No dividends or other distributions declared or made after the Effective Time with respect to Purchaser Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of Purchaser Common Stock hereunder until such Person surrenders his or her Certificates in accordance with this Section 2.7. Upon the surrender of such Person’s Certificates, such Person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Purchaser Common Stock represented by such Person’s Certificates.

(e) The stock transfer books of the Company shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock. If, after the Effective Time, Certificates are presented to Purchaser, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.7.

(f) Any portion of the aggregate amount of cash to be paid in lieu of fractions of a share pursuant to Section 2.5, any dividends or other distributions to be paid pursuant to this Section 2.7 or any proceeds from any investments thereof that remains unclaimed by the holders of Company Common Stock for six months after the Effective Time shall be repaid by the Exchange Agent to Purchaser upon the written request of Purchaser. After such request is made, each holder of Company Common Stock who has not theretofore complied with this Section 2.7 shall look only to Purchaser for the Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds, as determined pursuant to Section 2.5 of this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any Affiliate thereof) shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Purchaser and the Exchange Agent shall be entitled to rely upon the Company’s stock transfer books to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. The Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. In the event of a dispute with respect to ownership of stock represented by any Certificate, Purchaser and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.5.

2.8 Effect on Outstanding Shares of Purchaser Common Stock. At the Effective Time, and except as provided in Section 2.5(d), each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

2.9 Directors of Surviving Corporation After Effective Time. Immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of the directors of Purchaser serving immediately prior to the Effective Time.

2.10 Articles of Incorporation and Bylaws. The articles of incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and the terms thereof. The bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law and the terms of such bylaws.

2.11 Treatment of Stock Options. At the Effective Time, each option to acquire shares of Company Common Stock that is outstanding and unexercised immediately prior thereto (“Company Stock Option”) pursuant to the Inland Northwest Bank 2014 Share Incentive Plan (the “Company Equity Plan”) shall automatically become vested and shall be cancelled and, subject to Purchaser’s receipt of an option surrender agreement in the form set forth in the Purchaser’s Disclosure Letter, converted into the right to receive from Purchaser a cash payment in an amount, less required withholding taxes, equal to the product of (i) the number of shares of Company Common Stock subject to the Company Stock Option, multiplied by (ii) the amount by which the Option Payment Amount exceeds the exercise price of such Company Stock Option. If the exercise price of a Company Stock Option is greater than the Option Payment Amount, then at the Effective Time such Company Stock Option shall be cancelled without any payment made in exchange therefor. Such cash payment shall be made by wire transfer of immediately available funds on the Closing Date.

2.12 Treatment of Stock Purchase Warrants. At the Effective Time, each stock purchase warrant to acquire shares of Company Common Stock that is outstanding and unexercised immediately prior thereto (“Company Warrant”) shall be cancelled pursuant to the warrant termination agreement in the form set forth in the Purchaser’s Disclosure Letter and each holder thereof shall receive from Purchaser a cash payment in an amount, less required withholding taxes, equal to the product of (i) the number of shares of Company Common Stock subject to the Company Warrant, multiplied by (ii) the amount by which the Option Payment Amount exceeds the exercise price of such Company Warrant. If the exercise price of a Company Warrant is greater than the Option Payment Amount, then at the Effective Time such Company Warrant shall be cancelled without any payment made in exchange therefor. Such cash payment shall be made by wire transfer of immediately available funds on the Closing Date.

2.13 Treatment of Restricted Stock. At the Effective Time, any vesting restrictions on each share of restricted stock outstanding immediately prior thereto (“Company Restricted Stock”) pursuant to the Company Equity Plan shall automatically lapse and shall be treated as issued and outstanding shares of Company Common Stock for the purposes of this Agreement, including but not limited to, the provisions of Section 2.5. Purchaser shall use reasonable best efforts to ensure Purchaser’s transfer agent will permit holders of Company Restricted Stock to satisfy their tax withholding obligations for the Company Restricted Stock via net settlement.

2.14 Bank Merger. As soon as practicable after the execution and delivery of this Agreement, First Interstate Bank, a wholly owned subsidiary of Purchaser, and Inland Northwest Bank (“INB”), a wholly owned subsidiary of the Company, shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit B, pursuant to which INB will merge with and into First Interstate Bank (the “Bank Merger”). The parties intend that the Bank Merger will become effective as soon as practicable following the Effective Time.

2.15 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Purchaser may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as Purchaser may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iii) adversely limit or impact the qualification of the Merger as a reorganization under the provisions of Section 368(a) of the IRC. In the event that Purchaser elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

2.16 Absence of Control. It is the intent of the parties hereto that Purchaser by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, the Company or to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

2.17 Additional Actions. If, at any time after the Effective Time, Purchaser or First Interstate Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Purchaser or First Interstate Bank its right, title or interest in, to or under any of the rights, properties or assets of the Company or INB, or (ii) otherwise carry out the purposes of this Agreement, INB, the Company and their officers and directors shall be deemed to have granted to Purchaser and First Interstate Bank an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Purchaser or First Interstate Bank its right, title or interest in, to or under any of the rights, properties or assets of the Company or INB or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Purchaser or First Interstate Bank are authorized in the name of the Company or INB or otherwise to take any and all such action.

2.18 Withholding. Purchaser or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock such amounts as Purchaser (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the IRC, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Purchaser or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Purchaser or the Exchange Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Disclosure Letters; Standard.

(a) Prior to the execution and delivery of this Agreement, Purchaser and the Company have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties contained in Section 3.2 or Section 3.3, as applicable, or to one or more of its covenants contained in Articles IV or V (and making specific reference to the Section of this Agreement to which they relate). Disclosure in any paragraph of the Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure (notwithstanding the absence of a specific cross reference) that it is relevant to another paragraph of the Disclosure Letter or another Section of this Agreement.

(b) No representation or warranty of the Company or Purchaser contained in Sections 3.2 or 3.3, as applicable (other than (i) the representations and warranties contained in Sections 3.2(c) and 3.3(c), which shall be true in all respects, and (ii) the representations and warranties contained in Sections 3.2(a), 3.2(d), 3.2(e)(i) and (ii), 3.2(j), 3.2(u), 3.2(x), 3.3(a), 3.3(d), 3.3(e)(i) and (ii), 3.3(k) and 3.3(u), which shall be true in all material respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 3.2 or 3.3, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or Purchaser, as the case may be (it being understood that, except with respect to Section 3.2(j), for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

3.2 Representations and Warranties of the Company. Except (i) as disclosed in the Company’s Disclosure Letter, and (ii) for information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure (and as to which nothing in this Agreement shall require disclosure), the Company represents and warrants to Purchaser that:

(a) Organization and Qualification. The Company is a corporation duly organized and validly existing under the laws of the State of Washington and is registered with the Federal Reserve as a bank holding company. The Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. The Company is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company. The Company engages only in activities, and holds properties only of the types, permitted to bank holding companies by the Bank Holding Company Act of 1956, as amended, and the rules, regulations and interpretations promulgated thereunder.

(b) Subsidiaries.

(i) The Company’s Disclosure Letter sets forth with respect to each of the Company’s direct and indirect Subsidiaries its name, its jurisdiction of incorporation, the Company’s percentage ownership, the number of shares of stock or other equity interests owned or controlled by the Company and the name and number of shares held by any other person who owns any stock of the Subsidiary. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to the Company’s right to vote or dispose of any equity securities of its Subsidiaries. The Company’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by bank holding companies or Washington-chartered savings banks.

(ii) Each of the Company’s Subsidiaries is a corporation or limited liability company duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company.

(iii) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of the Company are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv) INB is a Washington-chartered commercial bank. No Subsidiary of the Company other than INB is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. INB’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law. INB is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) Capital Structure.

(i) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 500,000 shares of preferred stock, no par value per share.

(ii) As of the date of this Agreement:

(A) 7,518,686 shares of Company Common Stock (including 256,685 shares of Company Restricted Stock) are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights;

(B) no shares of Company preferred stock are issued and outstanding; and

(C) 200,000 shares of Company Common Stock are reserved for issuance pursuant to outstanding Company Stock Options (including exercisable and unexercisable Company Stock Options) and Company Warrants.

(iii) Set forth in the Company’s Disclosure Letter are: (a) a complete and accurate list of all outstanding Company Stock Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options; (b) a complete and accurate list of all outstanding shares of Company Restricted Stock, including the names of the grantees, dates of grant, dates of vesting and shares subject to each grant; and (c) a complete and accurate list of all outstanding Company Warrants, including the names of the warrant holders, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such warrants.

(iv) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote are issued or outstanding other than (i) $5.155 million of trust preferred securities issued by Northwest Bancorporation Capital Trust I; (ii) the guarantee by the Company to the holders of the debentures issued by the Northwest Bancorporation Capital Trust I; and (iii) $6 million of unsecured subordinated notes, due November 18, 2022.

(v) Except as set forth in this Section 3.2(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (B) other than Company Stock Options and Company Warrants, neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of the Company (including any rights plan or agreement) or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. Neither the Company nor any of its Subsidiaries has or is bound by any rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on shares of Company Common Stock, or any other security of the Company or a Subsidiary of the Company or any securities representing the right to vote, purchase or otherwise receive any shares of Company Common Stock or any other security of the Company or a Subsidiary of the Company. Other than as stated herein, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(vi) Other than the Voting Agreements and as set forth in the Company’s Disclosure Letter, there are no voting trusts, shareholder agreements, proxies or similar agreements to which the Company or any of its Subsidiaries is a party in effect with respect to the voting or transfer of the Company Common Stock or other voting securities or equity interests of the Company or granting any shareholder or other person any registration rights. The Company does not have in effect a “poison pill” or similar shareholder rights plan.

(d) Authority. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.2(f), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Company’s Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock. The Company’s Board of Directors has determined that this Agreement is advisable and has directed that this Agreement be submitted to the Company’s stockholders for approval and adoption and has unanimously adopted a resolution to the foregoing effect and recommend that the stockholders approve and adopt this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e) No Violations. The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.2(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which the Company or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

(f) Consents and Approvals. Except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including filings and notices with the Federal Reserve, the MDOB and the WDFI, (ii) the filing with the SEC of a Proxy Statement-Prospectus in definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby and of the Registration Statement in which such proxy statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger with the Montana Secretary pursuant to the MBCA and with Washington Secretary pursuant to the WBCA, the filing of a certificate for the Bank Merger with the MDOB and the filing of a notice for the Bank Merger with the WDFI, (iv) filing with The Nasdaq Stock Market LLC of a notification or application of the listing of the shares of Purchaser Common Stock to be issued in the Merger, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Purchaser Common Stock pursuant to this Agreement, and (vi) the approval by the Company’s stockholders required to approve the Merger under Washington law, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained by the Company in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, the

Company has no Knowledge of any reason pertaining to the Company why any of the approvals referred to in this Section 3.2(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(e).

(g) Governmental Filings. The Company and each of its Subsidiaries has filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2015 with the Federal Reserve, the FDIC and WDFI or any other Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

(h) Financial Statements. The Company has previously made available to Purchaser copies of the consolidated statements of financial condition of the Company and its Subsidiaries as of December 31, 2017 and 2016 and related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2017, together with the notes thereto, accompanied by the audit report of the Company’s independent registered public accounting firm. Such financial statements were prepared from the books and records of Company and its Subsidiaries, fairly present the consolidated financial position of Company and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations and cash flows of Company and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(i) Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated statement of financial condition of the Company as of December 31, 2017, except for (i) liabilities incurred since December 31, 2017 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket or other expenses or fees in connection with the transactions contemplated by this Agreement.

(j) Absence of Certain Changes or Events.

(i) Except as set forth in the Company’s Disclosure Letter, since December 31, 2017, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on the Company.

(ii) Except as set forth in the Company’s Disclosure Letter, since December 31, 2017, none of the Company or any of its Subsidiaries have taken any action that would be prohibited by clauses (b)(i), (c), (d), (e), (h), (j), (k), (n), (o) or (p) of Section 4.1 if taken after the date hereof.

(k) Litigation. There are no material suits, actions or legal, administrative or arbitration proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries that (i) are seeking damages or declaratory relief against the Company or any of its Subsidiaries or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Purchaser or any of its Subsidiaries). Since January 1, 2015, (i) there have been no subpoenas, written demands, or document requests received by the Company or any of its Subsidiaries from any Governmental Entity and (ii) no

Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement, negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

(l) Absence of Regulatory Actions. Since January 1, 2015, neither the Company nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions relating to such matters as are material to the business of the Company or its Subsidiaries at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. To the Knowledge of the Company, there are no material unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of the Company or its Subsidiaries.

(m) Compliance with Laws. To the Knowledge of the Company, the Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. The Company and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(n) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by the Company or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on the Company’s statement of financial condition (in accordance with GAAP). To the Knowledge of the Company, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of the Company or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where the Company or any of its Subsidiaries do not file tax returns that the Company or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to the Company or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on the Company’s statement of financial condition (in accordance with GAAP). The Company and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Company and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Neither the Company nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, which could require it to make any payments that would not be fully deductible by reason of Section 162(m) of the IRC.

(o) Agreements.

(i) The Company has previously delivered to Purchaser, and the Company’s Disclosure Letter lists, any contract, arrangement, commitment or understanding (whether written or oral) to which the Company or any of its Subsidiaries is a party or is bound:

(A) (1) with any director, officer or employee of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement; (2) with respect to the employment of any directors, officers, employees or consultants; or (3) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

(B) that (1) contains a non-compete or client, customer or employee non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Purchaser or any of its Subsidiaries), (2) obligates the Company or any of its Affiliates (or, following the consummation of the transactions contemplated hereby, Purchaser or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or (3) requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis;

(C) pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

(D) that relates to borrowings of money (or guarantees thereof) by the Company or any of its Subsidiaries in excess of $100,000, other than FHLB borrowings and repurchase agreements with customers entered into in the ordinary course of business;

(E) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries;

(F) that limits the payment of dividends by the Company or any of its Subsidiaries;

(G) that relates to the involvement of the Company or any Subsidiary in a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(H) that relates to an acquisition, divestiture, merger or similar transaction and that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(I) that is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $100,000 per annum;

(J) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $100,000 per annum; or

(K) that is not of the type described in clauses (A) through (J) above and that involved payments by, or to, the Company or any of its Subsidiaries in the fiscal year ended December 31, 2017, or that could reasonably be expected to involve such payments during the fiscal year ending December 31, 2018, of more than $100,000 (excluding Loans) or the termination of which would require payment by the Company or any of its Subsidiaries in excess of $100,000.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.2(o), whether or not set forth in the Company’s Disclosure Letter, is referred to herein as a “Company Contract,” and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(ii) Each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Company Contract. To the Company’s Knowledge, each third-party counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it under such Company Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

(iii) Neither the Company nor any of its Subsidiaries is in default under (and no event has occurred that with due notice or lapse of time or both, would constitute a default under) or is in material violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the Knowledge of the Company, no other party to any such agreement (excluding any Loan or extension of credit made by the Company or any of its Subsidiaries) is in default in any respect thereunder.

(p) Intellectual Property; Company IT Systems.

(i) The Company and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. The Company’s Disclosure Letter sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to the Company or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that the Company or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “Company Intellectual Property”). With respect to each item of Company Intellectual Property owned by the Company or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Company Intellectual Property that the Company or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to the Company and the Subsidiaries. Neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that the Company or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of the Company or any of its Subsidiaries.

(ii) To the Company’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of the Company or INB (collectively, the “Company IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Company’s consolidated business as currently conducted. Neither the Company nor INB has experienced within the past two years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the Company IT Systems. No Person has gained unauthorized access to any of the Company IT Systems that has had, or is reasonably expected to have, a Material Adverse Effect on the Company. The Company and INB have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses without material disruption to, or material interruption in, the conduct of their respective businesses. The Company and its Subsidiaries are in compliance in all material respects with all data protection and privacy laws and regulations as well as their own policies relating to data protection and the privacy and security of personal data and the non-public personal information of their respective customers and employees, except for immaterial failures to comply or immaterial violations.

(q) Labor Matters.

(i) The Company and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither the Company nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of the Company, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened.

(ii) The Company’s Disclosure Letter identifies (A) all present employees (including any leased or temporary employees) of the Company and its Subsidiaries and any consultants or independent contractors providing services to the Company or any of its Subsidiaries; (B) each employee’s, consultant’s or independent contractor’s date of hire and current rate of compensation; and (C) each employee’s accrued vacation, sick leave or personal leave if applicable. The Company’s Disclosure Letter also names any employee who is absent from work due to a leave of absence (including, but not limited to, in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who is receiving workers’ compensation or disability compensation. There are no unpaid wages, bonuses or commissions owed to any employee (other than those not yet due).

(r) Employee Benefit Plans.

(i) The Company’s Disclosure Letter lists all Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) with respect to which the Company or any Subsidiary or any trade or business of the Company or any of its Subsidiaries, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries or any Company ERISA Affiliate.

(ii) The Company has heretofore made available to Purchaser true, correct and complete copies of the following documents with respect to each of the Company Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements to any Company Benefit Plan, (iii) where any Company Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination letter, if any, relating to any Company Benefit Plan, (vi) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) for each of the last three (3) years and (vii) copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”).

(iii) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program.

(iv) The Company’s Disclosure Letter identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the IRC (the “Company Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of the Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the IRC.

(v) Each Company Benefit Plan that is subject to Section 409A of the IRC has been administered and documented in compliance with the requirements of Section 409A of the IRC, except where any non-compliance has not and cannot reasonably be expected to result in material liability to the Company or any of its Subsidiaries or any employee of the Company or any of its Subsidiaries.

(vi) With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the IRC: (i) no such plan is in “at-risk” status for purposes of Section 430 of the IRC, (ii) the present value of accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan’s actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Company Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the PBGC have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan.

(vii) None of the Company, its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of the Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(viii) Neither the Company nor any of its Subsidiaries sponsors has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the IRC.

(ix) All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(x) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Company’s Knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Company Benefit Plan, or any other party.

(xi) To the Knowledge of the Company, none of the Company and its Subsidiaries nor any Company ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the IRC or Section 406 of ERISA) that could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the IRC or Section 502 of ERISA.

(xii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the IRC. Neither the Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require the Company or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(xiii) No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the IRC, or otherwise. The Company’s Disclosure Letter includes true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(xiv) There are no pending or, to the Company’s Knowledge, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries and no employees of the Company or any of its Subsidiaries are represented by any labor organization.

(s) Properties.

(i) A list of all real property owned or leased by the Company or a Subsidiary of the Company is set forth in the Company’s Disclosure Letter. The Company and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for Taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which the Company or any of its Subsidiaries as lessee, leases real or personal property is valid and in full force and effect as to the Company and the Subsidiaries and neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. The Company has previously delivered to Purchaser a complete and correct copy of each such lease. All real property owned or leased by the Company or any of its Subsidiaries are in all material respects in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by the Company to be adequate for the current business of the Company and its Subsidiaries. To the Knowledge of the Company, none of the buildings, structures or other improvements located on any real property owned or leased by the Company or any of its Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(ii) The Company and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of the Company and its Subsidiaries that is leased rather than owned, neither the Company nor any of its Subsidiaries is in default under the terms of any such lease.

(t) Fairness Opinion. The board of directors of Company has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of D.A. Davidson & Co. (“D.A. Davidson”) to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Company Common Stock.

(u) Fees. Other than for financial advisory services performed for the Company by D.A. Davidson pursuant to an agreement executed March 12, 2018, a true and complete copy of which is included in the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

(v) Environmental Matters.

(i) Each of the Company’s and its Subsidiaries’ properties, the Participation Facilities, and, to the Knowledge of the Company, the Loan Properties are, and have been during the period of the Company’s or its Subsidiaries’ ownership or operation thereof, in material compliance with all Environmental Laws.

(ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of the Company, threatened, before any court or Governmental Entity against the Company or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries or any Participation Facility.

(iii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court or, to the Knowledge of the Company, Governmental Entity relating to or against any Loan Property (or the Company or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv) Neither the Company nor any of its Subsidiaries has received in writing any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v) To the Knowledge of the Company, there are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries or any Participation Facility. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other person or entity, has closed or removed any underground storage tanks from any properties owned or operated by the Company or any of its Subsidiaries or any Participation Facility.

(vi) During the period of (A) the Company’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) the Company’s or its Subsidiary’s participation in the management of any Participation Facility, to the Knowledge of the Company, there has been no release of Hazardous Materials in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release. To the Knowledge of the Company, prior to the period of (A) the Company’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) the Company’s or its Subsidiary’s participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release.

(w) Loan Matters.

(i) All Loans held by the Company or any of its Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, in accordance in all material respects with sound banking practices and, to the Knowledge of the Company, the Loans are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable and valid.

(ii) Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor the Company’s practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii) The allowance for loan losses reflected in the Company’s audited statement of financial condition at December 31, 2017 was, and the allowance for loan losses shown on the statements of financial condition in the Company Reports for periods ending after such date, in the opinion of management, were, or will be, adequate, as of the dates thereof, under GAAP.

(iv) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v) (A) The Company’s Disclosure Letter sets forth a list of all Loans as of the date hereof by the Company or INB to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries, (B) there are no Loans to any employee, officer, director or Affiliate thereof on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was or is not in compliance with Regulation O and (C) all such Loans are and were originated in compliance in all material respects with all applicable laws.

(vi) The Company’s Disclosure Letter sets forth a listing, as of March 31, 2018, by account, of: (A) each borrower, customer or other party that has notified INB during the past twelve (12) months of, or has asserted against the Company or INB, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of the Company or INB, each borrower, customer or other party that has given the Company or INB any oral notification of, or orally asserted to or against Company or INB, any such claim; and (B) all Loans (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “Pass 5,” “Special Mention,” “Substandard,” “Doubtful,” “Loss” or words of similar import, (4) that are considered troubled debt restructurings or where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loan due to concerns regarding the borrower’s ability to pay in accordance with the Loan’s original terms and (5) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by the Company or INB as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(x) Anti-takeover Provisions Inapplicable. The Company and its Subsidiaries have taken all actions required to exempt Purchaser, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(y) Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business, no current or former officer or director of the Company, or any family member or Affiliate of any such Person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries.

(z) Insurance. In the opinion of management, the Company and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business, including engaging in the transactions contemplated by this Agreement, would, in accordance with good business practice, customarily be insured. The Company’s Disclosure Letter contains a list of all policies of insurance carried and owned by the Company or any of the Company’s Subsidiaries showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date. All of the insurance policies and bonds maintained by the Company and its Subsidiaries are in full force and effect, the Company and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid. There are presently no material claims pending under such policies of insurance and no notices have been given by the Company or any of its Subsidiaries under such policies (other than with respect to health or disability insurance).

(aa) Investment Securities; Derivatives.

(i) Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by the Company or any of its Subsidiaries, including but not limited to FHLB stock, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii) Neither the Company nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that materially exceed normal changes in value attributable to interest or exchange rate changes.

(bb) Indemnification. Except as provided in the Articles of Incorporation or bylaws of the Company and the similar organizational documents of its Subsidiaries, and in employment agreements, change in control agreements and other agreements related to employment or service as a director, officer or employee, neither the Company nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers, employees or stockholders, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of the Company and, to the Knowledge of the Company, there are no claims for which any such Person would be entitled to indemnification under the Articles of Incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any such employment-related agreement.

(cc) Corporate Documents and Records. The Company has previously provided a complete and correct copy of the Articles of Incorporation, bylaws and similar organizational documents of the Company and each of the Company’s Subsidiaries, as in effect as of the date of this Agreement. Neither the Company nor any of the Company’s Subsidiaries is in violation of its Articles of Incorporation, bylaws or similar organizational documents. The minute books of the Company and each of the Company’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

(dd) CRA, Anti-Money Laundering, OFAC and Customer Information Security. INB has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. The Company does not have Knowledge of any facts or circumstances that would cause INB or any other Subsidiary of the Company: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by INB. To the Knowledge of the Company, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either the Company or any of its Subsidiaries to undertake any remedial action. The Board of Directors of INB (or where appropriate of any other Subsidiary of the Company) has adopted, and INB (or such other Subsidiary of the Company) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and INB (or such other Subsidiary of the Company) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(ee) Internal Controls. The Company and its Subsidiaries have devised and maintain a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information. To the Knowledge of the Company, there has occurred no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(ff) Tax Treatment of the Merger. The Company has no Knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

(gg) Related Party Transactions. The Company’s Disclosure Letter lists all instances in which the Company or any Company Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of the Company or any Company Subsidiary where the amount exceeds $120,000. All such transactions involving indebtedness (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of the Company or any Company Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither the Company nor any Company Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

(hh) Trust Accounts. The Company and each Subsidiary has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither the Company nor any other Subsidiary, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

(ii) No Other Representations or Warranties.

(i) Except for the representations and warranties made by the Company in this Section 3.2, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Purchaser or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by the Company in this Section 3.2, any oral or written information presented to Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii) The Company hereby acknowledges and agrees that neither Purchaser nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 3.3.

3.3 Representations and Warranties of Purchaser. Except (i) as disclosed in Purchaser’s Disclosure Letter, and (ii) for information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure (and as to which nothing in this Agreement shall require disclosure), the Purchaser represents and warrants to the Company that:

(a) Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Montana and is registered with the Federal Reserve as a bank holding company. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Purchaser is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Purchaser. Purchaser engages only in activities, and holds properties only of the types, permitted to financial holding companies by the Bank Holding Company Act of 1956, as amended, and the rules, regulations and interpretations promulgated thereunder.

(b) Subsidiaries.

(i) Purchaser owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to Purchaser’s right to vote or dispose of any equity securities of its Subsidiaries. Purchaser’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by bank holding companies or Montana-chartered savings banks.

(ii) Each of Purchaser’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Purchaser.

(iii) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of Purchaser are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv) First Interstate Bank is a Montana-chartered commercial bank. No Subsidiary of Purchaser other than First Interstate Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. First Interstate Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law. First Interstate Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) Capital Structure.

(i) The authorized capital stock of Purchaser consists of 100,000,000 shares of Purchaser Common Stock, 100,000,000 shares of Class B common stock, no par value per share, and 100,000 shares of preferred stock, no par value per share.

(ii) As of the date of this Agreement,

(A) 34,074,993 shares of Purchaser Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights;

(B) 22,629,003 shares of Class B common stock of Purchaser are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights;

(C) no shares of Purchaser preferred stock are issued and outstanding; and

(D) 1,273,959 shares of Purchaser Common Stock are reserved for issuance pursuant to outstanding grants or awards under Purchaser’s stock-based benefit plans.

(iii) The shares of Purchaser Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

(iv) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Purchaser may vote are issued or outstanding.

(v) Except as set forth in this Section 3.3(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding, and (B) other than shares of Class B common stock options to purchase shares of Purchaser Common Stock, neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Purchaser or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Purchaser (including any rights plan or agreement) or obligating Purchaser or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. Neither Purchaser nor any of its Subsidiaries has or is bound by any rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on shares of Purchaser Common Stock, or any other security of Purchaser or a Subsidiary of Purchaser or any securities representing the right to vote, purchase or otherwise receive any shares of Purchaser Common Stock or any other security of

Purchaser or a Subsidiary of Purchaser. Other than as stated herein, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of Purchaser or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Purchaser or any of its Subsidiaries.

(d) Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.3(f), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Purchaser’s Board of Directors, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. Purchaser’s Board of Directors has determined that this Agreement is advisable and has unanimously adopted a resolution to the foregoing effect. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e) No Violations. The execution, delivery and performance of this Agreement by Purchaser do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.3(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Purchaser or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of incorporation or bylaws of Purchaser or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Purchaser or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

(f) Consents and Approvals. Except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including filings and notices with the Federal Reserve, the MDOB and the WDFI, (ii) the filing with the SEC of a Proxy Statement-Prospectus in definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby and of the Registration Statement in which such proxy statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger with the Montana Secretary pursuant to the MBCA and the Washington Secretary pursuant to the WBCA, the filing of a certificate for the Bank Merger with the MDOB and the filing of a notice for the Bank Merger with the WDFI, (iv) filing with The Nasdaq Stock Market LLC of a notification or application of the listing of the shares of Purchaser Common Stock to be issued in the Merger, and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Purchaser Common Stock pursuant to this Agreement, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by Purchaser of this Agreement or the consummation by Purchaser of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, Purchaser has no Knowledge of any reason pertaining to Purchaser why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(e).

(g) Governmental Filings. Purchaser and each of its Subsidiaries has filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2015 with the

Federal Reserve, the MDOB or any other Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

(h) Securities Filings. Purchaser has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and exhibits thereto that it has been required to file under the Securities Act or the Exchange Act since January 1, 2015 (collectively, “Purchaser Reports”). None of Purchaser Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC, all of Purchaser Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of Purchaser included in Purchaser Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(i) Financial Statements. Purchaser has previously made available to the Company copies of the consolidated balance sheets of Purchaser and its Subsidiaries as of December 31, 2017 and 2016 and related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, together with the notes thereto, accompanied by the audit report of Purchaser’s independent registered public accounting firm, as reported in Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC. Such financial statements were prepared from the books and records of Purchaser and its Subsidiaries, fairly present the consolidated financial position of Purchaser and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations and cash flows of Purchaser and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby. The books and records of Purchaser and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(j) Undisclosed Liabilities. Neither Purchaser nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of Purchaser as of December 31, 2017, except for (i) liabilities incurred since December 31, 2017 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Purchaser and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(k) Absence of Certain Changes or Events. Since December 31, 2017, Purchaser and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Purchaser.

(l) Litigation. There are no material suits, actions or legal, administrative or arbitration proceedings pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser or any of its Subsidiaries or any property or asset of Purchaser or any of its Subsidiaries that (i) are seeking damages or declaratory relief against Purchaser or any of its Subsidiaries or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Purchaser or any of its Subsidiaries or the assets of Purchaser or any of its Subsidiaries. Since January 1, 2015 (i) there have been no subpoenas, written demands, or document requests received by Purchaser or any of its Subsidiaries from any Governmental Entity and (ii) no

Governmental Entity has requested that Purchaser or any of its Subsidiaries enter into a settlement, negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

(m) Absence of Regulatory Actions. Since January 1, 2015, neither Purchaser nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions relating to such matters as are material to the business of Purchaser or its Subsidiaries at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. To the Knowledge of Purchaser, there are no material unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of Purchaser or its Subsidiaries.

(n) Compliance with Laws. To the Knowledge of Purchaser, Purchaser and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Purchaser and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of Purchaser, threatened. Neither Purchaser nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Purchaser.

(o) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Purchaser or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by Purchaser or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Purchaser’s balance sheet (in accordance with GAAP). To the Knowledge of Purchaser, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Purchaser or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where Purchaser or any of its Subsidiaries do not file tax returns that Purchaser or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Purchaser or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Purchaser’s balance sheet (in accordance with GAAP). Purchaser and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. Purchaser and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Purchaser and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(p) Agreements.

(i) Each contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Purchaser, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Purchaser Contract”) and neither Purchaser nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(ii) Each Purchaser Contract is valid and binding on Purchaser or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Purchaser Contract. To the Knowledge of Purchaser, each third-party counterparty to each Purchaser Contract has in all material respects performed all obligations required to be performed by it under such Purchaser Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Purchaser or any of its Subsidiaries under any such Purchaser Contract.

(q) Labor Matters. Purchaser and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither Purchaser nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Purchaser or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of Purchaser, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Purchaser or any of its Subsidiaries pending or, to the Knowledge of Purchaser, threatened.

(r) Employee Benefit Plans.

(i) For purposes of this Agreement, “Purchaser Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) with respect to which Purchaser or any Subsidiary or any trade or business of Purchaser or any of its Subsidiaries, whether or not incorporated, all of which together with Purchaser would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Purchaser ERISA Affiliate”), is a party or that are sponsored, maintained, contributed to or required to be contributed to by Purchaser or any of its Subsidiaries or any Purchaser ERISA Affiliate for the benefit of any current employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Purchaser or any of its Subsidiaries or any Purchaser ERISA Affiliate.

(ii) Each Purchaser Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Neither Purchaser nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Purchaser Benefit Plan, and neither Purchaser nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program.

(iii) With regard to each Purchaser Benefit Plan that is intended to be qualified under Section 401(a) of the IRC (the “Purchaser Qualified Plans”), the IRS has issued a favorable determination letter with respect to each Purchaser Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of Purchaser, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Purchaser Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Purchaser Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the IRC.

(iv) With respect to each Purchaser Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the IRC: (i) no such plan is in “at-risk” status for purposes of Section 430 of the IRC, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the PBGC have been timely paid in full, (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Purchaser or any of its Subsidiaries, and (v) the PBGC has not instituted proceedings to terminate any such Purchaser Benefit Plan.

(v) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Purchaser’s Knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against Purchaser Benefit Plans, any fiduciaries thereof with respect to their duties to Purchaser Benefit Plans or the assets of any of the trusts under any of Purchaser Benefit Plans, that could reasonably be expected to result in any material liability of Purchaser or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Purchaser Benefit Plan, or any other party.

(vi) To the Knowledge of Purchaser, none of Purchaser and its Subsidiaries nor any Purchaser ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the IRC or Section 406 of ERISA) that could subject any of Purchaser Benefit Plans or their related trusts, Purchaser, any of its Subsidiaries, any Purchaser ERISA Affiliate or any person that Purchaser or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the IRC or Section 502 of ERISA.

(s) Properties. Purchaser and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for Taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which Purchaser or any of its Subsidiaries as lessee, leases real or personal property is valid and in full force and effect as to Purchaser and the Subsidiaries and neither Purchaser nor any of its Subsidiaries, nor, to Purchaser’s Knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. All real property owned or leased by Purchaser or any of its Subsidiaries are in all material respects in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by Purchaser to be adequate for the current business of Purchaser and its Subsidiaries.

(t) Loan Matters. All Loans held by Purchaser or any of its Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, in accordance in all material respects with sound banking practices and, to the Knowledge of Purchaser, the Loans are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable and valid.

(u) Anti-takeover Provisions Inapplicable. Purchaser and its Subsidiaries have taken all actions required to exempt Purchaser, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(v) Corporate Documents and Records. Purchaser has previously made available a complete and correct copy of the Articles of Incorporation, bylaws and similar organizational documents of Purchaser and each of Purchaser’s Subsidiaries, as in effect as of the date of this Agreement. Neither Purchaser nor any of Purchaser’s Subsidiaries is in violation of its Articles of Incorporation, bylaws or similar organizational documents. The minute books of Purchaser and each of Purchaser’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

(w) CRA, Anti-Money Laundering, OFAC and Customer Information Security. First Interstate Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. Purchaser does not have Knowledge of any facts or circumstances that would cause First Interstate Bank or any other Subsidiary of Purchaser: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by First Interstate Bank. To the Knowledge of Purchaser, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either Purchaser or any of its Subsidiaries to undertake any remedial action. The Board of Directors of First Interstate Bank (or where appropriate of any other Subsidiary of Purchaser) has adopted, and First Interstate Bank (or such other Subsidiary of Purchaser) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and First Interstate Bank (or such other Subsidiary of Purchaser) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(x) Internal Controls. Purchaser and its Subsidiaries have devised and maintain a system of internal control over financial reporting as defined in Rule 13a-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Purchaser’s ability to record, process, summarize and report financial information. To the Knowledge of Purchaser, there has occurred no fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting.

(y) Tax Treatment of the Merger. Purchaser has no Knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

(z) Fairness Opinion. The Board of Directors of Purchaser has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Sandler O’Neill & Partners, L.P. to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to Purchaser.

(aa) Environmental Matters. Except as set forth in Purchaser’s Disclosure Letter, each of Purchaser’s and its Subsidiaries’ properties, the Participation Facilities, and, to the Knowledge of Purchaser, the Loan Properties, are, and have been during the period of Purchaser’s or its Subsidiaries’ ownership or operation thereof, in material compliance with all Environmental Laws.

(bb) Insurance. In the opinion of management, Purchaser and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business, including engaging in the transactions contemplated by the Agreement, would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Purchaser and its Subsidiaries are in full force and effect, Purchaser and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid and all material claims thereunder have been filed in due and timely fashion.

(cc) Intellectual Property; Purchaser IT Systems.

(i) Purchaser and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. With regard to all material trademarks, trade names, service marks and copyrights owned by Purchaser or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that Purchaser or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “Purchaser Intellectual Property”), the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Purchaser Intellectual Property that Purchaser or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to Purchaser and the Subsidiaries. Neither Purchaser nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that Purchaser or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the Knowledge of Purchaser, neither Purchaser nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Purchaser or any of its Subsidiaries.

(ii) To Purchaser’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of Purchaser or First Interstate Bank (collectively, “Purchaser IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. Purchaser IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct Purchaser’s consolidated business as currently conducted. Neither Purchaser nor First Interstate Bank has experienced within the past two years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of Purchaser IT Systems. No Person has gained unauthorized access to any of the Purchaser IT Systems that has had, or is reasonably expected to have, a Material Adverse Effect on Purchaser. Purchaser and First Interstate Bank have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses without material disruption to, or material interruption in, the conduct of their respective businesses. Purchaser and its Subsidiaries are in compliance in all material respects with all data protection and privacy laws and regulations as well as their own policies relating to data protection and the privacy and security of personal data and the non-public personal information of their respective customers and employees, except for immaterial failures to comply or immaterial violations.

(dd) No Other Representations or Warranties.

(i) Except for the representations and warranties made by Purchaser in this Section 3.3, neither Purchaser nor any other Person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by Purchaser in this Section 3.3, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii) Purchaser hereby acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 3.2.

ARTICLE IV

CONDUCT PENDING THE MERGER

4.1 Forbearances by the Company. Except as expressly contemplated or permitted by this Agreement, disclosed in the Company’s Disclosure Letter, or to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, without the prior written consent (which may include consent via electronic mail) of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or materially delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b) (i) incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than (A) the creation of deposit liabilities in the ordinary course of business consistent with past practice and (B) advances from the FHLB with a maturity of not more than one year;

(ii) prepay any indebtedness or other similar arrangements so as to cause the Company to incur any prepayment penalty thereunder; or

(iii) purchase any brokered certificates of deposit;

(c) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on its capital stock except for distributions payable to service Company’s outstanding subordinated notes and distributions from INB to Company to cover expenses incurred in the ordinary course of business consistent with past practice, expenses incurred in connection with filings with regulatory agencies by the Company and expenses incurred in connection with the transactions contemplated by this Agreement;

(iii) grant any person any right to acquire any shares of its capital stock or make any grant or award under the Company Equity Plan;

(iv) issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of stock options or Company Warrants outstanding as of the date hereof; or

(v) redeem or otherwise acquire any shares of its capital stock other than a security interest or as a result of the enforcement of a security interest and other than as provided in this Agreement;

(d) other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned (“OREO”)), (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets to any person other than a Subsidiary, or (ii) cancel, release or assign any indebtedness to any such Person or any claims held by any such Person;

(e) make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, or form any new subsidiary;

(f) enter into, renew, amend or terminate any material contract, plan or agreement, or make any change in any of its leases or material contracts;

(g) Except for Loans or commitments for Loans that have previously been approved by the Company prior to the date of this Agreement, make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loans, or make any commitment in respect of any of the foregoing, except in conformity with existing lending practices;

(h) (i) make any new Loan, or commit to make any new Loan, to any director or executive officer of the Company or INB, or any entity controlled, directly or indirectly, by any of the foregoing or (ii) except for Loans made in accordance with Regulation O of the Federal Reserve (12 C.F.R. Part 215), amend, renew or increase any existing Loan, or commit to amend, renew or increase any such Loan, to any director or executive officer of the Company or INB, or any entity controlled, directly or indirectly, by any of the foregoing;

(i) (i) (a) increase in any manner the compensation, bonuses or other fringe benefits of any of its employees or directors, other than in the ordinary course of business consistent with past practice and pursuant to policies and written incentive plans then in effect or as set forth in the Company’s Disclosure Letter, or (b) pay any bonus, pension, retirement allowance or contribution, except for cash bonuses in the ordinary course of business consistent with past practice and as set forth in the Company’s Disclosure Letter but not to exceed 10.0% of such individual’s base salary or wage rate as of the date hereof;

(ii) become a party to, amend, renew, extend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance or change in control agreement with or for the benefit of any employee or director, except for amendments to any plan or agreement that are required by law;

(iii) amend, modify or revise the terms of any outstanding stock option or Company Warrant or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(iv) elect to any office with the title of Senior Vice President or higher any person who does not hold such office as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement; or

(v) hire any employee with an annualized salary in excess of $100,000 except as may be necessary to replace any employee whose employment is terminated, whether voluntarily or involuntarily;

(j) commence any action or proceeding, other than to enforce any obligation owed to the Company or any of its Subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $100,000 or (ii) that would impose any material restriction on its operations or the operations of any of its Subsidiaries;

(k) amend its Articles of Incorporation or bylaws, or similar governing documents;

(l) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in the ordinary course of business;

(m) purchase any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities of less than one year;

(n) make any capital expenditures in the aggregate in excess of $100,000, other than pursuant to binding commitments existing on the date hereof, which are described in the Company’s Disclosure Letter, and except for expenditures reasonably necessary to maintain existing assets in good repair;

(o) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(p) enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(q) make any changes in policies in any material respect in existence on the date hereof with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, loans; its hedging practices and policies; or other material banking policies, in each case except as may be required by changes in applicable law or regulations, GAAP, or at the direction of a Governmental Entity;

(r) except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby:

(i) issue any communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Purchaser and, to the extent relating to post-Closing employment, benefit or compensation information, without the prior consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed); or

(ii) issue any communication of a general nature to customers without the prior approval of Purchaser (which shall not be unreasonably withheld, conditioned or delayed);

(s) except with respect to foreclosures in process as of the date hereof, foreclose upon or take a deed or title to any commercial real estate (i) without providing prior notice to Purchaser and conducting a Phase I environmental assessment of the property and (ii) if the Phase I environmental assessment referred to in the prior clause reflects the presence of any Hazardous Material or underground storage tank;

(t) make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(u) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(v) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(w) enter into any new lines of business;

(x) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(y) merge or consolidate INB or any Subsidiary with any other corporation or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(z) knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(aa) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.1.

Any request by the Company or response thereto by Purchaser shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

4.2 Forbearances by Purchaser. Except as expressly contemplated or permitted by this Agreement or to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Purchaser shall maintain its rights and franchises in all material respects, and shall not, nor shall Purchaser permit any of its Subsidiaries to, without the prior written consent (which may include consent via electronic mail) of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

(b) take any action that would adversely affect or materially delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(c) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective

Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(d) knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

(e) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.2; or

(f) amend, repeal or modify any provision of its Articles of Incorporation or Bylaws in a manner that would adversely affect the Company or any Company stockholder or the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

5.1 Acquisition Proposals.

(a) From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall not authorize or permit any of its Subsidiaries or any of its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, induce or encourage, or take any other action to facilitate, any inquiries, offers discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any confidential or non-public information or data regarding the Company or any of its Subsidiaries or afford access to any such information or data to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Purchaser), regarding an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) release any person from, waive any provisions of, or fail to use its reasonable best efforts to enforce any confidentiality agreement or standstill agreement to which the Company is a party or (vi) enter into or consummate any agreement, agreement in principle, letter of intent, arrangement or understanding contemplating any Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of the Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.1 by the Company. Notwithstanding the foregoing, prior to the adoption and approval of this Agreement by the Company’s stockholders at the Company Stockholder Meeting, this Section 5.1(a) shall not prohibit the Company from furnishing non-public information regarding the Company and its Subsidiaries to, or entering into discussions with, any person in response to an Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if (1) the Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, (2) the Company has not breached any of the covenants set forth in this Section 5.1, (3) the Company’s Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to violate the directors’ fiduciary obligations to the Company’s stockholders under applicable law, and (4) prior to furnishing any non-public information to, or entering into discussions with, such Person, the Company gives Purchaser written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions with, such Person and the Company receives from such Person an executed confidentiality agreement on terms no more favorable to such Person than the confidentiality agreement between Purchaser and the Company is to Purchaser.

(b) The Company will notify Purchaser orally within twenty-four (24) hours and in writing (within two (2) calendar days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the Person making such Acquisition Proposal, the request or inquiry and the terms and conditions thereof, and shall provide to Purchaser any written materials received by the Company or any of its Subsidiaries in connection therewith. The Company will keep Purchaser informed of any developments with respect to any such Acquisition Proposal, request or inquiry promptly orally (within one (1) calendar day) and in writing (within two (2) calendar days) upon the occurrence thereof.

(c) The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing.

5.2 Advice of Changes. Prior to the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has Knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.3 Access and Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Purchaser and the Company, for purposes of verifying the representations and warranties of the other and preparing for the Merger and other matters contemplated by this Agreement, shall (and shall cause its respective Subsidiaries to) afford to the other party and its representatives (including, without limitation, officers and employees of the other party and its Affiliates and counsel, accountants and other professionals retained by the other party) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records, contracts, properties, personnel, information technology services and to such other information relating to the other party and its Subsidiaries as may be reasonably requested, except where such materials relate to (i) matters involving this Agreement, (ii) pending or threatened litigation or investigations if, in the opinion of counsel, the presence of such designees would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, (iii) matters involving an Acquisition Proposal or (iv) confidential supervisory information; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made in this Agreement. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) From the date hereof until the Effective Time, the Company shall, and shall cause its respective Subsidiaries to, promptly provide to Purchaser (i) a copy of each report filed with a Governmental Entity, (ii) a copy of each periodic report provided to its senior management and all materials relating to its business or operations furnished to its Board of Directors, (iii) a copy of each press release made available to the public and (iv) all other information concerning its business, properties and personnel as may be reasonably requested, provided that Purchaser shall not be entitled to receive reports or other documents relating to (w) matters involving this Agreement, (x) pending or threatened litigation or investigations if, in the opinion of counsel, the disclosure of such information would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, (y) matters involving an Acquisition Proposal or (z) confidential supervisory information.

(c) The Company and Purchaser will not, and will cause its respective representatives not to, use any information and documents obtained in the course of the consideration of the consummation of the transactions contemplated by this Agreement, including any information obtained pursuant to this Section 5.3, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and will hold such information and documents in confidence and treat such information and documents as secret and confidential and to use all reasonable efforts to safeguard the confidentiality of such information and documents.

(d) From and after the date hereof, representatives of Purchaser and the Company shall meet on a regular basis to discuss and plan for the conversion of the Company’s and its Subsidiaries’ data processing and related electronic informational systems to those used by Purchaser and its Subsidiaries with the goal of conducting such conversion as soon as practicable following the consummation of the Bank Merger.

(e) Within ten (10) Business Days of the end of each calendar month, the Company shall provide Purchaser with an updated list of Loans described in Section 3.2(w)(vi).

(f) The information regarding the Company and its Subsidiaries to be supplied by the Company for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied, or to be supplied, by the Company for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.

(g) The information regarding Purchaser and its Subsidiaries to be supplied by Purchaser for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement-Prospectus (except for such portions thereof supplied by the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information supplied, or to be supplied, by Purchaser for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

5.4 Applications; Consents.

(a) The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof, all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. The Company and Purchaser shall furnish each other with all information concerning themselves, their respective Subsidiaries, and their respective Subsidiaries’ directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Purchaser, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Purchaser and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to Purchaser and the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a).

(b) As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective Subsidiaries to, use its reasonable best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

(c) Purchaser and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that such consent or approval will not be obtained or that the receipt of any such required consent or approval will be materially delayed.

5.5 Anti-Takeover Provisions. The Company and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Purchaser, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an anti-takeover nature in the Company’s or its Subsidiaries’ Articles of Incorporation and Bylaws, or similar organizational documents, and the provisions of any federal or state anti-takeover laws.

5.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.7 Publicity. The initial press release announcing this Agreement shall be a joint press release. Thereafter, the Company and Purchaser shall consult with each other prior to issuing any press releases or otherwise making public statements (including any written communications to stockholders) with respect to the Merger and any other transaction contemplated hereby; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary to satisfy such party’s disclosure obligations imposed by law.

5.8 Stockholder Meeting.

(a) The Company will submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders to carry out the intentions of this Agreement. In furtherance of that obligation, the Company will take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as practicable to consider and vote on approval and adoption of this Agreement and the transactions provided for in this Agreement. Subject to Section 5.8(b), the Company shall, (i) through its Board of Directors, recommend to its stockholders adoption and approval of this Agreement, (ii) include such recommendation in the Proxy Statement-Prospectus and (iii) use commercially reasonable efforts to obtain from its stockholders a vote approving and adopting this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Company Stockholder Meeting, the Company’s Board of Directors may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would be reasonably likely to result in a violation of its fiduciary duties under applicable law, withdraw or modify or change in a manner adverse to Purchaser its recommendation that the stockholders of the Company approve this Agreement (a “Change of Recommendation”); provided that prior to any such Change of Recommendation, the Company shall have complied in all material respects with Section 5.1, given Purchaser written notice promptly (and in any event within twenty-four (24) hours) advising it of the decision of the Company’s Board of Directors to take such action and, if the decision relates to an Acquisition Proposal, given Purchaser the material terms and conditions of the Acquisition Proposal or inquiry, including the identity of the Person making any such Acquisition Proposal; and provided, further, that if the decision relates to an Acquisition Proposal: (i) the Company shall have given Purchaser three (3) Business Days after delivery of such notice to Purchaser to propose revisions to the terms of this Agreement (or make another proposal) and if Purchaser proposes to revise the terms of this Agreement, the Company shall have negotiated in good faith with Purchaser with respect to such proposed revisions or other proposal; and (ii) the Company’s Board of Directors shall have determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Purchaser, if any, that such Acquisition Proposal constitutes a Superior Proposal. If the Company’s Board of Directors does not make the determination that such Acquisition Proposal constitutes a Superior Proposal and thereafter determines not to withdraw, modify or change its recommendation that the stockholders of the Company approve this Agreement in connection with a new Acquisition Proposal, the procedures referred to above shall apply anew and shall also apply to any subsequent withdrawal, modification or change. In the event of any material revisions to the Acquisition Proposal that result in terms that are less favorable to the Company, the Company shall be required to deliver a new written notice to Purchaser and to again comply with the requirements of this Section 5.8(b) with respect to such new written notice, except that the three (3) Business Day period referred to above shall be reduced to two (2) Business Days. In addition to the foregoing, the Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

5.9 Registration of Purchaser Common Stock.

(a) Within forty-five (45) days following the date hereof, Purchaser shall prepare and file the Registration Statement with the SEC. The Registration Statement shall contain proxy materials relating to the matters to be submitted to the Company stockholders at the stockholders meeting and shall also constitute the prospectus relating to the shares of Purchaser Common Stock to be issued in the Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement-Prospectus”). The Company will furnish to Purchaser the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Purchaser and approve the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. Purchaser shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. The Company will use reasonable best efforts to cause the Proxy Statement-Prospectus to be mailed to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Purchaser will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of Purchaser Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Purchaser or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Purchaser or the Company that should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Purchaser with the SEC and disseminated by the Company to the stockholders of the Company.

(b) Purchaser shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of the Company and Purchaser shall furnish all information concerning it and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(c) Prior to the Effective Time, Purchaser shall notify or file an application with The Nasdaq Stock Market LLC of the additional shares of Purchaser Common Stock to be issued by Purchaser in exchange for the shares of Company Common Stock.

5.10 Notification of Certain Matters. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of the Company and Purchaser shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.11 Employee Benefit Matters.

(a) Purchaser shall honor the Company Benefit Plans set forth in the Company’s Disclosure Letter in accordance with the terms of such Company Benefit Plans, except to the extent an alternative treatment is set forth in this Section 5.11 or in Sections 2.11, 2.12 or 2.13 of this Agreement. Following the Effective Time, Purchaser shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of all Persons who are employees of the Company and its Subsidiaries immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a “Continuing Employee”) that, in the aggregate are substantially comparable to the employee benefit and compensation opportunities that are generally made available to similarly situated employees of Purchaser or its Subsidiaries; provided, however, in no event shall any Continuing Employee be eligible to participate in any frozen plan of Purchaser or its Subsidiaries.

(b) At the sole discretion of Purchaser, Purchaser may maintain the Company’s health and welfare plans through the end of the calendar year in which the Effective Time occurs. Notwithstanding the foregoing, if Purchaser determines to terminate one or more of Company’s health and/or welfare plans, then, at the request of Purchaser made at least thirty (30) days prior to the Effective Time, the Company shall adopt resolutions, to the extent required, providing that one or more of the Company’s health and welfare plans (excluding any plans that are mutually agreed to in writing between the parties) will be terminated effective immediately prior to the Effective Time (or such later date as requested by Purchaser in writing or as may be required to comply with any applicable advance notice or other requirements contained in such plans) and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date to the extent not prohibited by the terms of such arrangements or applicable law. Notwithstanding the foregoing, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Company’s health and welfare plans prior to the time such Continuing Employees or their dependents, as applicable, become eligible to participate in the health plans, programs and benefits common to all employees of Purchaser and its Subsidiaries and their dependents and, consequently, no Continuing Employee shall experience a gap in coverage. Continuing Employees who become covered under health plans, programs and benefits of Purchaser or any of its Subsidiaries shall receive credit for any co-payments and deductibles paid under the Company’s health plan for the plan year in which coverage commences under Purchaser’s health plan and shall not be subject to any pre-existing conditions under any such plans. Terminated Company employees and qualified beneficiaries will have the right to continued coverage under group health plans of Purchaser in accordance with COBRA.

(c) Purchaser shall cause each Purchaser Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility and vesting (but not benefit accrual under the Purchaser 401(k) Plan for 2018 employer contributions) under the Purchaser Benefit Plans the service of such employees with Company to the same extent as such service was credited for such purpose by Company; provided, however, that such service shall not be recognized: (i) to the extent that such recognition would result in a duplication of benefits under any of the Purchaser Benefit Plans or (ii) to the extent, at the sole discretion of Purchaser, the cash value of unused paid time-off is paid to Continuing Employees at the Effective Time. The value of each Company employee’s unused paid time-off is set forth in the Company’s Disclosure Letter. This Agreement shall not be construed to limit the ability of Purchaser to terminate the employment of any Company employee or to review any employee benefit plan or program from time to time and to make such changes (including terminating any such plan or program) as Purchaser deems appropriate.

(d) The Company shall take all necessary and appropriate actions to cause the Company 401(k) Plan to be frozen as to future contributions effective immediately prior to the Effective Time and Purchaser shall take all necessary and appropriate actions to allow the Continuing Employees to participate in Purchaser’s 401(k) Plan on the first day immediately following the Effective Time. Alternatively, if requested in writing by Purchaser no later than thirty (30) days prior to Closing, the Company will also take all necessary steps to terminate the Company 401(k) Plan immediately prior to the Effective Time, subject to the occurrence of the Effective Time, and if further requested, shall prepare and submit a request to the IRS for a favorable determination letter on termination. If Purchaser requests that the Company apply for a favorable determination letter, then prior to the Effective Time, Company shall take all such actions as are necessary (determined in consultation with Purchaser) to submit the application for favorable determination letter in advance of the Effective Time, and following the Effective Time, Purchaser shall use its best efforts in good faith to obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to the Company 401(k) Plan as may be required by the IRS as a condition to its issuance of a favorable determination letter). Prior to the Effective Time, the Company, and following the Effective Time, Purchaser, will adopt such amendments to the Company 401(k) Plan to effect the provisions of this Section 5.11(d). In the event Purchaser requests the Company to submit an application to the IRS for a determination letter, Company 401(k) Plan participants who are terminated at or after the Closing, but prior to the receipt of the IRS determination letter, may elect to receive a distribution from the Company 401(k) Plan upon termination of their employment. Purchaser shall take any and all actions as may be required to permit Continuing Employees to roll over their account balances in the Company’s 401(k) Plan into Purchaser’s 401(k) Plan.

(e) Purchaser agrees that each full-time Company employee who is involuntarily terminated by Purchaser (other than for “Cause” as determined by Purchaser) within six months following the Effective Time and who is not covered by a separate severance, change in control or employment agreement shall, upon executing an appropriate release in the form reasonably determined by Purchaser, receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at the Company, with a minimum equal to four weeks of base pay and a maximum equal to fifty-two (52) weeks, as determined in accordance with Purchaser’s severance policy. For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full month. For purposes of calculating base pay, Company employees who are paid on an hourly basis shall be deemed to have a base pay equal to the employee’s average weekly compensation over the two months prior to the termination date; provided that, in no event shall an employee’s base pay for this purpose be less than the employee’s base pay with the Company as in effect immediately prior to Closing. For employees whose compensation is determined in whole or in part on the basis of commission income, “base pay” shall include base salary or total hourly wages paid plus commissions earned during the most recent twelve (12) months ended as of the date of termination of employment. Purchaser will offer INB employees whose jobs are eliminated as a result of the Bank Merger priority in applying for open positions within Purchaser and First Interstate Bank. Any employee of the Company who has or is a party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any payment that may be triggered by a termination, including a termination following the Merger, shall not receive the severance benefits as provided in this Section but will receive the payment specified in such agreement or arrangement.

(f) Purchaser shall honor all obligations under the employment or change in control agreements, the INB Supplemental Executive Retirement Plan Agreement (the “SERP”) and the INB Executive Deferred Compensation Plan, each as set forth in the Company’s Disclosure Letter, except to the extent any such agreement is superseded as of, or following, the Effective Time. Purchaser specifically agrees to assume the SERP and the timing and amount of the payments thereunder will continue to be made in accordance with Section 2.1 of the SERP. For purposes of clarity, it is understood that neither Buyer nor Buyer Bank will terminate the SERP in accordance with Section 8.3 of the SERP and the parties will not accelerate the timing of the payments thereunder.

(g) Purchaser shall establish a retention bonus pool in the amount as provided in Purchaser Disclosure Letter for employees of the Company and its Subsidiaries jointly designated in writing by Purchaser and the Company (other than employees of the Company who are subject to employment contracts or other contracts providing for severance) to help retain key employees; provided, that any retention bonus pool payment is not considered an “excess parachute payment” within the meaning of Section 280G of the IRC or results in any other adverse tax consequence to the Purchaser. The amount and payment date of the retention bonus for each such employee shall be jointly determined in writing by Purchaser and the Company, but in the aggregate shall equal the amount provided in Purchaser Disclosure Letter assuming all such key employees remain with the Purchaser or the Surviving Corporation or an Affiliate to such date or are involuntarily terminated without cause prior to that date.

(h) Concurrently with the execution of this Agreement, Purchaser, First Interstate Bank, Company and INB shall enter into settlement agreements with each of Russell A. Lee and Holly A. Poquette to be effective as of the Effective Time, and Purchaser and First Interstate Bank shall enter into a consulting and non-competition agreement with Russell A. Lee to be effective as of the Effective Time, each as provided in Purchaser Disclosure Letter.

(i) Purchaser shall provide all employees of the Company and its Subsidiaries whose employment was terminated other than for cause, disability or retirement at or following the Effective Time, and who so desires, job counseling and outplacement assistance services, in which it shall assist such employees in locating new employment and shall notify all such employees who want to be so notified of opportunities for positions with Purchaser or any of its Subsidiaries for which Purchaser reasonably believes such persons are qualified and shall consider any application for such positions submitted by such persons, provided, however, that any decision to offer employment to any such person shall be made in the sole discretion of Purchaser.

5.12 Indemnification.

(a) From and after the Effective Time, Purchaser shall indemnify and hold harmless each of the current or former directors, officers or employees of the Company or any of its Subsidiaries (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of the Company, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such Person would have been indemnified or have the right to advancement of expenses pursuant to the Company’s Articles of Incorporation and Bylaws as in effect on the date of this Agreement and as permitted by applicable law, and Purchaser and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to indemnification.

(b) Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any action, suit, proceeding or investigation described above, shall promptly notify Purchaser thereof. Any failure to so notify shall not affect the obligations of Purchaser under Section 5.12(a) unless and to the extent that Purchaser is actually prejudiced as a result of such failure.

(c) For a period of six (6) years following the Effective Time, Purchaser shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy with respect to claims against such Persons arising from facts or events occurring at or prior to the Effective Time; provided, however, that in no event shall Purchaser be required to expend in the aggregate pursuant to this Section 5.12(c) more than 200% of the annual premium currently paid by the Company for such insurance and, if Purchaser is unable to maintain such policy as a result of this proviso, Purchaser shall obtain as much comparable insurance as is available by payment of such time; provided further, that Purchaser may (i) request that the Company obtain an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such Person than the Company’s existing insurance policies as of the date hereof.

(d) If Purchaser or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of Purchaser and its successors and assigns assume the obligations set forth in this Section 5.12.

(e) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

(f) Any indemnification payments made pursuant to this Section 5.12 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

5.13 Stockholder Litigation. The Company shall give Purchaser the opportunity to participate at Purchaser’s own expense in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Purchaser’s prior written consent (such consent not to be unreasonably withheld or delayed).

5.14 Disclosure Supplements. From time to time prior to the Effective Time, the Company and Purchaser will promptly supplement or amend their respective Disclosure Letters delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Letters or that is necessary to correct any information in such Disclosure Letters that has been rendered materially inaccurate thereby. No supplement or amendment to such Disclosure Letters shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VI.

5.15 Assumption of Northwest Bancorporation Capital Trust I Preferred Securities. Purchaser agrees that, effective with the Effective Time, it shall assume the Northwest Bancorporation Capital Trust I trust preferred securities, and all of the Company obligations under the related indentures, and shall take all actions necessary or appropriate in accordance therewith, including, if requested by the trustee, execution of a supplemental indenture and other appropriate documents or certificates.

ARTICLE VI

CONDITIONS TO CONSUMMATION

6.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a) Stockholder Approval. This Agreement shall have been approved by the requisite vote of the Company’s stockholders in accordance with applicable laws and regulations.

(b) Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired or been terminated.

(c) No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger, the Bank Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or the Bank Merger.

(d) Third Party Consents. Purchaser and the Company shall have obtained the consent or approval of each Person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser (after giving effect to the consummation of the transactions contemplated hereby).

(e) Registration Statement; Blue Sky Laws. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and Purchaser shall have received all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement.

(f) Nasdaq. Purchaser shall have filed with The Nasdaq Stock Market LLC a notification form or application, as applicable, for the listing of all shares of Purchaser Common Stock to be delivered as Merger Consideration, and The Nasdaq Stock Market LLC shall not have objected to the listing of such shares of Purchaser Common Stock.

(g) Tax Opinion. Purchaser and the Company shall have received written opinions of Luse Gorman, PC and Witherspoon Kelley, respectively, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Purchaser and the Company, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions, which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and (ii) Purchaser and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the IRC. Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Purchaser, the Company and others.

6.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Purchaser:

(a) The Company’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b) Performance of the Company’s Obligations. The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. Purchaser shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of the Company to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(e) Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Purchaser of the transactions contemplated hereby that, had such condition or requirement been known, Purchaser would not, in its reasonable judgment, have entered into this Agreement.

(f) Dissenting Shares. As of immediately prior to the Effective Time, not more than 10.0% of the issued and outstanding shares of Company Common Stock shall have perfected their right to dissent under the WBCA in accordance with Section 2.6 herein.

6.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by the Company:

(a) Purchaser’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of Purchaser contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b) Performance of Purchaser’s Obligations. Purchaser shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Purchaser to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Purchaser.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any requisite stockholder approval:

(a) by the mutual written consent of Purchaser and the Company; or

(b) by either Purchaser or the Company, in the event of the failure of the Company’s stockholders to approve the Agreement at the Company Stockholder Meeting; provided, however, that the Company shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.8 (subject to Section 5.8(b));

(c) by either Purchaser or the Company, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable or (ii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

(d) by either Purchaser or the Company, if the Merger is not consummated by January 31, 2019, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(e) by either Purchaser or the Company (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty;

(f) by Purchaser, if (i) the Company shall have breached its obligations under Section 5.1 or Section 5.8 in any material respect or (ii) if the Board of Directors of the Company does not publicly recommend in the Proxy Statement-Prospectus that stockholders approve and adopt this Agreement or if, after recommending in the Proxy Statement-Prospectus that stockholders approve and adopt this Agreement, the Board of Directors effects a Change of Recommendation;

(g) by the Company, at any time prior to the adoption and approval of this Agreement by the Company’s stockholders, to enter into an agreement with respect to a Superior Proposal, but only if (i) the Company’s Board of Directors has determined in good faith based on the advice of legal counsel that failure to take such action would cause the Board of Directors to violate its fiduciary duties under applicable law, and (ii) the Company has not breached its obligations under Section 5.1.

(h) by the Company, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) The number obtained by dividing the Average Closing Price by the Starting Price (the “Purchaser Ratio”) shall be less than 0.80; and

(ii) (x) the Purchaser Ratio shall be less than (y) the number obtained by dividing the Index Ratio (each as defined below) and subtracting 0.20 from the quotient in this clause (ii) (y);

subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 7.1(h), it shall give written notice to Purchaser (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Purchaser shall have the option to increase the consideration to be received by the holders of Company Common Stock, Company Options and Company Warrants hereunder, by adjusting the Exchange Ratio (calculated to the nearest one ten-thousandth) to equal a quotient of (A) the product of the Starting Price, 0.80 and the Exchange Ratio, divided by (B) the Average Closing Price. If Purchaser so elects within such five-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 7.1(h) the following terms shall have the meanings indicated:

“Final Index Price” shall mean the average of the Index Prices for the twenty (20) consecutive full trading days ending on the Determination Date.

“Index Price” shall mean $113.13, which is the closing price on the Starting Date for the KBW Regional Banking Index.

“Index Ratio” shall mean the Final Index Price divided by the Index Price.

“Starting Date” shall mean the third trading day prior to the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean $40.00, which is the closing price of a share of Purchaser Common Stock on The Nasdaq Stock Market, LLC (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

7.2 Termination Fee; Expenses.

(a) In the event of termination of this Agreement by the Company pursuant to Section 7.1(g), the Company shall make payment to Purchaser of a termination fee of $5,076,204.

(b) In the event of termination of this Agreement by Purchaser pursuant to Section 7.1(f), so long as at the time of such termination Purchaser is not in material breach of any representation, warranty or material covenant contained herein, the Company shall make payment to Purchaser of a termination fee of $5,076,204.

(c) If (i) this Agreement is terminated (A) by either party pursuant to Section 7.1(b) or (B) by Purchaser pursuant to Section 7.1(e) and the breach giving rise to such termination was knowing or intentional, and (ii) at the time of such termination Purchaser is not in material breach of any representation, warranty or material covenant contained herein, and (iii) prior to the Company Stockholder Meeting (in the case of termination pursuant to Section 7.1(b)) or the date of termination (in the case of termination pursuant to Section 7.1(e)), an Acquisition Proposal has been publicly announced, disclosed or communicated and (iv) within twelve (12) months of such termination the Company shall consummate or enter into any agreement with respect to the Acquisition Proposal set forth in clause (iii) of this Section 7.2(c), then the Company shall make payment to Purchaser of a termination fee of $5,076,204.

(d) The fee payable pursuant to Section 7.2(a) or (b) shall be made by wire transfer of immediately available funds at the time of termination. Any fee payable pursuant to Section 7.2(c) shall be made by wire transfer of immediately available funds within two (2) Business Days after notice of demand for payment. The Company and Purchaser acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement. The amount payable by the Company pursuant to Sections 7.2(a), (b) or (c) constitutes liquidated damages and not a penalty and shall be the sole remedy of Purchaser in the event of termination of this Agreement on the bases specified in such sections.

7.3 Effect of Termination. In the event of termination of this Agreement by either Purchaser or the Company as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(c), 7.2 and 8.6, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

ARTICLE VIII

CERTAIN OTHER MATTERS

8.1 Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2 Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

8.3 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of the Company, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Company Common Stock or that would contravene any provision of the MBCA or the applicable state and federal banking laws, rules and regulations.

8.4 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

8.5 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Montana, without regard to conflicts of laws principles.

8.6 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by email, by registered or certified mail (return receipt requested) or by commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser, to:

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, Montana 59116

Facsimile:         (406) 255-5350

Attention:         Kevin P. Riley

                          President and Chief Executive Officer

Email:              Kevin.Riley@fib.com

With copies to:

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, Montana 59116

Facsimile:         (406) 255-5350

Attention:         Kirk D. Jensen

                          General Counsel

Email:              Kirk.Jensen@fib.com

Luse Gorman, PC

5335 Wisconsin Avenue, NW, Suite 780

Washington, DC 20015

Facsimile:         (202) 362-2902

Attention:         Scott A. Brown

                          Lawrence M.F. Spaccasi

Email:              sbrown@luselaw.com

                          lspaccasi@luselaw.com

If to the Company, to:

Northwest Bancorporation, Inc.

421 W. Riverside Avenue, Suite 113

Spokane, Washington 99201

Facsimile:         (509) 850-3524

Attention:         Russell A. Lee

                          President and Chief Executive Officer

Email:              ralee@inb.com

With copies to:

Witherspoon Kelley

422 W. Riverside Avenue, Suite 1100

Spokane, Washington 99201

Facsimile:         (509) 458-2728

Attention:         Richard A. Repp

Email:              rar@witherspoonkelley.com

8.8 Entire Agreement; etc. This Agreement, together with the Exhibits and Disclosure Letters hereto, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 5.12, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.9 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

8.10 Severability. If any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

8.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

8.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

8.13 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a

“.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature page follows]

In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

First Interstate BancSystem, Inc.

By:	/s/ Kevin P. Riley
Kevin P. Riley
President and Chief Executive Officer

Northwest Bancorporation, Inc.

By:	/s/ Russell A. Lee
Russell A. Lee
President and Chief Executive Officer

Annex B

Chapter 23B.13 RCW

DISSENTERS’ RIGHTS

RCW 23B.13.010

Definitions.

As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

RCW 23B.13.020

Right to dissent.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) A plan of merger, which has become effective, to which the corporation is a party (i) if shareholder approval was required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder was entitled to vote on the merger, or (ii) if the corporation was a subsidiary and the plan of merger provided for the merger of the subsidiary with its parent under RCW 23B.11.040;

(b) A plan of share exchange, which has become effective, to which the corporation is a party as the corporation whose shares have been acquired, if the shareholder was entitled to vote on the plan;

(c) A sale, lease, exchange, or other disposition, which has become effective, of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business, if the shareholder was entitled to vote on the sale, lease, exchange, or other disposition, including a disposition in dissolution, but not including a disposition pursuant to court order or a disposition for cash pursuant to a plan by which all or substantially all of the net proceeds of the disposition will be distributed to the shareholders within one year after the date of the disposition;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation;

(e) Any action described in RCW 23B.25.120;

(f) Any corporate action approved pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

(g) A plan of entity conversion in the case of a conversion of a domestic corporation to a foreign corporation, which has become effective, to which the domestic corporation is a party as the converting entity, if: (i) The shareholder was entitled to vote on the plan; and (ii) the shareholder does not receive shares in the surviving entity that have terms as favorable to the shareholder in all material respects and that represent at least the same percentage interest of the total voting rights of the outstanding shares of the surviving entity as the shares held by the shareholder before the conversion.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.831 through 25.10.886, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

RCW 23B.13.030

Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

RCW 23B.13.200

Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval by a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, the shareholder consent described in RCW 23B.07.040(1)(b) and the notice described in RCW 23B.07.040(3)(a) must include a statement that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

RCW 23B.13.210

Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed corporate action is effected, and (b) not vote such shares in favor of the proposed corporate action.

(2) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, a shareholder who wishes to assert dissenters’ rights must not execute the consent or otherwise vote such shares in favor of the proposed corporate action.

(3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.220

Dissenters’ rights—Notice.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved at a shareholders’ meeting, the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders who satisfied the requirements of RCW 23B.13.210(1) a notice in compliance with subsection (5) of this section.

(2) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved without a vote of shareholders in accordance with RCW 23B.07.040, the notice delivered pursuant to RCW 23B.07.040(3)(b) to shareholders who satisfied the requirements of RCW 23B.13.210(2) shall comply with subsection (5) of this section.

(3) In the case of proposed corporate action creating dissenters’ rights under RCW 23B.13.020(1)(a)(ii), the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders of the subsidiary other than the parent a notice in compliance with subsection (5) of this section.

(4) In the case of proposed corporate action creating dissenters’ rights under RCW 23B.13.020(1)(d) that, pursuant to RCW 23B.10.020(4)(b), is not required to be approved by the shareholders of the corporation, the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders entitled to dissent under RCW 23B.13.020(1)(d) a notice in compliance with subsection (5) of this section.

(5) Any notice under subsection (1), (2), (3), or (4) of this section must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1), (2), (3), or (4) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

RCW 23B.13.230

Duty to demand payment.

(1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(5)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.240

Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment under RCW 23B.13.230 is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

RCW 23B.13.250

Payment.

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

RCW 23B.13.260

Failure to take corporate action.

(1) If the corporation does not effect the proposed corporate action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to effect the proposed corporate action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

RCW 23B.13.270

After-acquired shares.

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after the effective date of the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

RCW 23B.13.280

Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed corporate action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

RCW 23B.13.300

Court action.

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

RCW 23B.13.310

Court costs and counsel fees.

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Annex C

April 25, 2018

Board of Directors

Northwest Bancorporation, Inc.

421 West Riverside Avenue

Spokane, WA 99201

Members of the Board:

We understand that Northwest Bancorporation, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) with First Interstate BancSystem, Inc. (“Parent”), pursuant to which, among other things, the Company will merge with and into the Parent (the “Transaction”) and each outstanding share of the common stock of the Company (the “Company Common Stock”) will be converted into the right to receive 0.516 shares of common stock of Parent (the “Exchange Ratio”). You have advised us that the Transaction will qualify as a tax-free reorganization for U.S. federal income tax purposes. The Exchange Ratio is subject to adjustments pursuant to Section 7.1(h) of the Agreement, as to which adjustments we express no opinion. The terms and conditions of the Transaction are more fully set forth in the Agreement.

Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock (other than the Excluded Holders) of the Exchange Ratio to be paid to such holders in the proposed Transaction.

In connection with preparing our opinion, we have reviewed, among other things:

(i)	a draft of the Agreement, dated April 25, 2018;

(ii)	certain financial statements and other historical financial and business information about the Parent and the Company made available to us from published sources and/or from the internal records of the Parent and the Company that we deemed relevant;

(iii)	certain publicly available analyst earnings estimates for Parent for the years ending December 31, 2018 and December 31, 2019 and estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of the Company and Parent;

(iv)	financial projections for the Company for the years ending December 31, 2018 and December 31, 2019 and estimated long term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of the Company;

(v)	the current market environment generally and the banking environment in particular;

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(vi)	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

(vii)	the market and trading characteristics of public companies and public bank holding companies in particular;

(viii)	the relative contributions of the Parent and Company to the combined company;

(ix)	the pro forma financial impact of the Transaction, taking into consideration the amounts and timing of the transaction costs and cost savings;

(x)	the net present value of the Company with consideration of projected financial results;

(xi)	the net present value of Parent with consideration of projected financial results; and

(xii)	such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with management and other representatives and advisors of the Parent and the Company concerning the business, financial condition, results of operations and prospects of the Parent and the Company.

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, and we did not make an independent appraisal or analysis of the Company with respect to the Transaction. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in the Company’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us, and that neither the Company nor Parent is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Transaction.

With respect to the financial forecasts and other analyses (including information relating to certain pro forma financial effects of, and strategic implications and operational benefits anticipated to result from, the Transaction) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of the Company, and have assumed with your consent, that such forecasts and other analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby, and that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Transaction) reflected in such forecasts and analyses will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these forecasts and analyses or the assumptions on which they were based. We have relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information, forecasts or analyses inaccurate or misleading.

We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Parent or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to the Company or Parent. We have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of the Company’s or Parent’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of the Company or Parent. We did not make an independent evaluation of the quality of the Company’s or Parent’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of the Company or Parent.

We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Transaction will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company or the contemplated benefits of the Transaction. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated April 25, 2018, reviewed by us.

We have assumed in all respects material to our analysis that the Company will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of the Company or any other entity.

Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to be paid to the holders of the Company Common Stock (other than the Excluded Holders) in the proposed Transaction. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction (including, without limitation, the form or structure of the Transaction) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons, relative to the Exchange Ratio to be paid to the holders of the Company Common Stock in the Transaction, or with respect to the fairness of any such compensation. Our opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.

We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals.

We do not express any opinion as to the value of any asset of the Company whether at current market prices or in the future, or as to the price at which the Company or its assets could be sold in the future. We also express no opinion as to the price at which the Company Common Stock or Parent will trade following announcement of the Transaction or at any future time.

We have not evaluated the solvency or fair value of the Company under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Parent. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due.

We have acted as the Company’s financial advisor in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.

During the two years preceding the date of this letter, we have provided investment banking and other financial services to the Company for which we have received customary compensation. Such services during such period have included serving as the Company’s financial advisor for its acquisition of CenterPointe Community Bank in 2017.

In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of the Company or Parent for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to the Company or Parent in the future for which we would expect to receive compensation.

This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with and for the purposes of its consideration of the Transaction. This opinion is not intended to be and does not constitute a recommendation as to how the shareholders of the Company should vote or act with respect to the Transaction or any matter relating thereto.

This opinion is for the information of the Board of Directors of the Company and shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent, except that a copy of this opinion may be included in its entirety in any regulatory filing that the Company is required to make in connection with the Transaction if such inclusion is required by applicable law.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be paid to the holders of the Company Common Stock (other than the Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

D.A. Davidson & Co.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Sections 35-1-451 through 35-1-459 of the Montana Business Corporation Act (the “MBCA”) provide that a corporation may indemnify its directors and officers. In general, the MBCA provides that a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in his or her defense of a proceeding to which he or she is a party because of his or her status as a director or officer of the corporation, against reasonable expenses incurred by the director in connection with the proceeding, unless limited by the articles of incorporation. Pursuant to the MBCA, a corporation may indemnify a director or officer if it is determined that the director or officer engaged in good faith and meets certain standards of conduct. A corporation may not indemnify a director or officer under the MBCA when a director or officer is adjudged liable to the corporation, or when such person is adjudged liable on the basis that personal benefit was improperly received. The MBCA also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advancement of expenses, unless the articles of incorporation provide otherwise and the court may order indemnification or advancement of expenses under certain circumstances.

First Interstate’s articles provide for the indemnification of directors and officers to the fullest extent permitted by Montana law. First Interstate’s bylaws also provide for the indemnification of directors and officers, including (i) the mandatory indemnification of a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding, (ii) the mandatory indemnification of a director or officer if a determination has been made that such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, with no reasonable cause to believe such person’s conduct was unlawful, (iii) for the reimbursement of reasonable expenses incurred by a director or officer who is party to a proceeding in advance of final disposition of the proceeding, if the standards have been met as set forth in the bylaws. First Interstate has also obtained officers’ and directors’ liability insurance, which insures against liabilities that officers and directors may, in such capacities, incur. Section 35-1-458 of the MBCA provides that a corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against liability asserted against or incurred by such director or officer while serving at the request of the corporation in such capacity, or arising from the individual’s status as a director or officer, whether or not the corporation would have power to indemnify the individual against the same liability under the MBCA.

The foregoing is only a general summary of certain aspects of Montana law and the First Interstate amended and restated articles of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the MBCA referenced above and the First Interstate amended and restated articles of incorporation and bylaws.

Item 21.	Exhibits and Financial Statement Schedules

The exhibits and financial statements filed as part of this registration statement are as follows:

Exhibits

2.1	Agreement and Plan of Merger, dated April 25, 2018, by and between First Interstate BancSystem, Inc. and Northwest Bancorporation, Inc. (attached as Annex A to the proxy statement/prospectus contained in this registration statement*)

3.1	Second Amended and Restated Articles of Incorporation of First Interstate BancSystem, Inc. (incorporated by reference to Exhibit 3.1 to First Interstate’s Quarterly Report on Form 10-Q filed on August 9, 2017 (File No. 001-34653))

Exhibits

3.2	Third Amended and Restated Bylaws of First Interstate BancSystem, Inc. (incorporated by reference to Exhibit 3.1 to First Interstate’s Quarterly Report on Form 10-Q filed on August 9, 2017 (File No. 001-34653))

5.1	Opinion of Kirk D. Jensen as to the legality of the securities being issued (1)

8.1	Opinion of Luse Gorman, PC as to certain tax matters

8.2	Opinion of Witherspoon Kelley as to certain tax matters

10.1	Form of Northwest Voting Agreement (incorporated by reference to Exhibit A of the Agreement and Plan of Merger, dated April 25, 2018, filed as Exhibit 2.1 to First Interstate’s Current Report on Form 8-K filed on April 25, 2018 (File No. 001-34653))

21	Subsidiaries of First Interstate BancSystem, Inc. (incorporated by reference to Exhibit 21.1 to First Interstate’s Annual Report on Form 10-K filed on February 28, 2018 (File No. 001-34653))

23.1	Consent of RSM US LLP

23.2	Consent of Kirk D. Jensen (set forth in Exhibit 5.1) (1)

23.3	Consent of Luse Gorman, PC (set forth in Exhibit 8.1)

23.4	Consent of Witherspoon Kelley (set forth in Exhibit 8.2)

24	Power of attorney (set forth on the signature pages to this registration statement) (1)

99.1	Form of proxy card of Northwest (1)

99.2	Consent of D.A. Davidson & Co.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. First Interstate BancSystem, Inc. agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.
(1)	Previously filed.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(6)	That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(8)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.
(9)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billings, State of Montana, on July 2, 2018.

FIRST INTERSTATE BANCSYSTEM, INC.

By:	/s/ Kevin P. Riley
Kevin P. Riley
President, Chief Executive Officer and Director
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Kevin P. Riley Kevin P. Riley	President, Chief Executive Officer and Director (Principal Executive Officer)	July 2, 2018

/s/ Marcy D. Mutch Marcy D. Mutch	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 2, 2018

* James R. Scott	Chairman of the Board

* Steven J. Corning	Director

* Dana L. Crandall	Director

* William B. Ebzery	Director

* Charles E. Hart, M.D., M.S.	Director

* Jon M. Heyneman, Jr.	Director

* David L. Jahnke	Director

* Dennis L. Johnson	Director

Signatures	Title	Date

* Ross E. Leckie	Director

* Patricia L. Moss	Director

* James R. Scott, Jr.	Director

* Jonathan R. Scott	Director

* Teresa A. Taylor	Director

Peter I. Wold	Director

*	Pursuant to a Power of Attorney contained in the signature page to the Registration Statement on Form S-4 of First Interstate BancSystem filed on June 8, 2018.

By:	/s/ Kevin P. Riley	July 2, 2018
Kevin P. Riley
Attorney-in-fact

By:	/s/ Marcy D. Mutch	July 2, 2018
Marcy D. Mutch
Attorney-in-fact